As filed with the Securities and Exchange Commission November 14, 2007
                                                                                                                         Registration No. 333-140296

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

E.DIGITAL CORPORATION
(Name of small business issuer in its charter)

Delaware	33- 0591385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(858) 304-3016
(Address and telephone number of principal executive offices and principal place of business)

William Blakeley, President
e.Digital Corporation
16770 West Bernardo Drive
San Diego, California 92127
(858) 304-3016
(Name, address and telephone number of agent for service)

Copy to:
Curt C. Barwick, Esq.
McConnell, Dunning & Barwick LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
(949) 900-4400
Counsel for the Company

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
Title of Each Class of	Amount to		Offering Price	Aggregate	Registration
Securities to be Registered	be Registered		Per Unit (2)	Offering Price (2)	Fee (3)
Common Stock, $.001 par value	22,866,666 Shares	(1)	$0.1725	$3,944,500	$422

(1) Includes the registration of (i) 7,866,666 shares of common stock issued to Fusion Capital Fund II, LLC pursuant to the terms of a January 2007 common stock purchase agreement, (ii) 15,000,000 shares of common stock issuable to Fusion Capital Fund II, LLC from time-to-time pursuant to the terms of January 2007 common stock purchase agreement and (iii) such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) This figure is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the common stock on January 26, 2007, as reported by the OTC Bulletin Board, was $0.1725.

(3) Previously paid.

The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2007

PROSPECTUS

22,866,666 Shares

E.DIGITAL CORPORATION

Common Stock

This prospectus relates to the sale of up to 22,866,666 shares of e.Digital Corporation common stock which may be offered and sold from time to time by Fusion Capital Fund II, LLC (“Fusion Capital”). Fusion Capital is sometimes referred to in this prospectus as the selling stockholder. e.Digital Corporation will not receive any of the proceeds from the sale of shares by the selling stockholder. More information is provided in the section entitled “The Selling Stockholder.”

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted in the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol “EDIG.” The closing sale price of the common stock, as reported on the National Association of Securities Dealers OTC Electronic Bulletin Board System on November 12, 2007, was $0.165 per share.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. More information is provided in the section entitled “Plan of Distribution.”

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See “Risk Factors,” Beginning on Page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 The date of this prospectus is November __, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	6
USE OF PROCEEDS	13
THE FUSION TRANSACTION	13
THE SELLING STOCKHOLDER	17
PLAN OF DISTRIBUTION	18
MARKET FOR COMMON STOCK	19
DIVIDEND POLICY	19
SELECTED FINANCIAL INFORMATION AND OTHER DATA	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
BUSINESS	34
LEGAL PROCEEDINGS	42
DESCRIPTION OF PROPERTY	43
MANAGEMENT	44
EXECUTIVE COMPENSATION	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	53
DESCRIPTION OF SECURITIES	55
LEGAL MATTERS	58
EXPERTS	58
WHERE YOU CAN GET MORE INFORMATION	58
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	59
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, especially the risks of investing in our common stock discussed under the caption “Risk Factors” and our financial statements and notes thereto appearing elsewhere in this prospectus.

The Company

The following discussion contains certain forward-looking statements. Actual results could differ materially. See “Risk Factors - Important Factors Related to Forward-Looking Statements and Associated Risks.”

General

e.Digital Corporation is a holding company that operates through our wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We have innovated a proprietary secure digital video/audio technology platform (“DVAP”) that can be applied to produce complex portable electronic products. In 2003 our DVAP was applied to an in-flight entertainment (“IFE”) device, the digEplayer(TM), for one customer. In February 2006 we introduced a new and improved DVAP device, the eVU™ mobile entertainment device targeted at the IFE and additional markets. We commenced eVU customer trials in the late 2006 and commercial shipments to customers in the third quarter of fiscal 2007.

We believe we are the leading producer of dedicated portable IFE products delivering over 14,000 units since 2003 for airline use. Our latest model, eVU, features sharp images on a 7” or 8” high resolution LCD screen, a 40 GB to 200 GB of rugged and reliable storage, high audio fidelity, dual stereo headphone jacks, optional embedded credit card reader/processor, optional touch screen capabilities, a full feature graphical user interface, patent-pending hardware security technology, and 20 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for target markets or select customers.

We also believe that we have a potentially important portfolio of patents (Flash-R™ patent portfolio) related to the use of flash memory in portable devices and we are actively engaged in a strategy to monetize our patent portfolio. In June 2006 we engaged an intellectual property consultant to investigate, document and develop the portfolio and to liaison with outside legal counsel. In March 2007 we selected and engaged the international legal firm Duane Morris LLP to handle certain patent enforcement matters on a contingent fee basis. We, and our advisors, have performed certain due diligence on our patents and we believe we have strong intellectual property rights that can be licensed. During the first quarter of fiscal 2008 we were engaged in supporting the technical and legal development of the patent portfolio. In October 2007 we announced that our company had commenced enforcement action with respect to our patent portfolio. We expect to bring additional patent enforcement actions in the current fiscal year.

Our strategy is to market our eVU products and services to a growing base of U.S. and international companies in the airline, healthcare, military, and other travel and leisure industries which desire to market eVU to consumers at their facilities. We employ both direct sales to customers and sales through value added distributors (VARs) that provide marketing, logistic and/or content services to customers.

Our revenue is derived from the sale and lease of DVAP products and accessories to customers, warranty and technical support services and content fees and related services. We also expect that we can obtain license revenue in the future from our flash memory patent portfolio.

Our business and technology is high risk in nature. There can be no assurance we can achieve sufficient eVU revenues to become profitable or produce future revenues from our patent portfolio or from new products or services. We continue to be subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, there is no guarantee that we can or will report operating profits in the future.

Our company, then known as Norris Communications, was incorporated in the Province of British Columbia, Canada on February 11, 1988 and on November 22, 1994 changed its domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, the stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 16770 West Bernardo Drive, San Diego, California 92127 and our telephone number is (858) 304-3016. Our Internet site is located at www.edigital.com. Information contained in our Internet site is not part of this prospectus.

Recent Developments

The following are recent developments since March 31, 2007:

•	We announced new eVU product business with Lufthansa, Malaysian Airlines, Air France and Alitalia and continued business with VAR Mezzo.

•
We announced our eVU-ER™, an improved dedicated portable inflight player featuring a new power management technology providing an industry-leading 20+ hours of continuous video playback from a single battery. eVU is available in either a 7" or 8" high resolution LCD screen with 40 GB to 200 GB of rugged and reliable storage.

•
We employed $750,000 of working capital financing obtained in March 2007 to support a Malaysian Airlines order and provide working capital. In late September 2007 we paid $100,000 and extended the due date of the financing to December 23, 2007.

•	In October 2007 we announced that we have commenced enforcement actions of our Flash-R™ patent portfolio.

The Offering

Fusion Capital, the selling stockholder under this prospectus, is offering for sale up to 22,866,666 shares of our common stock hereto. On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.5 million from time to time over a 25 month period. In January 2007, we sold 4,166,666 shares of common stock to Fusion Capital under the agreement at a purchase price of $0.12 per share for total proceeds of $500,000. Subsequent thereto and through November 1, 2007, we have sold an additional 3,579,716 of shares of common stock to Fusion Capital under the agreement for additional proceeds of $640,000. Under the terms of the agreement, Fusion Capital has received a commitment fee consisting of 3,500,000 shares and an expense reimbursement of 200,000 shares of our common stock. We have authorized up to 19,166,666 additional shares of our common stock for sale to Fusion Capital under the agreement. As of November 1, 2007, there were 247,785,447 shares outstanding (244,123,447 shares held by non-affiliates). This amount includes the 3,500,000 shares that we issued to Fusion Capital as a commitment fee, 200,000 shares that we issued to Fusion Capital as an expense reimbursement, and 7,746,382 shares that we have sold to Fusion Capital under the agreement as of the date hereof, but excludes the 11,420,284 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 19,166,666 shares offered hereby were issued and outstanding as of the date hereof, the 19,166,666 shares would represent 7.4% of the total common stock outstanding or 7.5% of the non-affiliates shares outstanding as of the date hereof. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement.

We do not have the right to make any additional sales of our shares to Fusion Capital until the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part of. The registration statement was declared effective on February 9, 2007. After this declaration of effectiveness, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $80,000 and $1.0 million depending on certain conditions.

After this declaration of effectiveness, we have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right, nor the obligation, to purchase any shares of our common stock on any business day that the price of our common stock is below $0.08. The agreement may be terminated by us at any time at our discretion without any cost to us.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

RISK FACTORS

An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the risks described below. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Financial Risks

We Have a History of Losses and May Incur Future Losses. We have incurred significant operating losses in prior fiscal years and as of the fiscal period ended and September 30, 2007 we had an accumulated deficit of $81 million. We had losses of approximately $3.1 million, $3.1 million and $2.4 million in fiscal years 2007, 2006 and 2005, respectively and $751,146 for the six months ended September 30, 2007. To date, we have not achieved profitability and given the level of operating expenditures and the uncertainty of revenues and margins, we will continue to incur losses and negative cash flows in future periods. The failure to obtain sufficient revenues and margins to support operating expenses could harm our business.

Unless We Obtain Adequate Financing and Increase Our Revenues We May Be Unable to Continue as a Going Concern. We have experienced substantial reduction in cash, projected revenues and increased costs that adversely affected our results of operations and cash flows. Our company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing losses from operations and cash flow deficits, (ii) material net losses and cash flow deficits from operations during fiscal year 2008 to date, during fiscal 2007 and in prior years and (iii) the possibility that we may be unable to meet our debts as they come due, raise substantial doubt about our ability to continue as a going concern. Our company’s ability to continue as a going concern is dependent upon our ability to obtain adequate financing and achieve a level of revenues, adequate to support our capital and operating requirements, as to which no assurance can be given. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence. Our auditors have included in their report an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern.

We Need to Obtain Additional Financing to Continue Operating our Business. We had an operating cash flow deficit of $812,749 for the first six months of fiscal 2008 and $2.5 million for the year ended March 31, 2007. We believe that cash on hand and proceeds from existing development and production contracts and product sales, are not sufficient to meet cash requirements for the next twelve months. We anticipate the need to raise additional funds to:

•	Finance working capital requirements
•	Pay for increased operating expenses or shortfalls in anticipated revenues

•	Fund research and development costs
•	Develop new technology, products or services
•	Respond to competitive pressures
•	Support strategic and industry relationships
•	Fund the production and marketing of our products and services
•	Meet our debt obligations as they become due

We cannot guarantee that the common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”) will be sufficient or available to fund our ongoing operations. We only have the right to receive $80,000 every four business days under the agreement with Fusion Capital unless our stock price equals or exceeds $0.10, in which case we can sell greater amounts to Fusion Capital as the price of our common stock increases. Fusion Capital does not have the right, nor the obligation, to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.08. We registered 19,166,666 shares for sale by Fusion Capital from time to time. We sold 4,166,666 shares to Fusion Capital in January 2007 for proceeds of $500,000 and an additional 3,579,716 shares through September 30, 2007 for additional proceeds of $640,000. Accordingly, the selling price of the common stock that may be sold to Fusion in the balance of fiscal 2008 and to the term of the common stock purchase agreement will have to average at least $0.64 per share for us to receive the maximum remaining proceeds of $7.36 million. Assuming a purchase price of $0.184 per share (the closing sale price of the common stock on September 30, 2007) and the purchase by Fusion of the remaining shares under the common stock purchase agreement at that date, proceeds to us would only be an additional $2.1 million.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products or services or the licensing of our intellectual property. Specifically, Fusion Capital does not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.08. If obtaining sufficient financing from Fusion Capital was to prove unavailable or prohibitively dilutive and if we are unable to raise additional funds through the sale of our products or services or the licensing of our intellectual property, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the sufficient financing under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans.

We cannot assure you that such additional financing will be available on terms favorable to us, or at all. If adequate funds are not available to us then we may not be able to continue operations or take advantage of opportunities. If we raise additional funds through the sale of equity, including common stock, the percentage ownership of our stockholders will be reduced.

We do not Anticipate Paying Dividends. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. An investment in our common stock, therefore, may be more suitable for an investor that is seeking capital appreciation rather than current yield and, as a consequence, may be more speculative. Accordingly, investors should not purchase our common stock with an expectation of receiving regular dividends.

We Expect Our Operating Results to Fluctuate Significantly - Our quarterly and annual operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors, including the following:

•	Unpredictable demand and pricing for our contract development services
•	Market acceptance of our business customers’ products by end users
•	Uncertainties with respect to future customer product orders, their timing and the margins to be received, if any
•	Fluctuations in operating costs
•	Changes in research and development costs
•	Changes in general economic conditions
•	Changes in technology
•	Short product lifecycles

We May Experience Product Delays, Cost Overruns and Errors Which Could Adversely Affect our Operating Performance and Ability to Remain Competitive. We have experienced development delays and cost overruns associated with contract development services in the past. We may experience additional delays and cost overruns on current projects or future projects. Future delays and cost overruns could adversely affect our financial results and could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our technology, the results of our contract services and the products produced for our customers could contain errors that could cause delays, order cancellations, contract terminations, adverse publicity, reduced market acceptance of products, or lawsuits by our customers or others who have acquired our products, including customers branded products.

Risks Related to Sales, Marketing and Competition

We May Be Unable to Successfully Compete in the Electronic Products Market Which is Highly Competitive and Subject to Rapid Technological Change. We compete in the market for electronics products which is intensely competitive and subject to rapid technological change. The market is also impacted by evolving industry standards, rapid price changes and rapid product obsolescence. Our competitors include a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources. Our current competitors or new market entrants could introduce new or enhanced technologies or products with features that render the company’s technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. Our ability to compete successfully will depend in large measure on our ability to maintain our capabilities in connection with upgrading products and quality control procedures and to adapt to technological changes and advances in the industry. Competition could result in price reductions, reduced margins, and loss of contracts, any of which could harm our business. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully enhance our products or develop new products that are compatible with the products of the electronics industry.

We Rely on a Limited Number of Customers for Revenue. Historically, a substantial portion of our revenues has been derived primarily from a limited number of customers. Three customers accounted for 87% of our revenues for the six months ended September 30, 2007 and two customers accounted for 92% of revenues in the year ended March 31, 2007. The failure to receive orders for and produce products or a decline in the economic prospects of our customers or the products we may produce for sale may have a material adverse effect on our operations. See “Prospectus Summary - Recent Developments.

Customer Litigation. In May 2006, the company and certain of its officers were sued by former customer digEcor. We are unable to determine at this time the impact this litigation and matter may have on our financial position or results of operations. An adverse ruling by the court could have a material adverse effect on our financial position and results of operations. See “Legal Proceedings.”

If We Are Unsuccessful in Achieving Market Acceptance of Our Products, It Could Harm Our Business. Sales and marketing strategy contemplates sales of developed products to the electronics and computer software market by our customers. The failure of our customers to penetrate their projected markets would have a material adverse effect upon our operations and prospects. Market acceptance of our products and those of our customers will depend in part upon our ability to demonstrate and maintain the advantages of our technology over competing products.

We Have Limited Marketing Capabilities and Resources Which Makes It Difficult For Us to Create Awareness of and Demand for Our Products and Technology. We have limited marketing capabilities and resources and are primarily dependent upon in-house executives for the marketing of our products, as well as our licensing business. Selling products and attracting new business customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for our technology. We cannot assure that our marketing efforts will be successful or result in future development contracts or other revenues.

The Success of Our Business Depends on Emerging Markets and New Products.  In order for demand for our technology, services and products to grow, the markets for portable digital devices, such as digital recorders and digital video/music players and other portable consumer devices must develop and grow. If sales for these products do not grow, our revenues could decline. To remain competitive, we intend to develop new applications for our technology and develop new technology and products. If new applications or target markets fail to develop, or if our technology, services and products are not accepted by the market, our business, financial condition and results of operations could suffer.

Development of New or Improved Products, Processes or Technologies May Render Our Technology Obsolete and Hurt Our Business. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render our technology and developed products obsolete or less competitive. We will be required to devote substantial efforts and financial resources to enhance our existing products and methods of manufacture and to develop new products and methods. There can be no assurance we will succeed with these efforts. Moreover, there can be no assurance that other products will not be developed which may render our technology and products obsolete.

Risks Related to Operations

We Depend On a Limited Number of Contract Manufacturers and Suppliers and Our Business Will Be Harmed By Any Interruption of Supply or Failure of Performance. We rely on one major supplier for manufacturing our in-flight entertainment, eVU product. We depend on our contract manufacturer to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, our business, financial condition and operating results may be materially and adversely affected. Any failure in performance by our manufacturer for any reason could have a material adverse affect on our business. Production and pricing by such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of our manufacturer to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future. See “Prospectus Summary - Recent Developments.”

If We Lose Key Personnel or Are Unable to Attract and Retain Additional Highly Skilled Personnel Required For the Expansion of Our Activities Our Business Will Suffer. Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our strategy. The loss of the services of any of our senior level management, or certain other key employees, may harm our business. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Because Some of Our Management are Part-Time and Have Certain Conflicts of Interest, Our Business Could Be Harmed. Our Senior Vice President, Robert Putnam, also performs investor relations for American Technology Corporation. As a result of his involvement with American Technology Corporation, Mr. Putnam has in the past, and is expected in the future to devote a substantial portion of his time to other endeavors and only part-time services to e.Digital. Certain conflicts of interest now exist and will continue to exist between e.Digital and Mr. Putnam due to the fact that he has other employment or business interests to which he devotes some attention and he is expected to continue to do so. It is conceivable that the respective areas of interest of e.Digital and American Technology Corporation could overlap or conflict.

Risks Related to our Patent Enforcement Strategy

Enforcement of Our Patented Technologies is Untested and We Face Uncertain Revenue Prospects or Market Value. Our portfolio of flash memory patents and technologies have yet to be licensed nor have they been the subject of any patent enforcement litigation. The licensing demand for our patent portfolio is untested and is subject to fluctuation based upon the rate at which target infringers agree to pay royalties or settle enforcement actions, if any. There can be no assurance of revenues from our strategy of enforcing our flash memory patent portfolio.

Our Fee Arrangement with Patent Enforcement Counsel Subjects Us to Certain Risks and Substantial Costs and Fees Could Limit Our Net Proceeds From Any Successful Patent Enforcement Actions. Our agreement for legal services and a contingent fee arrangement with Duane Morris LLP provides that Duane Morris is our exclusive legal counsel in connection with the assertion of our flash memory related patents against infringers (“Patent Enforcement Matters’). Duane Morris is advancing certain costs and expenses including travel expenses, court costs and expert fees. We have agreed to pay Duane Morris a fee equal to 40% of any license or litigation recovery related to Patent Enforcement Matters, after recovery of expenses, and 50% of recovery if appeal is necessary. We are not in control of the timing, costs and fees, which could be substantial and could limit our share of proceeds, if any, from future patent enforcement actions. There can be no assurance Duane Morris will diligently and timely pursue patent enforcement actions on our behalf. In the event we are acquired or sold or we elect to sell the covered patents or upon certain other corporate events or in the event we terminate the agreement with Duane Morris for any reason, then Duane Morris shall be entitled to collect accrued costs and a fee equal to three times overall time and expenses and a fee of 15% of a good faith estimate of the overall value of the covered patents. We have provided Duane Morris a lien and a security interest in the covered patents to secure this obligation. Should any of the aforementioned events occur, the fees and costs owed to Duane Morris could be substantial and limit our revenues.

New Legislation, Regulations or Rules Related to Enforcing Patents Could Significantly Decrease Our Prospect for Revenue and Increase the Time and Costs Associated with Patent Enforcement.  If new legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our revenue prospects and increase the costs of enforcement. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact revenue derived from such enforcement actions. While we are not aware that any such changes are likely to occur in the foreseeable future that impact our current patens, we cannot assure that such changes will not occur.

Should Litigation Be Required to Enforce Our Patents, Trial Judges and Juries Often Find It Difficult to Understand Complex Patent Enforcement Litigation, and as a Result, We May Need to Appeal Adverse Decisions By Lower Courts In Order to Successfully Enforce Our Patents. It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we intend to diligently pursue enforcement litigation if necessary to monetize our patents, we cannot predict with significant reliability the decisions made by juries and trial courts.

Federal Courts are Becoming More Crowded, and as a Result, Patent Enforcement Litigation is Taking Longer. Any patent enforcement actions we may be required to take to monetize our patents will most likely be prosecuted in federal court. Federal trial courts that hear patent enforcement actions also hear other cases that may take priority over any actions we may take. As a result, it is difficult to predict the length of time it will take to complete any enforcement actions.

As Patent Enforcement Litigation Becomes More Prevalent, It May Become More Difficult for Us to Voluntarily License Our Patents. We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents to major electronic firms. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license our patents or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

Risks Related to Intellectual Property and Government Regulation

Failing to Protect Our Proprietary Rights to Our Technology Could Harm Our Ability to Compete, as well as Our Results of Our Operations. Our success and ability to compete substantially depends on our internally developed software, technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. Patent applications or trademark registrations may not be approved. Even when they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms or at all. We generally enter into confidentiality or license agreements with our employees, consultants and strategic and industry partners, and generally control access to and distribution of our software, technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We have licensed, and we may license in the future, certain proprietary rights to third parties. While we attempt to ensure that our business partners maintain the quality of our brand, they may take actions that could impair the value of our proprietary rights or our reputation. In addition, these business partners may not take the same steps we have taken to prevent misappropriation of our solutions or technologies.

We May Face Intellectual Property Infringement Claims That May Be Difficult to Defend and Costly to Resolve, Which Could Harm Our Business. Although we do not believe we infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. In addition, we are obligated under certain agreements to indemnify the other party for claims that we infringe on the proprietary rights of third parties. If we are required to indemnify parties under these agreements, our business could be harmed. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to this intellectual property. We may not be able to obtain licenses on commercially reasonable terms, or at all. The failure to obtain the necessary licenses or other rights may harm our business.

Risks Related to Government Regulation, Content and Intellectual Property Government Regulation May Subject Us to Liability and Require Us to Change the Way We Do Business. Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, copyright law, proposed encryption laws, content regulation and import/export regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. We are also subject to regulations for portable electronic devices in various countries and for the emissions of such devices in aircraft. Failure to comply with these many regulations could harm our business or require us to repurchase products from customers.

The WEEE and RoHS Directives in Europe May Impact the Cost of Our Products and/or Our Ability to Sell products in Europe. The European Union (EU) has finalized the Waste Electrical and Electronic (WEEE) directive, which regulates the collection, recovery and recycling of waste from electrical and electronic products, and the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) directive, which bans the use of certain hazardous materials including lead, mercury, cadmium, chromium and halogenated flame-retardants. In order to comply with the WEEE directive, we will be required to contribute to the cost of collection, treatment, disposal and recycling of past and future covered products. In order to comply with the RoHS directive, we may need to substantially alter product designs and/or find alternate suppliers for critical components used in those products. Because detailed regulations on practices and procedures related to WEEE and RoHS are evolving in member states and because we have yet to assess fully the ramifications to our products, we are presently unable to estimate the amount of any costs that we may incur in order to comply with WEEE and RoHS. Failure to achieve compliance with the RoHS directive prior to the required implementation date would adversely impact our ability to sell products in EU member states that have begun enforcement of the directive.

We May Incur Liability from Our Requirement to Indemnify Certain Customers Regarding Current Litigation and Certain Intellectual Property Matters. Our contracts with major airlines are subject to future performance by us and product warranties and intellectual property indemnifications including certain remedies, ranging from modification to product substitution or refund. We are also required to provide similar indemnification for adverse consequences of the litigation described below in “Legal Proceedings.” Should our products be deemed to infringe on the intellectual property of others the costs of modification, substitution or refund could be material and could harm our business and adversely impact our operations.

Failure to Achieve and Maintain Effective Internal Controls in accordance with Section 404 of the Sarbanes-Oxley Act Could Have a Material Adverse Effect On Our Business. As a public company, we will be required to document and test our internal financial control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors that both addresses management’s assessments and provides for the independent auditor’s assessment of the effectiveness of our internal controls. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404, and we may also identify inaccuracies or deficiencies in our financial reporting that could require revisions to or restatement of prior period results. Testing and maintaining internal controls also will involve significant costs and can divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404, and our independent auditors may not be able or willing to issue a favorable assessment of our conclusions. Failure to achieve and maintain an effective internal control environment could harm our operating results and could cause us to fail to meet our reporting obligations and could require that we restate our financial statements for prior periods, any of which could cause investors to lose confidence in our reported financial information and cause a decline, which could be material, in the trading price of our common stock.

Risks Related to Trading in Our Common Stock

The Sale of our Common Stock to Fusion Capital May Cause Dilution and the Sale of the Shares of Common Stock Acquired by Fusion Capital Could Cause the Price of our Common Stock to Decline. In connection with entering into the common stock purchase agreement, we authorized the sale to Fusion Capital of up to 19,166,666 shares of our common stock. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement. The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All of the 19,166,666 shares in the offering are expected to be freely tradable. It is anticipated that the shares registered will be sold over the next 16 months. Depending upon market liquidity at the time, a sale of shares under the offering at any given time could cause the trading price of our common stock to decline. Fusion Capital may ultimately purchase all, some or none of the 11,420,284 shares of common stock not issued at September 30, 2007. After it has acquired the shares, it may sell all, some or none of the shares. Therefore, sales to Fusion Capital by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the common stock purchase agreement may be terminated by us at any time at our discretion without any cost to us.

Investing in a Technology Stock (Such as Ours) May Involve Greater Risk Than Other Investments Due to Market Conditions, Stock Price Volatility and Other Factors. The trading price of our common stock has been subject to significant fluctuations to date, and will likely be subject to wide fluctuations in the future due to:

•	Quarter-to-quarter variations in operating results
•	Announcements of technological innovations by us, our customers or competitors
•	New products or significant design achievements by us or our competitors
•	General conditions in the markets for the our products or in the electronics industry
•	The price and availability of products and components
•	Changes in operating factors including delays of shipments, orders or cancellations
•	General financial market conditions
•	Market conditions for technology stocks
•	Litigation or changes in operating results or estimates by analysts or others
•	Or other events or factors

In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

We do not endorse and accept any responsibility for the estimates or recommendations issued by stock research analysts or others from time to time or comments on any electronic chat boards. The public stock markets in general, and technology stocks in particular, have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock in the future.

Low-Price Stocks and Stocks Traded on the OTC Electronic Bulletin Board are Subject to Special Regulations and may have Increased Risk. Our shares of common stock are traded on the OTC Electronic Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. (“NASD”). Securities traded on the OTC Electronic Bulletin Board are, for the most part, thinly traded and are subject to special regulations not imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. Sales of substantial amounts of our outstanding common stock in the public market could materially adversely affect the market price of our common stock. To date, the price of our common stock has been extremely volatile with the sale price fluctuating from a low of $0.15 to a high of $0.285 in the last twelve months. In addition, our common stock is subject to Rules 15g-1-15g-6 promulgated under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may affect the ability of investors to sell their securities in the secondary market. The Securities and Exchange Commission has also adopted regulations which define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock in the account and information on the limited market in penny stocks.

Important Factors Related to Forward-Looking Statements and Associated Risks. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include our plans and objectives of management for future operations, including plans and objectives relating to the products and our future economic performance. The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that we will design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer and electronic markets will not change materially or adversely, that the computer and electronic markets will continue to experience growth, that demand for the our products will increase, that we will obtain and/or retain existing development partners and key management personnel, that future inventory risks due to shifts in market demand will be minimized, that our forecasts will accurately anticipate market demand and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, our business and operations are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause our net sales or net income (or loss), or our growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $8.5 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds that we have or will receive from Fusion Capital under the common stock purchase agreement will be used for working capital and general corporate purposes.

THE FUSION TRANSACTION

General

On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.5 million from time to time over a 25 month period. In January 2007, we sold 4,166,666 shares of common stock to Fusion Capital under the agreement at a purchase price of $0.12 per share for total proceeds of $500,000. Subsequent thereto and through November 1, 2007, we have sold an additional 3,579,716 of shares of common stock to Fusion Capital under the agreement for total proceeds of $640,000. Under the terms of the agreement, Fusion Capital has received a commitment fee consisting of 3,500,000 shares and an expense reimbursement of 200,000 shares of our common stock. We have authorized up to 19,166,666 additional shares of our common stock for sale to Fusion Capital under the agreement. As of November 1, 2007, there were 247,785,447 shares outstanding (244,123,447 shares held by non-affiliates). This amount includes the 3,500,000 shares that we issued to Fusion Capital as a commitment fee, 200,000 shares that we issued to Fusion Capital as an expense reimbursement, and 7,746,382 shares that we have sold to Fusion Capital under the agreement as of the date hereof, but excludes the 11,420,284 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 19,166,666 shares offered hereby were issued and outstanding as of the date hereof, the 19,166,666 shares would represent 7.4% of the total common stock outstanding or 7.5% of the non-affiliates shares outstanding as of the date hereof. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement.

We do not have the right to make any additional sales of our shares to Fusion Capital until the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part of. The registration statement was declared effective on February 9, 2007. After this declaration of effectiveness, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $80,000 and $1.0 million depending on certain conditions. After this declaration of effectiveness, we have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.08. The agreement may be terminated by us at any time at our discretion without any cost to us.

Purchase of Shares Under the Common Stock Purchase Agreement

Under the common stock purchase agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $80,000 of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or
•	the average of the three lowest closing sale prices of our common stock during the 12 consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion; no sooner then every four business days.

Our Right to Increase the Amount to be Purchased

In addition to purchases of up to $80,000 from time to time, we also may from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $100,000, provided that our share price is not below $0.10 during the three business days prior to and on the purchase date. We may increase this amount to up to $250,000 if our share price is not below $0.20 during the three business days prior to and on the purchase date. This amount also may be increased to up to $500,000 if our share price is not below $0.40 during the three business days prior to and on the purchase date. This amount also may be increased to up to $1.0 million if our share price is not below $0.80 during the three business days prior to and on the purchase date. We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least three business days must have passed since the most recent large purchase was completed. The price at which our common stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the lowest purchase price (as described above) during the previous ten business days prior to the purchase date.

Minimum Purchase Price

Under the common stock purchase agreement, we have set a minimum purchase price (“floor price”) of $0.08. However, Fusion Capital shall not have the right, nor the obligation, to purchase any shares of our common stock in the event that the purchase price would be less the floor price. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.08.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to our company upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive business days;
•
the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent’s failure for five business days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;
•
any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or
•	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement without any cost to us.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement, Fusion Capital has received a commitment fee consisting of 3,500,000 shares of our common stock. Generally, unless an event of default occurs, Fusion Capital must own at least 3,500,000 shares of our common stock until 25 months from the date of the agreement or until the agreement is terminated.

Effect of Performance of the Common Stock Purchase Agreement on Our Stockholders

All 22,866,666 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 16 months from the date of this prospectus. The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Fusion Capital has purchased 7,746,382 shares of our common stock and may ultimately purchase all, some or none of the 11,420,284 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the common stock purchase agreement, we authorized the sale to Fusion Capital of up to 19,166,666 shares of our common stock. As of November 1, 2007, we have sold 7,746,382 shares of our common stock to Fusion Capital under the common stock purchase agreement for proceeds of $1,140,000. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of additional shares purchased by Fusion Capital under the agreement. The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of up to 11,420,284 shares that may be sold to Fusion capital from time to time at varying purchase prices together with the $1,140,000 already received from the sale of 7,746,382 shares under the common stock purchase agreement:

Assumed Average Purchase Price	Number of Additional Shares to be Issued if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance of the Shares Purchased and to be Purchased by Fusion Capital(1)	Proceeds from the Sale of Shares to Fusion Capital Under the Common Stock Purchase Agreement
$0.08	11,420,284	7.4%	$2,053,623
$0.10	11,420,284	7.4%	$2,282,028
$0.165(2)	11,420,284	7.4%	$3,024,347
$0.25	11,420,284	7.4%	$3,995,071
$0.50	11,420,284	7.4%	$6,850,142
$0.75	9,813,333	6.8%	8,500,000

1
Based on 247,785,447 shares outstanding as of November 1, 2007. Includes the 7,746,382 shares purchased by Fusion Capital under the agreement and the number of shares issuable under the agreement at the corresponding assumed purchase price set forth in the adjacent column.

2	Closing sale price of our shares on November 12, 2007.

THE SELLING STOCKHOLDER

The following table sets forth the selling stockholder, and the number of shares of common stock owned beneficially by them as of January 26, 2007 which may be offered pursuant to this prospectus. This information is based upon information provided to us by the selling stockholder. Because the selling stockholder may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after such offering can be provided. The term “selling stockholder” includes the stockholder listed below and its transferees, pledgees, donees or other successors. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us during the past three years.

Selling stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC (1) (2)	7,866,666	3.2%	22,866,666	0%

1
As of the January 26, 2007, 7,866,666 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement. Subsequently, Fusion Capital has acquired 3,579,716 shares of common stock and may acquire up to an additional 11,420,284 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 247,785,447 shares of common stock outstanding as of November 1 ,2007, together with such additional 11,420,284 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof.

2
Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder , broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Fusion Capital.

MARKET FOR COMMON STOCK

Our common stock trades in the over-the-counter market on the OTC Electronic Bulletin Board. The following table sets forth, for the periods indicated, the high and low closing bid prices for our common stock, as reported by the National Quotation

Bureau, for the quarters presented. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns, and commissions.

	High	Low
Fiscal year ended March 31, 2006
First quarter	$0.22	$0.15
Second quarter	$0.16	$0.10
Third quarter	$0.11	$0.07
Fourth quarter	$0.19	$0.07

Fiscal year ended March 31, 2007
First quarter	$0.16	$0.09
Second quarter	$0.21	$0.12
Third quarter	$0.20	$0.15
Fourth quarter	$0.28	$0.16

Fiscal year ended March 31, 2008
First quarter	$0.23	$0.17
Second quarter	$0.23	$0.16

At November 1, 2007 there were 247,785,447 shares of common stock outstanding and approximately 2,885 stockholders of record.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so. We intend to retain any future earnings to support the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the board of directors.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

Selected Consolidated Financial Information

The following table sets forth selected consolidated financial information for the five years ended March 31, 2007. This financial information is derived from, and should be read in conjunction with, the more detailed audited consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See “Financial Statements.”

Selected Consolidated Financial Data
(In thousands, expect per share data)

Statement of Operations Data	2007	2006	2005	2004	2003
Revenues	$1,815	$3,250	$4,252	$3,418	$2,597
Gross profit (loss)	1,025	114	997	689	(900)
Operating loss	(2,068)	(2,541)	(2,036)	(2,328)	(5,842)
Loss for the year	(3,129)	(3,107)	(2,417)	(2,516)	(6,666)
Loss attributable to common stockholders	(3,252)	(5,268)	(3,743)	(3,469)	(6,727)
Basic earnings per common share (1)	$(0.01)	$(0.03)	$(0.02)	$(0.02)	$(0.05)
Weighted average number of common and common equivalent shares outstanding	217,130	177,472	165,525	155,100	140,065

(1)	For information pertaining to the calculation of basic earnings (loss) per common shares, see Note 2 to the Consolidated Financial Statements elsewhere in this report.

Balance Sheet Data	2007	2006	2005	2004	2003
Total current assets	$1,092	$1,093	$1,847	$538	$715
Total current liabilities	2,440	3,610	3,337	1,634	2,022
Total assets	1,757	1,156	1,973	697	895
Long-term debt, less current maturities	754	-	897	837	748
Series D preferred stock	910	960	1,150	1,450	2,050
Series E preferred stock	-	-	-	862	-
Series EE preferred stock	-	250	1,250	-	-
Stockholders’ equity (deficit)	(1,437)	(2,454)	(2,261)	(1,774)	(1,874)

Selected Quarterly Financial Information

The following table sets forth unaudited income statement data for each of our last nine quarters. This unaudited quarterly financial information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and reflects all adjustments (consisting of normal recurring entries) which e.Digital Corporation considers necessary for a fair presentation of the information presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	6/30/2005	9/30/2005	12/31/2005	3/31/2006	FYE 2006
Revenues	$998,209	$1,990,139	$114,696	$147,447	$3,250,491
Gross Profit (Loss)	170,692	411,881	9,146	(477,748)	$113,971
Loss for the period	(647,276)	(382,625)	(656,486)	(1,420,294)	($3,106,681)
Operating Loss	(529,873)	(273,183)	(514,594)	(1,223,806)	($2,541,456)
Loss attributable to common	(690,376)	(425,210)	(699,072)	(3,453,669)	($5,268,327)
Basic earnings per common share	$(0.00)	$(0.00)	$(0.00)	$(0.02)	$(0.03)
Weighted average shares outstanding	175,208,630	175,260,786	175,260,876	184,440,251	177,472,037

	6/30/2006	9/30/2006	12/31/2006	3/31/2007	FYE 2007
Revenues	$21,105	$13,017	$1,302,312	$478,580	$1,815,014
Gross Profit	4,493	419	939,544	80,785	1,025,241
Loss for the period	(1,123,576)	(1,605,462)	(156,433)	(243,802)	(3,129,273)
Operating Loss	(683,685)	(878,706)	226,003	(731,884)	(2,068,272)
Loss attributable to common	(1,157,284)	(1,638,388)	(185,746)	(270,728)	(3,252,146)
Basic earnings per common share	$(0.01)	$(0.01)	($0.00)	($0.00)	($0.01)
Weighted average shares outstanding	200,431,000	205,997,409	220,870,444	242,537,926	217,130,347

	6/30/2007	9/30/2007	Six months ended 9/30/2007
Revenues	$1,304,634	$2,419,781	$3,724,415
Gross Profit	246,115	597,398	843,513
Loss for the period	(593,406)	(157,740)	(751,146)
Operating Loss	(505,294)	(90,532)	(595,826)
Loss attributable to common	(620,631)	(185,265)	(805,896)
Basic earnings per common share	$(0.00)	$(0.00)	($0.00)
Weighted average shares outstanding	244,411,088	246,361,041	245,391,392

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto and includes forward-looking statements with respect to the company’s future financial performance. Actual results may differ materially from those currently anticipated and from historical results depending upon a variety of factors, including those described elsewhere in this Prospectus and under the sub-heading, “Risk Factors - Important Factors Related to Forward-Looking Statements and Associated Risks.”

General

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We have innovated a proprietary secure digital video/audio technology platform (“DVAP”) that can be applied to produce complex portable electronic products. In 2003 our DVAP was applied to pioneer a portable in-flight entertainment (“IFE”) device, the digEplayer™, for one customer. In February 2006 we introduced a new and improved DVAP device, the eVU™ mobile entertainment device targeted at the IFE and additional markets. We commenced eVU customer trials in the late 2006 and commercial shipments to customers in the third quarter of fiscal 2007.

We believe we are the leading producer of dedicated portable IFE products delivering over 14,000 units since 2003 for airline use. Our latest model, eVU, features sharp images on a 7” or 8” high resolution LCD screen, a 40 GB to 200 GB of rugged and reliable storage, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, a full feature graphical user interface, patent-pending hardware security technology, and 20 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for target markets or select customers.

We also own an important portfolio of patents related to the use of flash memory in portable devices (our Flash-R™ portfolio) and we are actively engaged in a strategy to monetize our patent portfolio. We have an over 19 year record of innovation and significant investment in our intellectual property asset base which includes being the first company to employ and patent important aspects of the use of removable flash memory in portable recording devices. In June 2006 we engaged an intellectual property consultant to investigate, document and develop the portfolio and to liaison with outside legal counsel. In March 2007 we selected and engaged the international legal firm Duane Morris LLP to handle certain patent enforcement matters on a contingent fee basis. We, and our advisors, have performed certain due diligence on our patents and we believe we have strong intellectual property rights that can be licensed. During the second quarter of fiscal 2008 we commenced enforcement action with respect to our patent portfolio. We expect to bring additional patent enforcement actions during this fiscal year.

Our strategy is to market our eVU products and services to a growing base of U.S. and international companies in the airline, healthcare, military, and other travel and leisure industries which desire to market eVU to consumers at their facilities. We employ both direct sales to customers and sales through value added distributors (VARs) that provide marketing, logistic and/or content services to customers.

Our revenue is derived from the sale or lease of DVAP products and accessories to customers, warranty and technical support services and content fees and related services. We also are experienced and available to customize DVAP products for customers with special applications. We also expect that we can obtain revenue from our flash memory patent portfolio.

Our business and technology is high risk in nature. There can be no assurance we can achieve sufficient eVU revenues to become profitable or produce future revenues from our patent portfolio or from new products or services. We continue to be subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, there is no guarantee that we can or will report operating profits in the future.

Overall Performance and Trends

We have incurred significant operating losses and negative cash flow from operations in the current period and in each of the last three fiscal years and these losses have been material. We have an accumulated deficit of $81 million and a working capital deficit of $1,386,273 at September 30, 2007. We incurred an operating loss of $2.1 million, $2.5 million and $2.0 million in fiscal year 2007, 2006 and 2005, respectively, and have an accumulated deficit of $81.0 million at September 30, 2007.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining operations for the next twelve months and beyond. These steps include (a) expanding sales and marketing to new customers and new markets; (b) monetizing the flash memory-related patent portfolio; (c) controlling overhead and expenses; and (c) raising additional capital and/or obtaining financing. We may have access to up to $7.36 million of additional funding pursuant to a common stock purchase agreement with Fusion Capital. We obtained $640,000 of equity proceeds pursuant to this agreement during the first six months ended September 30, 2007. The availability of additional funding under the Fusion Capital agreement is subject to many conditions, some of which are predicated on events that are not within our control. There can be no assurance this capital resource will be available or be sufficient.

Although we have had limited resources and personnel to build our business, we are experiencing growing acceptance and success from our eVU product line. Last year our revenues were limited as we were transitioning from our prior product version to the new eVU that was introduced in the third quarter of last year. For the three months ended September 30, 2007 our revenues were $2,419,781 compared to only $13,017 during the comparable period of the prior year. Our revenues for the six months ended September 30, 2007 were $3,724,415 compared to $34,122 for the comparable prior period.

Sales to three customers accounted for 33%, 32% and 22% of our first six-month revenues and our results are dependent on the timing and quantity of eVU orders by a limited number of airline customers. We have not yet developed a sufficient customer base to provide a consistent order flow. The failure to obtain future eVU orders or delays of future orders could have a material impact on our operations. At of September 30, 2007 we had an order backlog of approximately $1.1 million for eVU units and accessories. We believe the majority of the backlog will ship to customers in the third and fourth quarters ending March 31, 2008. Backlog orders are subject to modification, cancellation or rescheduling by our customers. Future shipments may also be delayed due to production delays, component shortages and other production and delivery related issues. We expect our quarterly results will vary significantly due to the timing and amount of order deliveries and recent quarterly revenue results should not be relied on as a trend for future quarters due to the early nature of our eVU market development and penetration.

Our current year to date gross profit of $843,513 along with reduced operating expenses and other non-cash expenses has resulted in a significant reduction in net loss compared to the prior year. Our net loss decreased to $751,146 for the first six months of the current year from $2.7 million for the comparable period of the prior year ended September 30, 2006. Our net loss for the three months ended September 30, 2007 was $157,740. Due to the uncertainty of revenues and variability in margins and costs there is significant uncertainty regarding this trend to lower quarterly losses. Management’s goal is to expand business with existing customers and develop new customers to increase revenues while improving product margins and controlling operating costs to achieve future profitability.

We recently commenced enforcement actions of our Flash-R™ patent portfolio. Our international legal firm Duane Morris LLP is handling our patent enforcement matters on a contingent fee basis. It is too early to evaluate the likelihood of success or timing of results of our enforcement actions.

Our monthly cash operating costs have been on average approximately $250,000 per month for the period ending September 30, 2007. However, we may increase expenditure levels in future periods to support and expand our revenue opportunities and continue advanced product and technology research and development. Accordingly, our losses are expected to continue until such time as we are able to realize revenues and margins sufficient to cover our costs of operations. We may also face unanticipated technical or manufacturing obstacles and face warranty and other risks in our business. See Part II, Item 1A (Risk Factors) below.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to product returns, bad debts, inventory valuation, intangible assets, financing operations, warranty obligations, estimated costs to complete research contracts and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

We recognize product revenue upon shipment of a product to the customer, FOB shipping point, or upon acceptance by the customer depending on the specific contract terms, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and there are no resulting obligations. Research and development contract revenues on short-term projects or service revenue is recognized once the services or product has been delivered, the fee is fixed and determinable, collection of the resulting receivable is probable and there are no resulting obligations. If all of the service or product has been delivered and there is one element that is more than perfunctory to the services or product that has not been delivered, revenue will be recognized evenly over the remaining term of the undelivered element.

We enter into arrangements that include multiple elements such as hardware and content and other services. Revenue from these arrangements is allocated based on the fair value of each element. We defer revenue for any undelivered elements, and recognize revenue when the product is delivered or over the period in which the service is performed, in accordance with our revenue recognition policy for such element. If we cannot objectively determine the fair value of any undelivered element included in a multiple-element arrangement, revenue is deferred until all elements are delivered and/or services have been performed, or until we can objectively determine the fair value of all remaining undelivered elements.

Revenue from separately priced extended warranty or product replacement arrangements is deferred and recognized to income on a straight-line basis over the contract period. We evaluate these arrangements to determine if there are excess costs greater than future revenues to be recorded as a loss.

Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue as they are earned.

We record estimated reductions to revenue for anticipated product returns, discounts offered to our customers and volume-based incentives. If market conditions were to decline, we may take actions to increase the discounts offered for future sales, which will result in an incremental reduction of revenue at the time the discounts are offered.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We also review deposits with manufacturers and others for impairment and at March 31, 2006 considered $603,750 of deposits as impaired and recorded a corresponding expense. This amount was reversed in fiscal 2007 as we obtained recovery.

We value derivative instruments in accordance with the interpretative guidance of FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and associated pronouncements relate to the classification and measurement of warrants and instruments with embedded conversion features. We must make certain assumptions and estimates to value our derivative liabilities. Factors affecting these liabilities and values include changes in our stock price and other assumptions.

We establish a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. Factors affecting warranty reserve levels include the number of units sold and anticipated cost of warranty repairs and anticipated rates of warranty claims. We evaluate the adequacy of the provision for warranty costs each reporting period.

We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse. We have provided a full valuation reserve related to our substantial net deferred tax assets. In the future, if sufficient evidence of our ability to generate sufficient future taxable income in certain tax jurisdictions becomes apparent, we may be required to reduce our valuation allowances, resulting in income tax benefits in our consolidated statement of operations. We evaluate the realizability of the deferred tax assets and assess the need for valuation allowance quarterly. The utilization of the net operating loss carry forwards could be substantially limited due to restrictions imposed under federal and state laws upon a change in ownership.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, the tax benefit from uncertain tax positions may be recognized only if it is more likely than not that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of all relevant information. After initial adoption of FIN 48, deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities along with net operating loss and tax credit carryovers are recognized only for tax positions that meet the more likely than not recognition criteria. Additionally, recognition and derecognition of tax benefits from uncertain tax positions are recorded as discrete tax adjustments in the first interim period that the more likely than not threshold is met.

We recognize interest and penalties related to unrecognized tax benefits as part of the provision for income taxes.

Under our bylaws, we have agreed to indemnify our officers and directors for certain events. We also enter into certain litigation and intellectual property and other indemnification agreements in the normal course of our business. We have no liabilities recorded for such indemnities.

We are currently involved in certain legal proceedings. For any legal proceedings we are involved in, we estimate the range of liability relating to pending litigation, where the amount and range of loss can be estimated. We record our best estimate of a loss when a loss is considered probable. As additional information becomes available, we assess the potential liability related to pending litigation and will revise estimates. At September 30, 2007 we had a loss accrual of $80,000 as an estimate of our obligation related to the remaining general damage claim.

We do not have off-balance sheet transactions, arrangements or obligations. Inflation has not had any significant impact on our business.

The methods, estimates and judgments we use in applying our accounting policies, in conformity with generally accepted accounting principles in the United States, have a significant impact on the results we report in our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The estimates affect the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

YEAR ENDED MARCH 31, 2007, 2006 AND 2005

Results of Operations

Revenues:

The following table sets forth selected data from the statement of operations for e.Digital Corporation for the fiscal year ended March 31, 2005, 2006 and 2007, respectively.

	2005	2006	2007	2005 to 2006 variance in $'s	2005 to 2006 variance in %'s	2006 to 2007 variance in $'s	2006 to 2007 variance in %'s
	(in thousands, except percentages)
Net revenue	$4,252	$3,250	$1,815	$(1,002)	(24)%	$(1,435)	(44)%
Cost of goods sold	$3,255	$3,137	$790	$(118)	(4)%	$(2,347)	(75)%

Total Revenues: For the year ended March 31, 2007, we reported total revenue of $1.8 million, a 44% decrease from total revenues of $3.2 million for the comparable year. Product revenue for the year ended March 31, 2007 was $1.8 million, a decrease of 43% from product revenues of $3.2 million for the comparable year. During fiscal 2007 our business was in a transition from supplying a product to one customer accounting for substantially all of fiscal 2006 and 2005 revenues to our new eVU product developed for new customers. We had no significant revenues in the first six months of fiscal 2007 due to this transition period. Revenues for the first six months of fiscal 2007 were $34,122 compared to $1,780,892 for the last six months of the fiscal year. In the third quarter of fiscal 2007 we recognized revenue of $713,750 from a delayed 1,250 unit digEplayer order for our previous customer. Gross profit in fiscal 2007 included a $603,750 reduction in costs due to the reversal of an impairment cost recorded in cost of sales in the prior year related to this order for which delivery was previously uncertain by the Asian contract manufacturer.

For the year ended March 31, 2006, we reported total revenue of $3.2 million, a 24% decrease from total revenues of $4.2 million for fiscal 2005. Product revenue for the year ended March 31, 2006 was $3.1 million, a decrease of 21% from product revenues of $4.0 million for fiscal 2005. The decrease in product revenues in fiscal year 2006 resulted from the decrease in airline orders for the previous digEplayer product through APS/Wencor and due to the delayed order of $713,750 described above.

Service Revenue: In recent years we have focused on developing proprietary products for sale with less focus on contract work for OEM (original equipment manufacturer) customers. We had no service revenues for the year ended March 31, 2007 compared to $75,761 for 2006 which consisted primarily of engineering services. The decrease resulted primarily from our not obtaining additional service contracts due to the focus on proprietary products. Service revenues were $250,000 for the fiscal year 2005. The decrease of 70% in service revenues from 2005 to 2006 was primarily attributed to the completion of prior OEM contracts.

Cost of Revenues:

Gross Margin: For the year ended March 31, 2007, we reported a $1,025,000 or 56% gross profit as compared to a 4% gross profit for the comparable year. Gross profit in fiscal 2007 included a $603,750 reduction in costs due to the reversal of an impairment cost recorded in cost of sales in the prior year. Related revenue was $713,750 from this delayed order that we were uncertain would be produced by our Asian contract supplier. Excluding the effect of this and other non-eVU charges our eVU cost of sales approximated revenues for the second six months of fiscal 2007. This period included production startup costs. We anticipate improved margins once our new eVU product is in full production with our contract manufacturer and as revenues grow.

	2005	2006	2007	2005 to 2006 variance in $'s	2005 to 2006 variance in %'s	2006 to 2007 variance in $'s	2006 to 2007 variance in %'s
	(in thousands, except percentages)
Gross profit (loss)	$997	$114	$1,025	$(883)	(89)%	$911	799%
Gross margin	23%	4%	56%		(19)%		52%

For the year ended March 31, 2006, we reported a $114,000 or 14% gross profit as compared to a 23% gross profit for the comparable year. Cost of revenues in fiscal 2006 included a $603,750 impairment charge for deposits made to a contract manufacturer that were considered not to be recoverable offset by a $115,139 reduction of previous supplier accruals no longer deemed payable for a net of $488,611 that was charged in the last fiscal quarter. Gross profit percentage is highly dependent on sales, price, volume, purchasing costs and overhead allocations. Gross margins may vary significantly from period to period.

Operating Expenses:

Total operating expenses (consisting of selling and administrative expenses and research and related expenditures) were $3.1 million, $2.7 million and $3.0 million for fiscal year 2007, 2006 and 2005, respectively.

	2005	2006	2007	2005 to 2006 variance in $'s	2005 to 2006 variance in %'s	2006 to 2007 variance in $'s	2006 to 2007 variance in %'s
	(in thousands, except percentages)
Selling, general and administration	$1,518	$1,318	$1,619	($200)	(13)%	$301	23%

Selling, General and Administrative: For the year ended March 31, 2007, selling and administrative costs were $1.6 million compared to $1.3 million for the comparable prior year. The $301,000 increase in selling and administrative costs consisted primarily of $187,000 of stock-based compensation expense from the adoption of SFAS 123R and a $124,000 increase in legal costs associated primarily with ongoing litigation. Recent quarterly selling and administrative expenses have been relatively constant as we maintained staffing levels and had no significant outside selling costs. However in the future we may incur additional legal costs associated with current litigation and additional costs to comply with Section 404 of the Sarbanes-Oxley Act. Otherwise we anticipate quarterly selling and administrative expenses to be relatively constant as we are focused on business customer opportunities with existing staffing.

For the year ended March 31, 2006, selling and administrative costs were $1.3 million compared to $1.5 million for the comparable year. The $199,000 decrease in selling and administrative costs resulted from the decrease of $148,000 in personnel and related costs due to a reduction in headcount, a reduction of $161,000 in legal and professional fees offset by an increase of $110,000 relating to an annual shareholders meeting.

	2005	2006	2007	2005 to 2006 variance in $'s	2005 to 2006 variance in %'s	2006 to 2007 variance in $'s	2006 to 2007 variance in %'s
	(in thousands, except percentages)
Research and development	$1,515	$1,338	$1,475	$(177)	(12)%	$137	10%

Research and Development expenses: For the year ended March 31, 2007, research and development expenditures were $1.5 million as compared to year ended March 31, 2005 of $1.3 million. The increase of $137,000 consisted primarily of $67,000 of stock-based compensation expense from the adoption of SFAS 123R and an increase of $68,000 in contract consulting associated with the development of the eVU and ancillary products.

For the year ended March 31, 2006, research and development expenditures were $1.3 million as compared to year ended March 31, 2005 of $1.5 million. The decrease of $177,000 resulted from a decrease of $121,000 in personnel and related costs due to the reduction in headcount, a decrease of $60,000 in consulting and independent contract labor offset by an increase of $24,000 in materials and supplies associated with the development of the eVU product.

Research and development costs are subject to significant quarterly variations depending on the use of outside services, the assignment of engineers to development projects and the availability of financial resources.

We reported an operating loss of $2.1 million, $2.5 million, and $2.0 million for the year ended March 31, 2007, 2006, and 2005, respectively. The decrease in the operating loss in fiscal 2007 compared to fiscal 2006 resulted from the improved gross margin offset in part by reduced overall operating expenses including $254,000 of non-cash stock compensation expenses in fiscal 2007 from the adoption of SFAS 123R. The increase in operating loss in fiscal year 2006 compared to fiscal year 2005 was caused primarily by the impairment of deposits offset in part by reduced overall operating expenses. We believe that our strategy of investing in development of our digital video/audio technology platform will provide positive margins in future periods. The timing and amount of product sales and the recognition of service revenues impact our operating losses. Accordingly, there is uncertainty about future operating results and the results for the year ended March 31, 2007 are not necessarily reflective of operating results for future periods.

We reported interest expense of $1,357,000, $574,000 and $384,000 for the years ended March 31, 2007, 2006 and 2005, respectively. The interest expense in 2007 included $1.1 million of non-cash interest related to the amortization of warrants and warrant repricing associated with convertible debt. The interest expense in 2006 consisted of interest on the 12% and 15% Promissory Notes and the non-cash amortization expense associated with warrants and warrant repricing. The interest expense in 2005 consisted of interest on the 12% and 15 % Promissory Notes. Other income of $283,000 in fiscal 2007 was comprised of $0.5 million of gain on debt settlement expenses reduced by $0.2 million of warrant inducement expense.

We reported a loss of $3.1 million, $3.1 million and $2.4 million in fiscal year 2007, 2006 and 2005, respectively.

The net loss available to common stockholders for fiscal year 2007 was increased in computing loss per share by accrued dividends of $123,000 on Series D and EE stock. The net loss available to common stockholders for fiscal year 2006 was increased in computing loss per share by accrued dividends of $162,000 on the Series D and EE stock and $2.0 million in additional expense associated with repricing of conversion prices of the preferred stock resulting from the February 2006 common stock sale. The net loss available to common stockholders for fiscal year 2005 was increased in computing loss per share by accrued dividends of $226,000 on the Series D and EE stock and $1.1 million for the beneficial conversion attributed to the issuance of the Series EE stock.

Liquidity and Capital Resources

	2006	2007	2006 to 2007 variance in $'s	2006 to 2007 variance in %'s
(in thousands, except percentages)
Working capital (deficit)	$(2,516)	$(1,347)	$1,169	46%
Cash and cash equivalents	$1,059	$695	$(364)	(34)%
Total assets	$1,156	$1,757	$601	52%

	2005	2006	2007	2005 to 2006 variance in $'s	2005 to 2006 variance in %'s	2006 to 2007 variance in $'s	2006 to 2007 variance in %'s
Net cash provided by (used in)	(in thousands, except percentages)
Operating activities	$(1,951)	$(2,327)	$(2,456)	$(376)	19%	$(129)	(6)%
Investing activities	$(16)	$0	$(27)	$16	(100)%	$(27)	(100)%
Financing activities	$2,788	$2,097	$2,120	$(691)	(25)%	$23	1%

At March 31, 2007, we had a working capital deficit of $1.3 million compared to a working capital deficit of $2.5 million for the comparable year. We improved our working capital primarily through the conversion of and refinancing of debt. We had $37,000 and $3,000 of working capital invested in accounts receivable at March 31, 2007 and 2006, respectively. We have also improved terms with our contract suppliers reducing advance production payments required prior to product delivery. These payments are recorded as a prepaid until product has been built. Our terms to customers vary but we often require payment prior to shipment of product and any such payments are recorded as deposits. We expect certain airline customers to demand commercial terms such as 30 or 60 days in the future and this could increase our need for working capital.

For the year ended March 31, 2007, net cash decreased by $364,000. Cash used in operating activities was $2,456,000. The major components using cash were a loss of $3.1 million reduced by $1,187,000 of accrued interest and non-cash accretion relating to debt, $53,757 of depreciation and amortization, $231,000 of non-cash warrant inducement expense, $254,000 of stock-based compensation and increased by $515,000 of gain on debt settlement. Cash used in operating activities was also impacted by an increase of $426,000 in accounts payable and $62,000 in accrued employee benefits and other accrued liabilities. The major changes in assets and liabilities using operating cash was a $34,000 increase in accounts receivable, a $309,000 increase in inventory, $19,000 increase for prepaid and deposits and a decrease of $675,000 in customer deposits.

At March 31, 2007, we had cash on hand of $695,000. For the year ended March 31, 2007, cash provided by financing activities was $2,120,000. We obtained a net of $483,000 from the issuance of common stock, $750,000 from the promissory notes and $934,000 from the exercise of warrants.

Other than cash on hand, accounts receivable and the Fusion Capital financing commitment, we have no material unused sources of liquidity at this time. Based on our cash position at March 31, 2007 assuming (a) continuation of existing business customer arrangements, and (b) current planned expenditures and level of operation, we believe we will require approximately $1.5 million of additional capital resources for the next twelve months. Actual results could differ significantly from management plans. We believe we may be able to obtain some additional funds from future product margins from product sales but actual future margins to be realized, if any, and the timing of shipments and the amount and quantities of shipments, orders and reorders are subject to many factors and risks, many outside our control. Accordingly we will need equity or debt financing in the next twelve months for working capital and we may need equity or debt financing for payment of existing debt obligations and other obligations reflected on our balance sheet.

On December 12, 2006 our company and Davric completed an exchange of the 15% Unsecured Promissory Notes (“Exchange Agreement”) for (i) a new 7.5% Convertible Subordinated Term Note issued by us in the principal amount of $970,752 due November 30, 2009 (the “Exchange Note”) and (ii) 500,000 shares of common stock (the “Exchange Shares”). As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes were cancelled. The Exchange Shares were issued as consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. Without the exchange and the cancellation of the 15% Unsecured Promissory Notes, we would have been obligated to make total payments of approximately $982,300 at December 31, 2006.

Pursuant to the terms of the Exchange Note we have agreed to pay to Davric Corporation monthly principal and interest installments of $6,000 starting December 2006, increasing to $15,000 starting in February 2007, $30,000 starting in December 2007 and $50,000 starting in December 2008 with maturity November 30, 2009. Commencing with the February 2007 installment payment, we may, subject to certain limitations, elect to make such installment payments either in cash or in shares of common stock (“Monthly Installment Shares”). Monthly Installment Shares will be valued at the arithmetic average of the closing prices for the last five trading days of the applicable month without discount. Installment note payments must be paid in cash if the computed average price is less than $0.10 per share. Subject to certain notice periods and other limitations, the balance of the Exchange Note is convertible by Davric Corporation at $0.30 per common share beginning February 1, 2007 and we may elect to call the Exchange Note for mandatory conversion if the closing sale price of our common stock is at least $0.40 per share for ten consecutive trading days. We also may prepay the Exchange Note in full or in minimum parts of $50,000 on ten-day notice. The Exchange Note may be subordinate to certain future senior indebtedness as defined in the Exchange Note. The Company is not obligated to register the Exchange Shares, any Monthly Installment Shares or any shares issuable on conversion of the Exchange Note.

Pursuant to the terms of the Exchange Note we are obligated to make principal and interest payments, subject to prepayment or conversion in whole or in part, in cash or shares of common stock in the following amounts:

Fiscal year ending:
March 31, 2008	$240,000
March 31, 2009	$440,000
March 31, 2010	$398,165

On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Pursuant to the purchase agreement, we sold to Fusion Capital $500,000 of our common stock at a purchase price of $0.12 per share in January 2007. We also issued to Fusion Capital 200,000 shares of our common stock as an expense reimbursement and 3,500,000 shares of our common stock as a commitment fee for entering into the common stock purchase agreement. Concurrently with entering into the common stock purchase agreement, we entered into a registration rights agreement with Fusion Capital. Under the registration rights agreement, we agreed to file a registration statement with the Securities and Exchange Commission covering the shares that have been issued or may be issued to Fusion Capital under the common stock purchase agreement. The registration statement was declared effective on February 9, 2007, and as of February 12, 2007, all conditions to the commencement of additional sales under the common stock purchase agreement, including the effectiveness of the registration statement, have been satisfied. As a result, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $80,000 and $1 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price, as defined in the common stock purchase agreement, of our shares without any fixed discount. The common stock purchase agreement may be terminated by us at any time at our discretion without any additional cost to us. Subsequent thereto and through November 1, 2007 we have sold an additional 3,579,716 of shares of common stock to Fusion Capital under the agreement for total proceeds of $640,000.

Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.08. Additionally, the agreement may be terminated in the event of a default as described in the common stock purchase agreement. Accordingly, we cannot guarantee that this capital resource will be sufficient to fund our ongoing operations, nor can we guarantee that we will be able to raise additional equity or debt financing, if required, and/or renegotiate the terms of debts as they arise. We may also require additional capital to finance future developments and improvements to our technologies or develop new technologies.

Our operating plans require additional funds and should additional funds not be available, we may be required to curtail or scale back staffing or operations. Failure to obtain additional financings will have a material adverse affect on our Company. Our company’s ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and until then obtaining additional financing. Potential sources of such funds in addition to our common stock purchase agreement with Fusion Capital include exercise of outstanding warrants and options, or debt financing or additional equity offerings. However, there is no guarantee that warrants and options will be exercised or that debt or equity financing will be available when needed. Any future financing may be dilutive to existing stockholders.

SIX MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 2006

Results of Operations

	Six Months Ended September 30,
	2007		2006
		% of		% of	Change
	Dollars	Revenue	Dollars	Revenue	Dollars	%
Revenues:
Product revenues	3,401,712	91.3%	34,122	100.0%	3,367,590
Service revenues	322,703	8.7%	-	0.0%	322,703
	3,724,415	100.0%	34,122	100.0%	3,690,293
Gross Profit:
Product gross profit	591,183	15.9%	4,912	14.4%	586,271
Service gross profit	252,330	6.8%	-	0.0%	252,330
	843,513	22.6%	4,912	14.4%	838,601
Operating Expenses:
Selling and administrative	943,092	25.3%	813,054		130,038	16.0%
Research and related	496,247	13.3%	754,249		(258,002)	(34.2)%
	1,439,339	38.6%	1,567,303		(127,964)	(8.2)%
Other expenses	(155,320)	(4.2)%	(1,166,647)		1,011,327	(86.7)%

Loss and comprehensive loss	(751,146)	(20.2)%	(2,729,038)		1,977,892	(72.5)%

Loss and Comprehensive Loss

The net loss of $751,146 for the six months ended September 30, 2007 was a $1,977,892 decrease from the loss of $2,729,038 for the comparable period of the prior year. The improved financial results are the result of current year eVU product and service revenues resulting in positive product margins. We have also contained costs with operating expenses reduced by $127,964 from the comparable prior year period. Other expenses were $1,011,327 less due to decreased non-cash debt amortization resulting from prior year debt and decreased warrant inducement costs.

Revenues

Revenues increased to $3,724,415 for the first six months of fiscal 2008 compared to only $34,122 for the comparable prior period when we had no eVU product revenues. Product revenues were $3,401,712 from selling eVU players and related equipment for use by airline customers. Content and support service revenues for the six month period were $322,703 compared to $-0- for the comparable period of the prior year. We are reliant on a limited number of customers with three customers accounting for 33%, 32% and 22% of our first six-month revenues. Our revenues are dependent on the timing and quantity of eVU orders by a limited number of airline customers. We have not yet developed a sufficient customer base to provide a consistent order flow. The failure to obtain future eVU orders or delays of future orders could have a material impact on our operations and we expect our quarterly results will vary significantly due to the timing and amount of order deliveries.

Gross Profit

Gross profit for the first six months of fiscal 2008 was $843,513 or 22.6% of revenues. The gross profit increase was due to the sale of eVU products in the current period. The timing and amount of orders and the amount of customer support required can dramatically affect future gross margins and current results are not indicative of future quarters. Management’s goal is to improve gross margins over time from higher revenues, improved economies of scale and improvements in customer support activities.

Operating Expenses

Selling and administrative costs for the six months ended September 30, 2007, were $943,092 compared to the $813,054 for the first six months of fiscal 2007. We incurred increases in marketing expenses and sales commissions and personnel costs for new personnel to support increased revenues.

Research and related expenditures for the six months ended September 30, 2007 were $496,247, as compared to $754,249 for the six months ended September 30, 2006. The decrease resulted primarily to reassigning engineers and technicians to customer support and service roles during the current period. The prior year’s period also included approximately $97,000 of eVU development related costs.

Other Expenses

Net other expenses were $153,320 for the most recent six month period. Other income consisted of $20,000 from the sale of trademark rights and $6,099 of interest and foreign exchange income. Other expenses included interest of $131,668, of which $67,162 was non-cash interest from the amortization of debt discount, and $47,980 of financing royalties. Other expenses for the first six months of fiscal 2007 were $1,166,647 and included $945,965 of interest expense ($784,378 for non-cash amortization of debt discount) and $230,709 of warrant inducement charges for the value of new warrants issued as an inducement to exercise warrants.

Loss Attributable to Common Stockholders

The loss attributable to common stockholders included the net loss for each period plus accrued dividends on convertible preferred stock of $27,525 and $54,750 for the three and six months ended September 30, 2007, respectively. We expect the preferred stock to be converted on or before December 31, 2007 ceasing dividend requirements and extinguishing the dividend liability that had accumulated to $518,775 at September 30, 2007.

Liquidity and Capital Resources

At September 30, 2007, we had a working capital deficit of $1.4 million compared to a working capital deficit of $1.3 million at March 31, 2007. At September 30, 2007, we had cash on hand of $429,855.

Operating Activities

Cash used in operating activities of $812,749 for the six months period ended September 30, 2007 included the $751,146 loss decreased by non-cash expenses of $273,706 and increased by a $881,007 increase in accounts receivable. Cash used in operating activities was reduced by an increase of $534,083 in accounts payable, an increase of $120,000 in deferred revenues and a decrease of $53,715 in inventories. We have negotiated terms with our contract suppliers reducing advance production payments required prior to product delivery. These payments are recorded as a prepaid until product has been built. Our terms to customers vary but we often require payment prior to shipment of product and any such payments are recorded as deposits. We expect certain airline customers to demand commercial terms such as 30 or 60 days in the future and this could increase our need for working capital.

Cash used in operating activities during the six months ended September 30, 2006 were $1,321,568. The $508,819 improvement resulted primarily from the reduced net loss. However, individual working capital components can change dramatically from quarter to quarter due to timing of sales and shipments and corresponding receivable, inventory and payable balances. Accordingly operating cash requirements vary significantly from period to period.

Investing Activities

The Company’s efforts are primarily on operations and currently has no significant investing capital needs. The Company purchased $1,857 of equipment during the first six months of fiscal 2008. We have no commitments requiring investment capital.

Financing Activities

For the six months ended September 30, 2007, cash provided by financing activities was $549,704. This included $640,000 from the sale of common stock to Fusion pursuant to our $8 million purchase agreement. We obtained $9,704 from the exercise of stock options. We reduced our unsecured note balance by $100,000 in September 2007. During the first six months of the prior year we obtained $903,638 from the exercise of warrants.

Debt Commitments

We currently have a secured note for $650,000 due on December 23, 2007 and unsecured convertible term debt with a principal amount of $897,848. We made $90,000 of term note principal and interest payments through the issuance of common shares during the first six months. Our plans are to make future principal and interest payments with shares of common stock, subject to maintaining the $0.10 minimum share price and other covenants of the term loan.

Cash Requirements

Other than cash on hand, accounts receivable and the Fusion Capital financing commitment, we have no material unused sources of liquidity at this time. Based on our cash position at September 30, 2007 assuming (a) continuation of existing business, and (b) current planned expenditures and level of operation, we believe we will require approximately $1.2 million of additional capital resources for the next twelve months. Actual results could differ significantly from management plans. We believe we may be able to obtain additional funds from future product margins from increased product sales but actual future margins to be realized, if any, and the timing of shipments and the amount and quantities of shipments, orders and reorders are subject to many factors and risks, many outside our control. Accordingly we will need equity or debt financing in the next twelve months for working capital and we may need equity or debt financing for payment of existing debt obligations and other obligations.

Our operating plans require additional funds and should additional funds not be available, we may be required to curtail or scale back staffing or operations. Failure to obtain additional financings will have a material adverse affect on our Company. Our company’s ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and until then obtaining additional financing. Potential sources of such funds in addition to our common stock purchase agreement with Fusion Capital include exercise of outstanding warrants and options, or debt financing or additional equity offerings. However, there is no guarantee that warrants and options will be exercised or that debt or equity financing will be available when needed. Any future financing may be dilutive to existing stockholders.

In the future, if our operations increase significantly, we may require additional funds. We also may require additional capital to finance future developments, acquisitions or expansion of facilities. We currently have no plans, arrangements or understandings regarding any acquisitions.

Commitments

As of September 30, 2007, our contractual obligations and commercial commitments are summarized below:

Cash Contractual Obligations by Period	Total	Less than 1 year	1 - 2 years	2 - 3 years	Over 3 years
18% Secured Promissory Note and interest	$679,250	$679,250	$-	$-	$-
7.5% Convertible Term Note	988,165	330,000	560,000	98,165	-
Purchase commitments (1)	1,564,000	1,564,000	-	-	-
Operating Lease (2)	288,244	72,118	74,278	76,508	65,340
Total cash obligations	$3,519,659	$2,645,368	$634,278	$174,673	$65,340

(1)	Purchase commitments for product and components are generally subject to modifications as to timing, quantities and scheduling and in certain instances may be cancelable without penalty.
(2)	Office lease agreement.

Our legal firm Duane Morris is handling Patent Enforcement Matters and certain related appeals on our Flash-R™ patent portfolio on a contingent fee basis. Duane Morris also has agreed to advance certain costs and expenses including travel expenses, court costs and expert fees. We have agreed to pay Duane Morris a fee equal to 40% of any license or litigation recovery related to Patent Enforcement Matters, after recovery of expenses, and 50% of recovery if appeal is necessary.

In the event we are acquired or sold or elect to sell the covered patents or upon certain other corporate events or in the event we terminate the agreement for any reason, then Duane Morris shall be entitled to collect accrued costs and a fee equal to three times overall time and expenses accrued in connection with the agreement and a fee of 15% of a good faith estimate of the overall value of the covered patents. Duane Morris has a lien and a security interest in the covered patents to secure its obligations under the agreement.

Recent Developments Affecting Liquidity

On October 10, 2007 we completed an amendment dated as of September 23, 2007 of a short-term purchase order and working capital financing arrangement originally funded and dated on March 23, 2007. In connection therewith, our company made a payment to reduce the principal amount from $750,000 to $650,000 and the lender, ASI Capital Corporation, a Nevada based mortgage broker/banker agreed to extend the due date of the balance of the note to December 23, 2007. We continue to be obligated to make monthly interest payments of $9,750 and to pay the principal on or before December 23, 2007. Security and other terms of the note and related security agreement remain unchanged.

Future Commitments and Financial Resources

In the future, if our operations increase significantly, we may require additional funds. We also may require additional capital to finance future developments, acquisitions or expansion of facilities. We currently have no plans, arrangements or understandings regarding any acquisitions.

BUSINESS

Overview

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We have innovated a proprietary secure digital video/audio technology platform (“DVAP”) that can be applied to produce complex portable electronic products. In 2003 our DVAP was applied to pioneer a portable in-flight entertainment (“IFE”) device, the digEplayer™, for one customer. In February 2006 we introduced a new and improved DVAP device, the eVU™ mobile entertainment device targeted at the IFE and additional markets. We commenced eVU customer trials in the late 2006 and commercial shipments to customers in the third quarter of fiscal 2007.

We believe we are the leading producer of dedicated portable IFE products delivering over 14,000 units since 2003 for airline use. Our latest model, eVU, features sharp images on a 7” or 8” high resolution LCD screen, a 40 GB (Gigabytes) to 200 GB of rugged and reliable storage, high audio fidelity, dual stereo headphone jacks, optional embedded credit card reader/processor, optional touch screen capabilities, a full feature graphical user interface, patent-pending hardware security technology, and 14 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for target markets or select customers.

eVU is targeted at business opportunities for secure hard drive-based closed system video products loaded with desirable movie, television, music, informational, and educational content, rented or provided to end users. We are focused on U.S. and international companies in the airline, healthcare, military, and other travel and leisure industries which desire to market or provide eVU to consumers at their facilities. We have developed logistic and secure content solutions to enable customers to rapidly deploy, operate and maintain eVUs for users. In addition to offering eVUs for sale we have developed eVU solutions on periodic payment or revenue sharing programs. We employ both direct sales to customers and sales through value added resellers (VARs) that provide marketing, logistic and/or content services to customers.

We also own an important portfolio of patents related to the use of flash memory in portable devices (our Flash-R™ portfolio) and we are actively engaged in a strategy to monetize our patent portfolio. We have an over 19 year record of innovation and significant investment in our intellectual property asset base which includes being the first company to employ and patent important aspects of the use of removable flash memory in portable recording devices. In June 2006 we engaged an intellectual property consultant to investigate, document and develop the portfolio and to liaison with outside legal counsel. In March 2007 we selected and engaged the international legal firm Duane Morris LLP to handle certain patent enforcement matters on a contingent fee basis. We, and our advisors, have performed certain due diligence on our patents and we believe we have strong intellectual property rights that can be licensed. During the second quarter of fiscal 2008 we commenced enforcement action with respect to our patent portfolio. We expect to bring additional patent enforcement actions during this fiscal year.

We were incorporated in the Province of British Columbia, Canada as Norris Communications Corp. on February 11, 1988 and on November 22, 1994 changed our domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 16770 West Bernardo Road, San Diego, California 92127 and our telephone number is (858) 304-3016. Our Internet site is located at www.edigital.com. Information contained in our Internet site is not part of this Annual Report.

Background on Technical Innovations

We have a record of pioneering technical achievements in developing portable electronic products including products developed under contract for major OEM customers. These innovations include:

•
1990 – Released the first commercial ear telephone with an earpiece that located both the speaker and the microphone in the ear without feedback. (This was the first product in what ultimately became today’s line of Jabra™ hands-free communication products.)

•	1993 – Developed the first portable digital player/recorder with removable flash memory. Resulted in five U.S. patents on the use of flash memory in portable devices.

•	1996 – Developed the first high-speed download device to store digital voice recordings on a personal computer in compressed format.

•	1998 – Developed the first multi-codec (including MP3) portable digital music player.

•	1999 – Delivered an integrated digital voice recorder and computer docking station system for medical transcription of voice and data for Lanier Healthcare, LLC.

•	2002 – Developed the first voice controlled MP3 player using our VoiceNav™ speech navigation system.

•	2002 – Bang & Olufsen introduced a branded digital audio player (BeoSound 2) developed by us pursuant to a license agreement.

•	2003 – Designed, developed and delivered wireless MP3 headsets employing our MircoOS operating system to Hewlett-Packard for use at Disneyworld in Orlando, Florida.

•	2003 – Licensed our digital audio to a multi-billion dollar Asian OEM for branding to Gateway Computers.

•	2003 – Developed the first Hollywood-approved portable in-flight entertainment device, the digEplayer™.

•	2006 – Introduced eVU™, a next generation dedicated mobile entertainment device with 12+ hours of playback, wireless capability and proprietary content encryption approved by major studios.

•
2007 – Introduced eVU-ER, an improved an improved dedicated portable inflight player featuring a new power management technology providing an industry-leading 20+ hours of continuous video playback from a single battery. eVU is now available in either a 7" or 8" high resolution LCD screen with 40 GB to 200 GB of rugged and reliable storage.

These technical achievements and our base of technology allow us to rapidly develop or customize electronic products for our own account or for others.

Digital Video/Audio Technology Platform

We have designed and developed a Digital Video/Audio Technology Platform based on our proprietary MicroOS™ core (see discussion below). Our Digital Video/Audio Platform (“DVAP”) accommodates various third party video compression encoded material, proprietary security measures and allows for other customizable options. The DVAP supports screen sizes from 2.5” to 10.4” and is capable of achieving better than DVD quality video.

Our first commercial release of a DVAP device was accomplished through business customer Airline Protective Systems (“APS”) branding and distribution of the digEplayer 5500™ IFE product to Alaska Airlines. The first units were provided to Alaska Airlines passengers in October 2003 pursuant to a development agreement dated October 2002 specifically related to Alaska Airlines that expired in October 2005. In 2004 and 2005, we received follow-on orders for commercial quantities of IFE units pursuant to purchase orders.

Our 2002 agreement with APS (now known as digEcor - a division of Wencor West, Inc.) expired in October 2005 and did not transfer or license rights to our technology. Due to the litigation described below in “Legal Proceedings”, we do not expect future digEplayer orders from digEcor and we have no plans to produce the product design for other customers. digEcor has announced that it intends to offer a competitive player manufactured by another contractor. See “Competition.” We believe we own all rights to our DVAP technology and rights to market devices to all customers and all markets.

Our proprietary DVAP is flexible and we believe we can address markets beyond IFE with products customized for niche customers for travel and leisure, medical, education, government and military use. We are modifying our DVAP technology to incorporate the latest LCD screen, media storage, video processing, battery and other components to address specific needs of the medical and travel and leisure segments of the market. We also seek to make improvements and component and model changes from time to time to be competitive.

Proprietary DVAP Technology Elements

MicroOS™

Our proprietary MicroOS operating system serves as the software foundation for our DVAP Platform. MicroOS was originally developed by us for use in digital voice recorder technology, but because of its inherent flexibility, has grown and been adapted to support audio and video storage and playback and wireless utilities. MicroOS is compact, efficient and dynamic, responding to a variety of user interfaces. MicroOS manages the volume and equalizer functions, the LCD drivers and interfaces, decodes a wide variety of audio and video files, interacts with a variety of digital rights management schemes and supports today’s most popular media storage formats including hard disk drives, compact and embedded flash and others.

There are two major categories of portable storage media: solid state and miniature rotating disks including hard disk drives. We have designed our technology to work with a wide variety of portable storage media. Our product applications have supported a variety of storage media with capacities ranging from 16 Megabytes (“MB”) to 200 Gigabytes (“GB”) in portable storage formats widely available from various vendors.

These portable storage formats are complicated to use and generally require a sophisticated interface and file system. A file system is a software driver used to make portable memory components more closely emulate a traditional disk drive and allow an understood mechanism for rapidly storing and retrieving data with the minimal overhead allowed in a portable device. Portable storage formats may also require the use of sophisticated power management systems to maximize battery life in portable devices, and additionally may require robust software interfaces with personal computing platforms for consumers’ ease of use in exchanging data files (consisting of music, pictures, movies, voice recordings, text documents, spreadsheets, or other data) with their personal computers or with central servers.

MicroOS efficiently manages multiple functions within a single device, utilizing less power, space and operating capacity than many alternative solutions. The life cycle of consumer electronics products is very short and continues to accelerate. With MicroOS we believe we are able to complete new product design and development projects faster and more economical than competitors. The use of MicroOS shortens the development cycle and MicroOS’ flexibility provides the same lead time benefits to subsequent generations of each MicroOS or DVAP based product.

Content Protection Technology

We have designed and developed a family of proprietary hardware and software encryption, digital rights management (DRM), key management and data obscuration technology for content protection. This technology has been employed in our prior MP3 player products and in our current DVAP products. Our latest product eVU incorporates an implementation of this family of technology and has been tested and approved by major Hollywood movie studios. We currently have a U.S. patent application pending for security technology and a provisional U.S. patent application for our family of security technology.

Wireless Technology

We have experience in developing wireless solutions for business customers and our DVAP has applications for wireless technology. Wireless communications between devices and hosts will benefit consumers’ abilities to manage and procure content. We are also integrating 802.11 (Wi-Fi) technology as an option for our DVAP. We have a separate Wireless Technology Platform that can also be applied to other electronic products. We expect to support and integrate other, new wireless technologies into our DVAP or our Wireless Technology Platform, including WiMax, UWB and others.

DVAP Products and Services

We market and sell our eVU portable mobile entertainment device to customers directly and through VARs. Generally each batch sale includes logo customization on the device (for example an airline logo) and an initial content load with a customized graphical user interface or GUI (for example the airline logo appearing on startup, then a listing of content for selection by the end user). While marketing and sales of eVUs is currently targeted primarily to the airline industry, we believe it has applications in the healthcare, military, and other travel and leisure markets.

We have developed and sell accessory products to our customers and VARs allowing them to operate a mobile entertainment business. These accessories include e.Digital Battery Charging Stations to charge, maintain and refresh batteries and e.Digital Content Loading Stations to upload graphical interfaces and content to multiple players at one time. Customers also may order spare batteries depending on their requirements.

We also provide content services to our customers and VARs that includes encoding content (purchased by us or provided by the customer), integrating the content with our proprietary GUI software to produce a master content file (containing content and the customized GUI interface) for rapid uploading to multiple players. Our GUI allows ease of use and can accommodate multiple languages. Our tested and Hollywood studio approved encryption methods protect content from being pirated. These services allow protected content on eVU players to be periodically updated through e.Digital Content Loading Stations by our customers or VARs or others on their behalf.

We also offer extended maintenance and replacement services for customers.

We expect to offer new player models in the future and add features as required to remain a leader in the portable mobile entertainment field.

Markets for DVAP Products and Services

Industry Background

Digital video players including DVD (digital video disc) players and related content are increasing in popularity with consumers. According to the Digital Entertainment Group, consumer spending on DVD increased from $12 billion in 1999 to over $24 billion in 2006.

Video compression formats such as MPEG-4 and DivX allow the compression and transmission of digital video files over the Internet. They also allow consumers to download and store on their personal computer’s hard drive full-length, two-hour, motion picture files in as little as 500 MB of storage space. There is also a developing market for streaming delivery of video content on the Internet. Corporations or video production companies may use streaming video to deliver information and entertainment to users.

We believe demand will grow for portable hardware systems that allow consumers to select and download movies over the Internet in digital form, then download them to a portable player capable of feeding the video and audio signals through a home entertainment system or built-in viewing screen and speakers. While our current focus is on our closed secure system offering high content protection in multiple use environments, we also see future opportunities to develop devices to meet the emerging need for digital download and portability.

We believe there are applications for our DVAP in broad aspects of the travel and leisure, medical, educational, consumer, government and military markets and that these are growing markets.

In-Flight Entertainment

IFE encompasses music, news, television programming, and motion pictures presented through audio/video systems typically embedded into an aircraft. Certain airlines are also beginning to incorporate satellite programming and/or wireless Internet access for their passengers through extensive built-in hardware in certain aircraft on certain routes. According to a Frost and Sullivan 2005 survey, airlines worldwide spend approximately $2 billion a year on entertainment with rapid growth predicted for portable and personal IFE devices.

Because the costs to retrofit an aircraft with IFE equipment can be prohibitive, we pioneered and developed an alternative IFE system. Our portable IFE player, based upon our DVAP, is smaller than a typical laptop computer and has a high-quality color screen and stereo headphones and long battery life unattainable by computer based devices. Although passengers may rent or purchase portable DVD players from outside entities, we created the first portable video players that can be rented to passengers by the airline. We believe this type of system is attractive to airlines and other travel-related entities because of its revenue potential, variety of content, long battery life, content security and inexpensive implementation.

The top 20 worldwide air carriers have over 7,400 aircraft many not equipped with IFE systems. There are approximately 1,500 airlines worldwide representing a substantial market for portable IFE devices. Some of our initial customers for the eVU represent small short-haul low cost carriers seeking to provide entertainment to their customers.

Other Markets

During fiscal 2006 we completed two successful trials in two major city hospitals using eVU in a variety of settings but primarily for patient waiting areas. Results indicate high satisfaction by users and hospital employees. We believe the approximately 6,000 hospitals and the many outpatient and other medical facilities in the U.S. provide a substantial market opportunity.

We believe the travel and leisure market also provides a significant market opportunity. This includes over 120 cruise ships operating internationally and over 40,000 hotels with under 150 rooms with many that do not offer in-room movies. Rail, bus, ferries and other modes of transportation also represent markets for eVU.

We also believe there is a market for eVU devices in the military on aircraft carriers and in other settings where personnel have down time and seek entertainment from a robust device with wide content variety without DVDs or tape.

Our Business Strategy

We are leveraging and building on our leadership position in the portable IFE market to market our eVU device to airlines and expand eVU distribution to the healthcare, military, and other travel and leisure markets. Our objective is to have our products play a significant role in the IFE and other related markets.

In addition to offering our eVU product and custom variations to customers, we also are available to provide customers a total solution from product design through development, manufacturing, delivery, and support. Our efforts include:

•
Expanding our business by obtaining new IFE airline customers and customers in the healthcare, military, and other travel and leisure industries. We intend to use both direct and VAR sales domestically and internationally to grow our business. We also intend to seek joint ventures or revenue sharing arrangements for deployment of eVU products in select applications.

•
Developing brand name recognition - This strategy is being pursued through participation in industry alliances, trade show participation, professional articles and attaching our name along with customer products to the greatest extent possible.

•
Expanding our technology base through continued enhancements of our technologies and application - We develop in-house proprietary designs, products, features or technologies that may be private labeled or licensed to one or more business customers. Our engineering team continues to enhance and update MicroOSTM and related technology. We also devote resources to expanding our technology to new applications. In addition to supporting music, voice, and video processing, we believe our technology may have applications in a wide range of products.

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Leverage strategic industry relationships - We have established and maintain important strategic industry relationships and associations with a number of related companies. We seek to leverage these relationships to offer better technology integration and solutions to our business customers and to maximize subtle but valuable marketing and co-promotion opportunities.

We also intend to monetize our portfolio of patents related to the use of flash memory in portable devices. In June 2006 we engaged an intellectual property consultant to investigate, document and develop our portfolio and to liaison with outside legal counsel. We, and our advisors, have performed certain due diligence on our patents and we believe we have strong intellectual property rights that can be licensed. In March 2007 we selected and engaged the international legal firm Duane Morris LLP to handle certain patent enforcement matters on a contingent fee basis. There can be no assurance we can generate revenues from this activity.

Manufacturing

In the past we have employed nonexclusive relationships with manufacturers with facilities in Asia and the United States. These manufacturers either have performed or are qualified to perform manufacturing, assembly, and related services for us and for our customers and licensees. We have expertise in developing, performing and overseeing manufacturing processes.

In fiscal 2007 we purchased primary components from various suppliers with one manufacturer accounting for 73% of total purchases for the fiscal year. In fiscal 2006, two manufacturers accounted for 74% and 13% of total purchases for fiscal year 2006. For fiscal 2005 one manufacturer accounted for 92% of total purchases. These manufacturers purchase major electronic components from a limited number of suppliers.

We have developed a turnkey domestic manufacturing relationship with a qualified contract electronic manufacturer for our eVU product and believe we can deliver product timely to future customers. We expect substantially all of our fiscal 2008 purchases to be from this contract manufacturer. The loss of this manufacturer or the disruption in supply from the manufacturer or in the supply of components by its and our suppliers could have a material adverse effect on our financial condition, results of operations and cash flows.

Marketing, Sales and Distribution

Marketing and sales are performed internally primarily by our Vice President of Business Development and our President/Chief Technical Officer and various technical personnel who are involved in the sales process. Our initial focus has been on smaller international regional or short haul airlines directly and through a VAR.

We also intend to use VARs in the airline and other target markets. A VAR offers the ability to provide entertainment (movie, television, music, informational, and/or educational content), supply, content refreshment and logistic services (recharging and maintenance) and related services for customers not able or willing to provide such services. In May 2006 we entered into an VAR agreement with London based Mezzo Movies Ltd. providing them exclusive rights to certain customers in the low-cost short-haul airline market primarily in Europe. Although the exclusive rights have expired, we are continuing to work and ship product to Mezzo as a VAR customer.

We expect to add additional VARs in the airline and in our other target markets as we expand distribution. For some customers we may expand our business to provide the support services typically provided by our larger customers or VARs.

We also intend to seek joint ventures or revenue sharing arrangements for deployment of eVU products in select applications.

We market our product and services through our strategic and industry relationships and technical articles in trade and business journals. We also participate in industry trade shows, either directly or in conjunction with customers and/or strategic partners. In the last twelve months we have devoted significant resources to creating enhanced marketing materials that supplement custom marketing presentations to key prospects. We may in the future employ limited and selected advertising in targeted industry publications.

Sales to two major customer comprised approximately 53% and 39% of our revenues in fiscal 2007, [2006 - one customer comprised 94% of revenues] and [2005- one customer comprised 96%]. Historically, our revenues have relied on a few major customers. There is no assurance we will obtain any revenues from existing customers in fiscal 2008. We are seeking to expand our customer base and reduce reliance on a few customers in future periods. Currently the loss of any customer could have a material adverse effect on our financial condition, results of operations and cash flows.

Our backlog fluctuates due to the timing of large orders and other factors. Our products are manufactured with lead times of generally less than three months. Our backlog at March 31, 2007 was $1,725,000, at March 31, 2006 it was nil (excluding the uncompleted digEcor order for approximately $700,000), and at March 31, 2005 was $0.6 million. Our order backlog does not necessarily indicate future sales trends. Backlog orders are subject to modification, cancellation or rescheduling by our customers. Future shipments may also be delayed due to production delays, component shortages and other production and delivery related issues.

Research and Development Costs

For the years ended March 31, 2007, 2006 and 2005, we spent $1,474,540, $1,337,568 and $1,515,238, respectively, on research and development. We anticipate that we will continue to devote substantial resources to research and development activities. In fiscal 2005, approximately $122,613 of total research and development revenue was recognized from the company’s research and development contracts. The related costs were included in cost of services.

Intellectual Property

We have five issued U.S. patents covering our MicroOS file management software and certain technology related to the use of flash memory in portable digital devices. Our software is also protected by copyrights. We rely primarily on a combination of patents, copyright and trade secret protection together with licensing arrangements and nondisclosure and confidentiality agreements to establish and protect our proprietary rights.

We have designed and developed proprietary hardware encryption technology for content protection. This technology has been used in the digEplayer and eVU products and has been tested and approved by major Hollywood movie studios. We currently have a patent application pending with the U.S. Patent Office for this technology.

The patent position of any item for which we have filed a patent application is uncertain and may involve complex legal and factual issues. Although we are currently pursuing trademark applications with the U.S. Patent and Trademark Office and also have filed certain U.S. and international patent applications, we do not know whether any of these applications will result in the issuance of patents or trademarks, or, for any patents already issued or issued in the future, whether they will provide significant proprietary protection or will be circumvented or invalidated. Additionally, since an issued patent does not guarantee the right to practice the claimed invention, there can be no assurance others will not obtain patents that we would need to license or design around in order to practice our patented technologies, or that licenses that might be required would be available on reasonable terms. Further there can be no assurance that any unpatented manufacture, use, or sale of our technology or products will not infringe on patents or proprietary rights of others. We have made reasonable efforts in the design and development of our products not to infringe on other known patents.

We also rely on trade secret laws for protection of our intellectual property, but there can be no assurance others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can protect our rights to unpatented trade secrets.

We have also filed a number of trademark applications with the U.S. Patent and Trademark Office. We have received notification of allowance from the United States Patent Office for use of e.Digital™, MicroOS™, Smart Solutions for a Digital World (Service Mark), VoiceNav®, Music Explorer®, MXP™, Flashback®, Hold That Thought®, Fumble Free® and SoundClip® as registered trade names. We intend to make every reasonable effort to protect our proprietary rights to make it difficult for competitors to market equivalent competing products without being required to conduct the same lengthy testing and development conducted by us and not to use any of our innovative and novel solutions to overcome the many technical obstacles involved in developing portable devices using flash memory and other portable storage formats.

Competition

Many large manufacturers currently market various forms of component or handheld digital video players, including Panasonic, Sony, Samsung, Hitachi, RCA, Audiovox, Philips, Daewoo, General Electric, and Toshiba. Other manufacturers may announce products in the future.

Competition in the IFE industry comes from portable DVD hardware manufactured by companies such as Sony, Samsung, Panasonic, or Audiovox, who may sell such products to travelers or airlines or rental outfits and custom portable IFE hardware specifically targeted for airline use. We expect to compete with digEcor, our former customer that has announced a new portable IFE device to be built by others. Innovative Media Solutions (IMS) has offered a portable PC laptop-based IFE product used on several airlines and has recently offered additional models. AIRVOD Entertainment Systems and Phantom Media, European producers, advertise portable IFE products that may become competitive to eVU. Panasonic and other electronic companies have or have announced products and may become more active in the portable IFE industry. The airline industry may also continue to opt for embedded IFE systems offered by Panasonic, Thales and others. Motion picture studios or others could contract competing hardware developers to create new portable products for the IFE industry. Although our system was designed as a portable IFE device and has unique features and the support of content providers, there can be no assurance that other manufacturers will not create and introduce new competing portable IFE products.

Barriers to entry by new competitors are not significant and new competitors in consumer electronics are continually commencing operations. The technology of electronics and electronic components, features and capabilities is also rapidly changing, in many cases causing rapid obsolescence of existing products and technologies.

We believe we have developed a leading low-level real time operating system and comprehensive file management system capable of customization for individual customer requirements. Other companies offering file management systems include M-Systems Flash Disk Pioneers Ltd. (acquired in 2006 by SanDisk Corporation), Intel Corporation, PortalPlayer Inc., I/O Magic, and Datalight Inc. In addition to licensing file management systems, some companies develop their own file management systems for a particular product, either in total or by adapting from one of the competitive vendors. While this self-development is common in simple memory management devices, we offer a system attractive for complex applications. Our technology competes with other solutions; however, we focus on markets requiring advanced features and a robust file management system. Although we were successful in competing against other systems in our selection by Bang & Olufsen, APS, and others, there is no assurance we can continue to compete against other providers of digital recording solutions, many of whom have substantially greater resources.

We believe our existing know-how, contracts, patents, copyrights, trade secrets and potential future patents and copyrights, will be significant in enabling us to compete successfully in the field of portable digital entertainment products and systems.

Seasonality

Our current business is not seasonal.

Employees

As of September 30, 2007, we employed approximately 21 full-time employees and one part-time employee of whom ten were in production and testing, eight were in research, development and engineering, two were in sales, general and administrative and two are executive officers. None of our employees are represented by a labor union, and we are not aware of any current efforts to unionize the employees. Management considers the relationship between the company and its employees to be good.

We also engage consultants or lease engineering personnel on a temporary basis from time to time and use other outside consultants for various services.

Environmental Compliance and Government Regulation

Our operations are subject to various foreign, federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters and there can be no assurance that material costs and liabilities will not be incurred or that past or future operations will not result in exposure or injury or claims of injury by employees or the public. Some risk of costs and liabilities related to these matters are inherent in our business, as with many similar businesses. Management believes its business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on our operations. In the event of violation, these requirements provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted which could adversely affect our operations.

Portable electronic devices must various regulations related to electronics and radiated emissions. Devices for operation on aircraft must comply with additional emission regulations. RTCA, Inc., a global organization comprised of industry and government representatives, develops standards to assure the safety and reliability of all Airborne Electronics (Avionics). Manufacturers of aircraft electronic equipment selling their products in the United States, Europe, and around the globe must meet RTCA requirements, including RTCA/DO-160D. Our eVU is DO-160D-certified for conducted and radiated emissions. DO-160D is the standard procedures and environmental test criteria for testing airborne equipment for the entire spectrum of aircraft from light general aviation aircraft and helicopters through large commercial jets. eVU is also U.S. FCC and European CE compliant.

We are also subject to environmental regulation with respect to our product sales to European customers. The European Union (EU) has finalized the Waste Electrical and Electronic Equipment (WEEE) directive, which regulates the collection, recovery and recycling of waste from electrical and electronic products, and the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) directive, which bans the use of certain hazardous materials including lead, mercury, cadmium, chromium and halogenated flame retardants. In order to comply with the WEEE directive, we will be required to contribute to the cost of collection, treatment, disposal and recycling of past and future covered products. In order to comply with the RoHS directive, we may need to substantially alter product designs and/or find alternate suppliers for critical components used in those products. Because detailed regulations on practices and procedures related to WEEE and RoHS are evolving in member states and because we have yet to assess fully the ramifications to our products, we are presently unable to reasonably estimate the amount of any costs that we may incur in order to comply with WEEE and RoHS. Failure to achieve compliance with the RoHS directive prior to the required implementation date would adversely impact our ability to sell products in EU member states that have begun enforcement of the directive.

LEGAL PROCEEDINGS

In May 2006, we announced that a complaint had been filed against our company and certain of our officers and employees by digEcor, Inc. in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleged breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor sought, among other things, an injunction to prevent our company from selling or licensing certain digital rights management technology and “from engaging in any competition with digEcor until after 2009.” digEcor also sought “actual damages” of $793,750 and “consequential damages...not less than an additional $1,000,000.” This action was related to a purchase order we placed for this customer in the normal course of business on November 11, 2005 for 1,250 digEplayers™ with our contract manufacturer, Maycom Co., Ltd.. Maycom was paid in full for the order by both e.Digital and digEcor by March 2006, but Maycom failed to timely deliver the order. We recorded an impairment charge of $603,750 in March 2006 for deposits paid to Maycom due to the uncertainty of obtaining future delivery. In October 2006 we received delivery from Maycom of the delayed 1,250-unit digEplayer order and delivered the order to digEcor. We recognized $713,750 of revenue from this order and reversed an impairment charge of $603,750 in our third fiscal 2007 quarter.

We have answered the complaint and are pursuing certain counterclaims. The case is currently in the discovery phase. In January 2007, the Court ruled on certain motions of the parties. In its ruling, the Court dismissed digEcor’s unjust enrichment, fraud, negligent misrepresentation, tortious interference and punitive damage claims. The Court further acknowledged the delivery of the 1,250-unit order and a partial settlement between the parties reducing digEcor’s claim for purchase-price or actual damages from $793,750 to $94,846 with such amount still being disputed by e.Digital. digEcor’s contract and damages claims remain in dispute, and the Court provided some interpretation of the contracts at issue in its ruling. digEcor subsequently amended its Complaint to assert an alternative breach of contract claim, and claims for federal, state and common law unfair competition, and sought an injunction prohibiting us “from engaging in any competition with digEcor until after 2013.” In April 2007 digEcor filed a motion for summary judgment seeking enforcement of an alleged noncompete provision and an injunction prohibiting us from competing with digEcor. In October 2007 the Court denied, without prejudice, digEcor’s motion for partial summary judgment and a request for injunction. The foregoing and other findings of the Court may be subject to appeal by either party.

We believe we have substantive and multiple defenses and intend to vigorously challenge the remaining matters and pursue existing and possible additional counterclaims. Due to the uncertainties inherent in any litigation, however, there can be no assurance whether we will or will not prevail in our defense against digEcor’s remaining claims. We are also unable to determine at this time the impact this complaint and matter may have on our financial position or results of operations. We do not expect this litigation to affect our eVU business. We have an accrual of $80,000 as an estimate of our obligation related to the remaining general damage claim and we intend to seek restitution from Maycom for any damages we may incur but recovery from Maycom is not assured. Maycom is not involved in the design, tooling or production of our proprietary eVU mobile product. Moreover, we do not presently plan or expect to produce or sell digEplayer models to digEcor or other customers in the future.

In May 2007 we filed a second amended counterclaim in the United States District Court of Utah seeking a declaratory judgment confirming the status of prior agreements between the parties, alleging breach of our confidential information and trade secrets by digEcor, seeking an injunction against digEcor’s manufacture and sale of a portable product based on our technology, alleging breach of duty to negotiate regarding revenue sharing dollars we believe we have the right to receive and tortious interference by digEcor in our contracts with third parties. We intend to vigorously prosecute these counterclaims. There can be no assurance, however, that we will prevail on any of our counterclaims.

DESCRIPTION OF PROPERTY

In March 2006, we entered into a sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet at 16770 West Bernardo Drive, San Diego, California with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling
$6,535 in the fifty-first through the sixty-second month.

We believe this facility is adequate to meet our needs for the next twelve months given current plans. However should we expand our operations, we may be required to obtain additional space or alternative space. We believe there is adequate availability of office space in the general vicinity to meet our future needs.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following table sets forth certain information with respect to each director, executive officer and key employee of e.Digital Corporation, as follows:

Name	Age	Position

Alex Diaz	41	Chairman of the Board and Director
William Blakeley	50	President and Chief Technical Officer
Robert Putnam	48	Senior Vice President, Interim Chief Accounting Officer, Secretary and Director
Allen Cocumelli	53	Director
Renee Warden	43	Director

Biographical Information

Alex Diaz - Mr. Diaz joined the Board in July 2002 and was appointed Chairman in November 2002. Mr. Diaz is Executive Vice President of Califormula Radio Group in San Diego, where he oversees the wide area network (WAN) linking audio, production studios, and transmitter sites, all of which he designed. He also established a Web presence for several of Califormula’s San Diego radio stations, including Jammin’ Z90, Radio Latina, and classical music station XLNC1. Before joining Califormula, Mr. Diaz worked at Radio Computing Services in New York. Mr. Diaz holds bachelor’s degrees in mathematics and computer science from the University of California in San Diego.

William Blakeley -Mr. Blakely was appointed President and Chief Technical Officer in November 2005. Mr. Blakeley has served as a Principal Systems Engineer and Manager for Northrop Grumman Radio Systems since August 2002. Mr. Blakeley also served as an independent consultant (program management) for two venture backed start ups from January 2002 until August 2002. He also served as Vice President of Engineering for Aegis Broadband Inc. from January 1999 until January 2002. He has also served as President of SDCOMM Technologies, Inc. from 1997 to 1999. From 1988 to 1997, Mr. Blakeley held various management positions with Scientific Atlanta, Inc. Mr. Blakeley obtained a Bachelor of Science degree in Applied Mathematics from San Diego State University in 1983 and a Master of Science degree in electrical engineering from San Diego State University in 1988.

Robert Putnam - Mr. Putnam was appointed Senior Vice President in April 1993. He was appointed a Director of e.Digital Corporation in 1995. In May 2005, Mr. Putnam assumed the additional responsibilities of Interim Chief Accounting Officer and Corporate Secretary. Mr. Putnam served as Secretary of e.Digital Corporation from March 1998 until December 2001. He served as a Director of American Technology Corporation (“ATC”) from 1984 to September 1997 and served as Secretary/Treasurer until February 1994, President and Chief Executive Officer from February 1994 to September 1997 and currently serves as investor relations of ATC. He also served as Secretary/Treasurer of Patriot Scientific (“Patriot”) from 1989 to 2000 and from 1989 to March 1998 was a Director of Patriot. Mr. Putnam obtained a B.A. degree in mass communications/advertising from Brigham Young University in 1983. Mr. Putnam devotes only part-time services to the company, approximately twenty hours per week.

Allen Cocumelli - Mr. Cocumelli was appointed to the Board of Directors on August 25, 1999 and served as Chairman of the Board from April 2000 until November 2002. Mr. Cocumelli has been Secretary and General Counsel of SimpleNet, Inc. since 2004. Prior thereto, Mr. Cocumelli was a Director of Website Services at Yahoo! Inc. from 2000 to 2004. Prior to joining Yahoo! Inc., Mr. Cocumelli was General Counsel of Simplenet Network Communications Inc. from 1996 and Chief Operating Officer of Simplenet Network Communications Inc. from November 1997 until 1999. Prior to joining Simplenet Network Communications Inc., Mr. Cocumelli was in the private practice of law. From 1978 to 1986 Mr. Cocumelli served as a manager in the Components Manufacturing Group and as Director of Corporate Training and Development at Intel. Mr. Cocumelli obtained a B.S. degree in Industrial Psychology from the University of California, Los Angeles in 1972 and a J.D. from Thomas Jefferson University in 1991. Mr. Cocumelli is a member of the California Bar Association.

Renee Warden - Ms. Warden was appointed to the Board of Directors on August 4, 2005. Ms. Warden has been Director of Accounting for Gratis Card Inc. since April 2006. Prior to its acquisition by Crown Castles in April 2006, Ms. Warden was Manager Special Projects/Collections for Global Signal, Inc. Prior to joining Global Signal, Inc. Ms. Warden was Vice President and Controller for Kintera, Inc. from May 2005 to May 2006. Prior to joining Kintera, Inc., Ms. Warden was an executive officer of e.Digital Corporation. Ms. Warden joined e.Digital Corporation in 1991 as Accounting Manager. In 1997 Ms. Warden was appointed Controller and Corporate Secretary for e.Digital Corporation and in 2003 was promoted to Chief Accounting Officer and Secretary until May 2005. From 1993 to 2003 Ms. Warden also held the positions of Chief Accounting Officer, Secretary and Director of Human Resources for American Technology Corporation. Ms. Warden obtained a B.S. degree in business accounting from the University of Phoenix in 1999.

Board of Directors - Overview

The Company’s bylaws state that the Board of Directors shall consist of not less than four nor more than seven members. The specific number of Board members within this range is established by the Board of Directors and is currently set at five. The terms of all directors will expire at the next annual meeting of our company’s stockholders, or when their successors are elected and qualified. Directors are elected each year, and all directors serve one-year terms. Officers serve at the pleasure of the Board of Directors. There are no arrangements or understandings between our company and any other person pursuant to which he was or is to be selected as a director, executive officer or nominee. There are no other persons whose activities are material or are expected to be material to our company’s affairs.

The Board of Directors met three times during fiscal 2007 and acted by unanimous written consent five times. During such fiscal year, each Board member attended 100% of the meetings of the Board held during the period for which he was a director.

Board of Directors - Committees

The Company has an Audit Committee and a Compensation Committee.

Audit Committee. The Audit Committee, currently consisting of Ms. Warden and Mr. Putnam, reviews the audit and control functions of e.Digital Corporation, e.Digital Corporation’s accounting principles, policies and practices and financial reporting, the scope of the audit conducted by our company’s auditors, the fees and all non-audit services of the independent auditors and the independent auditors’ opinion and letter of comment to management and management’s response thereto. The Audit Committee is governed by a written charter adopted in 2000. The Audit Committee was designated on June 7, 2000 and held four meetings during the fiscal year ended March 31, 2007.

Compensation Committee. The Compensation Committee is currently comprised of two non-employee Board members, Allen Cocumelli and Alex Diaz. The Compensation Committee reviews and recommends to the Board the salaries, bonuses and prerequisites of our company’s executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers such plans. No executive officer of our company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our company’s Board of Directors or Compensation Committee. The Compensation Committee held no formal meetings during the fiscal year ended March 31, 2007.

Board of Directors - Audit Committee Financial Expert

The Company has a standing Audit Committee that includes the following three members of the Board of Directors: Renee Warden, Alex Diaz and Robert Putnam. Ms. Warden has been designated as the “Audit Committee Financial Expert,” as defined by Regulation S-K, although as a former executive officer of the company she is not or an “independent” director, as defined under the NASDAQ National Stock Market rules and Rule 10A-3 of the Securities Exchange Act of 1934.

Board of Directors - Independence

Our Board of Directors is comprised of four individuals, two of whom (Messrs. Diaz and Cocumelli) we have determined are independent under SEC rules. While Mr. Diaz, as Chairman of our Board of Directors, is technically considered as an executive officer under our bylaws, we do not believe that he meets the definition of an “executive officer” under Rule 16a-1(f) of the Exchange Act in that he does not perform any policy-making functions for our company, nor is he compensated for this position. Consequently, we consider Mr. Blakeley as our PEO and consider Mr. Diaz as independent.

Board of Directors - Compensation

Stock Options - Directors have received in the past and may receive in the future stock options pursuant to our company’s stock option plans.

Standard Compensation - Our company has no other arrangements to pay any direct or indirect remuneration to any of our directors in their capacity as directors other than in the form of reimbursement of expenses for attending directors’ or committee meetings.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Overview

Because we have a limited number of employees and are incurring operating losses introducing new products and exploiting our patent portfolio, we are not a heavily executive laden company. We had no change in executive officers during fiscal 2007 and there were no changes in executive officer pay rates nor any stock options granted to executive officers nor any cash bonuses paid or accrued during the year. Accordingly this year the members of the Compensation Committee concluded, without a formal meeting, that no additional base salary was to be paid and that no bonus or equity award needed to be made to any executive officer.

The future of our company requires that a plan and compensation philosophy be in place to hire and maintain talented executives in the future. For this reason, the Committee plans to adopt a charter as soon as growth dictates the need for an expanded executive team. In developing our guidelines and ultimately our charter, the following principles are likely to figure greatly in them:

•	To pay salaries that are competitive in our industry and our geographical market.
•	To use, assuming that it makes sense for our company, executive pay practices that are commonly found in companies engaged in a similar industry.
•	To maintain a ‘pay for performance’ outlook, particularly in our incentive programs.
•	To pay salaries, and award merit increases, on the basis of the individual executive’s performance and contributions to our organization.

To attain these goals, we have created an executive compensation program which consists of base pay, a stock option program and employee benefits.

Our executive compensation program rewards executives for company and individual performance. Company and individual performance are strongly considered when we grant base pay increases and equity awards. For all management and supervising employees of our company, other than the PEO (Principal Executive Officer) and PFO (Principal Financial Officer), the PEO and management team decide cash compensation subject to review by the Compensation Committee or the Board. The Board determines and approves all equity awards after input from management. Our company has no bonus plan and due to losses no bonus was accrued or paid for fiscal 2007. We may grant bonuses to executive and non-executive personnel in the future.

The Role of the Compensation Committee

Our Compensation Committee has not adopted a formal charter. The Compensation Committee performs the following functions regarding compensation for the named executive officers (“NEOs”):

•	Review and approve our company’s goals relating to Principal Executive Officer (“PEO”) compensation.
•	Evaluate the PEO’s performance in light of the goals.
•	Make recommendations to the board regarding compensation to be paid to the other NEOs.
•	Annually review, for all NEOs, annual base salary, bonus, long term incentives, employment-related agreements and special benefits.

Our Process for Setting Executive Pay

Base salaries are intended to be competitive with market rates and are based on an internal evaluation of the responsibilities of each position. Salaries for executive officers are reviewed on an annual basis.

The Committee’s compensation policies are particularly designed to align executive officer and senior management salaries and bonus compensation to the individual’s performance in the short-term and to emphasize compensation from equity, primarily employee stock options, for long-term incentives.

Our long-term incentive program consists of a stock option program pursuant to which the PEO and other executive officers (as well as other key employees) are periodically granted stock options at the then fair market value (or higher prices) of our common stock. These option programs are designed to provide such persons with significant compensation based on overall company performance as reflected in the stock price, to create a valuable retention device through standard two to three year vesting schedules and to help align employees’ and shareholders’ interests. Stock options are typically granted at the time of hire to key new employees, at the time of promotion to certain employees and periodically to a broad group of existing key employees and executive officers.

PEO Compensation - During fiscal 2006, the Committee approved for Mr. Blakeley an annual base salary of $175,000 a level the Committee feels is at the lower range of base salaries for Principal Executive Officers at similarly situated companies. Although the Committee attempts to align the Principal Executive Officer’s salary with performance, it chose to provide no salary increases during fiscal 2007 as part of a general company-wide effort to contain costs during the introduction of its new eVU product. The Committee believes Mr. Blakeley has significant long-term stock incentives. Mr. Blakeley is currently an employee at will.

Compliance with Internal Revenue Code Section 162(m) - Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The non-performance based compensation paid to our executive officers for the 2007 fiscal year did not exceed the $1 million limit per officer. It is not expected that the compensation to be paid to our executive officers for the 2008 fiscal year will exceed that limit. Our Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. It is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit. The Committee’s present intention is to comply with the requirements of Section 162(m) unless and until the Committee determines that compliance would not be in the best interest of the company and its shareowners.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Option Awards (2)	All Other Compensation	Total
William Blakeley, President and Chief Technical Officer (PEO)	2007	$175,000	$-0-	$33,026	$-0-	$208,026
Robert Putnam, Senior Vice President, Secretary and Interim Chief Accounting Officer (PFO) (3)	2007	$85,000	$-0-	$13,052	$-0-	$98,052

(1)	Represents actual cash compensation.
(2)
Represents the amount of compensation cost recognized by us in fiscal 2007 related to stock option awards granted prior to fiscal 2007 (since none were granted during fiscal 2007), as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). For a discussion of valuation assumptions, see Note 1 to our 2007 Consolidated Financial Statements included herein for the year ended March 31, 2007.

(3)	Mr. Putnam provides part-time services to our company. See “Certain Transactions - Conflicts of Interest.”

Grants of Plan-Based Awards for Fiscal 2007

There were no Plan-Based Awards to the Named Executive Officers for the fiscal year ended March 31, 2007.

Outstanding Equity Awards at Year End

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
William Blakeley	1,125,000	375,000	(1)		$0.09	11/14/20
	166,666	83,334	(2)	—	$0.145	03/30/10
Robert Putnam	25,000				0.23	07/1/09
	333,333	166,667	(2)	--	$0.145	3/30/10

(1)	A total of 500,000 shares vested on grant with the balance quarterly over two years at the rate of 125,000 shares per quarter. All shares shall be vested in November 2007.
(2)	One-third vested at grant, one-third at the end of one year and the balance at the end of two years. All shares shall vest by March 2008.These options vest 25% annually commencing on March 31 2006.

Option Exercises and Stock Vested Table

There were no options exercised by the Named Executive Officers during fiscal 2007.

There are no pension benefits for any Named Executive Officer.

Employment Agreements, Termination of Employment and Change in Control Arrangements

Mr. Blakeley was employed pursuant to a letter agreement effective November 14, 2005 with no specific term. The starting salary was $175,000, also the rate for fiscal 2007. Mr. Blakeley is eligible for an annual bonus as determined by the Board of Directors or its duly appointed committee but no bonus was paid or earned for fiscal 2007. Mr. Blakeley’s employment is at will but should his employment be terminated for any reason other than cause, then up to three months severance in the form of salary continuation and benefit continuation shall be payable.

Mr. Blakeley’s stock options on 1,250,000 shares provide that if he is terminated after a change in control then vesting shall accelerate and he shall have six months post termination to exercise the options rather than one month, subject to certain extensions for regulatory restrictions on resale (791,666 already vested at March 31, 2007). Options on 500,000 shares provide for acceleration of vesting upon a change in control but all were vested at March 31, 2007.

Mr. Putnam has no employment letter or agreement. Options on 500,000 shares provide for acceleration of vesting upon a change in control (333,333 already vested at March 31, 2007).

Director Compensation

Our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committee meetings. Employee directors do not receive any cash compensation for services as directors and have not received any equity compensation grants designated for such services. In addition, members of the board of directors who are not employees receive equity compensation grants as consideration for board and committee service from time to time. There is no established policy as to frequency or amount of equity compensation grants for non-employee directors.

The following table sets forth the compensation paid to our non-employee directors in 2007.Employment Agreements

Name	Fee Earned or Paid in Cash	Option Awards (2)(3)	All Other Compensation	Total
Alex Diaz	—	$26,103	—	$26,103
Allen Cocumelli	—	$26,103	—	$26,103
Renee Warden (3)	—	$27,971	—	$27,971

(1)
Ms. Warden served as our Chief Accounting Officer and Secretary until May 2005 and during fiscal 2007 provided accounting services unrelated to her role as a director or audit committee member and earned compensation of $14,082 not included above.

(2)
Represents the amount of compensation cost recognized by us in fiscal 2007 related to stock option awards granted prior to fiscal 2007 (since none were granted during fiscal 2007), as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). For a discussion of valuation assumptions, see Note 1 to our 2007 Consolidated Financial Statements included herein for the year ended March 31, 2007. The amount for each non-employee director includes $6,526 as the accelerated expense for 250,000 options exercisable at $0.145 per share forfeited by each non-employee director during the year.

(3)	The following are the aggregate number of option awards outstanding for each of our non-employee directors at March 31, 2007 - Diaz: 725,000, Cocumelli: 825,000, and Warden: 650,000.

Compensation Committee Report

Analysis required by Item 402(b) of Regulation S-K and contained within this Form 10-K/A with management and, based on such review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Form 10-K/A and incorporated into our Annual Report on Form 10-K for the year ended March 31, 2007.

Members of the Compensation Committee:

Alex Diaz
Allen Cocumelli

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflicts of Interest

Certain conflicts of interest now exist and will continue to exist between e.Digital Corporation and its officers and directors due to the fact that they have other employment or business interests to which they devote some attention and they are expected to continue to do so. We have not established policies or procedures for the resolution of current or potential conflicts of interest between our company and its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in our company’s favor. The officers and directors are accountable to our company as fiduciaries, which means that they are legally obligated to exercise good faith and integrity in handling our company’s affairs. Failure by them to conduct our company’s business in its best interests may result in liability to them.

Officer and director Robert Putnam also acts as Investor Relations of ATC. The possibility exists that these other relationships could affect Mr. Putnam’s independence as a director and/or officer of e.Digital Corporation. Mr. Putnam is obligated to perform his duties in good faith and to act in the best interest of our company and its stockholders, and any failure on his part to do so may constitute a breach of his fiduciary duties and expose such person to damages and other liability under applicable law. While the directors and officers are excluded from liability for certain actions, there is no assurance that Mr. Putnam would be excluded from liability or indemnified if he breached his loyalty to our company.

Transactions with Related Persons

In August 2006, executive officer Robert Putnam exercised an aggregate of 312,500 A and B warrants for cash of $29,687.50 and received as an early exercise inducement 78,125 warrants exercisable at $.15 per common share until August 31, 2009. The terms of this transaction were the same as those for unrelated persons.

In August 2006, entities affiliated with James A. Barnes, a related party through ownership of greater than 5% of the our Series D preferred stock (See Item 12), exercised an aggregate of 1,250,000 A and B warrants for cash of $118,750 and received as an early exercise inducement 312,500 warrants exercisable at $.15 per common share until August 31, 2009. The terms of these transactions were the same as those for unrelated persons.

In August 2006, entities affiliated with Jerry E. Polis, a related party through ownership of greater than 5% of the our Series D preferred stock (See Item 12), exercised an aggregate of 1,250,000 A and B warrants for cash and note conversions of $118,750 and received as an early exercise inducement 312,500 warrants exercisable at $.15 per common share until August 31, 2009. Mr. Polis also exercised an additional 250,000 warrants for cash and note conversion of $20,000 without inducement. The terms of these transactions were the same as those for unrelated persons.

On December 12, 2006 our company and Davric Corporation, an entity controlled by Jerry E. Polis, completed an exchange of 15% Unsecured Promissory Notes (“Exchange Agreement”) for (i) a new 7.5% Convertible Subordinated Term Note issued by us in the principal amount of $970,752 due November 30, 2009 (the “Exchange Note”) and (ii) 500,000 shares of common stock (the “Exchange Shares”). As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes were cancelled. The Exchange Shares were issued as consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. Without the exchange and the cancellation of the 15% Unsecured Promissory Notes, we would have been obligated to make total payments of approximately $982,300 at December 31, 2006.

Pursuant to the terms of the Exchange Note we agreed to pay to Davric Corporation monthly principal and interest installments of $6,000 starting December 2006, increasing to $15,000 starting in February 2007, $30,000 starting in December 2007 and $50,000 starting in December 2008 with maturity November 30, 2009. Commencing with the February 2007 installment payment, we may, subject to certain limitations, elect to make such installment payments either in cash or in shares of common stock (“Monthly Installment Shares”). Monthly Installment Shares will be valued at the arithmetic average of the closing prices for the last five trading days of the applicable month without discount. Installment note payments must be paid in cash if the computed average price is less than $0.10 per share. Subject to certain notice periods and other limitations, the balance of the Exchange Note is convertible by Davric Corporation at $0.30 per common share beginning February 1, 2007 and we may elect to call the Exchange Note for mandatory conversion if the closing sale price of our common stock is at least $0.40 per share for ten consecutive trading days. We also may prepay the Exchange Note in full or in minimum parts of $50,000 on ten-day notice. The Exchange Note may be subordinate to certain future senior indebtedness as defined in the Exchange Note. We are not obligated to register the Exchange Shares, any Monthly Installment Shares or any shares issuable on conversion of the Exchange Note.

On March 23, 2007 we entered into a short-term purchase order and working capital financing arrangement providing cash proceeds of $750,000. The lender, ASI Capital Corporation, is a Nevada based mortgage broker/banker of which Jerry E. Polis is Chairman, President and largest shareholder. The note was due on September 23, 2007 and effective September 28, 2007, along with a principal reduction of $100,000, the due date was amended and extended to December 23, 2007. On April 2, 2007 we paid a $15,000 finance charge by issuing 73,385 restricted shares of common stock and for the due date extension we paid an additional $6,500 finance charge on October 9, 2007 by issuing 34,537 restricted shares of common stock.

The obligation is documented by an 18% secured promissory note, as amended, with interest payable monthly for any full or partial month the principal is outstanding and is secured pursuant to a security agreement providing a security interest in substantially all of the our assets.

During fiscal 2006 we paid director and former executive officer Renee Warden an aggregate of $14,082 for accounting services unrelated to her role as a director or audit committee member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Common Stock

The following security ownership information is set forth, as of November 1, 2007, with respect to certain persons or groups known to e.Digital Corporation to be beneficial owners of more than 5% of our company’s outstanding common stock and with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table currently employed by e.Digital Corporation, and all current directors, nominees and executive officers as a group (five persons). Other than as set forth below, e.Digital Corporation is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of our company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class	Title of Class
William Blakeley 16770 West Bernardo Drive San Diego, CA 92127	2,276,041	(1)	*	Common
Robert Putnam 16770 West Bernardo Drive San Diego, CA 92127	3,174,958	(2)	1.3%	Common
Allen Cocumelli 16770 West Bernardo Drive San Diego, CA 92127	642,666	(3)	*	Common
Alex Diaz 16770 West Bernardo Drive San Diego, CA 92127	1,001,666	(4)	*	Common
Renee Warden 16770 West Bernardo Drive San Diego, CA 92127	566,666	(5)	*	Common
All officers, directors and nominees as a group (5 persons)	7,661,997	(6)	3.0%	Common

(1)	Includes options and warrants exercisable within 60 days to purchase 1,713,541 shares.
(2)	Includes options and warrants exercisable within 60 days to purchase 436,458 shares.
(3)	Includes options exercisable within 60 days to purchase 641,666 shares.
(4)	Includes options exercisable within 60 days to purchase 641,666 shares.
(5)	Includes options exercisable within 60 days to purchase 566,666 shares.
(6)	Includes options and warrants exercisable within 60 days to purchase 3,999,997 shares.

* Less than 1%

Series D Preferred Stock

The following security ownership information is set forth as of November 1, 2007, with respect to certain persons or groups known to e.Digital Corporation to be beneficial owners of more than 5% of Series D Preferred Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class	Title of Class

Jerry E. Polis Family Trust 980 American Pacific Dr. Ste. 111 Henderson, NV 89014	85,000	(2)	93.4%	Series D Preferred Stock

Palermo Trust 8617 Canyon View Dr. Las Vegas, NV 89117	6,000	(3)	6.6%	Series D Preferred Stock

(1)
Represents number of shares of Series D Preferred Stock, held as of November 1, 2007. At such date an aggregate of 96,000 shares of Series D Preferred Stock were issued and outstanding convertible into an aggregate of 17,930,740 shares of common stock subject to a 4.999% conversion limitation.

(2)	Jerry E. Polis is Trustee and believed by our company to have sole voting and investment power with respect to the Series D Preferred Stock held.
(3)	.James A. Barnes is Trustee and believed by our company to share voting and investment power with his spouse with respect to the Series D Preferred Stock held.

Equity Compensation Plan Information

The following table sets forth information as of  September 30, 2007, with respect to compensation plans (including individual compensation arrangements) under which equity securities of e.Digital Corporation are authorized for issuance, aggregated as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,467,078	$0.16	3,502,000
Equity compensation plans not approved by security holders (1)	1,750,000	$0.12	-0-
Total	11,217,078	$0.16	3,502,000

(1)
Includes (a) 1,000,000 shares of common stock subject to inducement stock options granted to an executive officer in connection with employment and 250,000 shares granted subsequently with an aggregate weighted average exercise price of $0.10 per share, (b) 250,000 shares of common stock subject to inducement stock options granted to an employee with an exercise price of $0.145 per share, and (c) 250,000 shares of common stock granted to a consultant vesting on a performance basis with an exercise price of $0.16 per share.

DESCRIPTION OF SECURITIES

General

The company is authorized to issue up to 300,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value, issuable in series. The following description of our capital stock is subject to and qualified in its entirety by our Certificate of Incorporation, Bylaws and amendments thereto, including the various Certificates of Designation of Preferences, Rights and Limitations filed from time-to-time, and by the provisions of applicable Delaware law.

As of  November 1, 2007, 100,000 shares of preferred stock have been designated as Series A Redeemable Convertible Preferred Stock, 300 shares of preferred stock have been designated as 7% Series B Convertible Preferred Stock, 400 shares of preferred stock have been designated as 7% Series C Convertible Preferred Stock, 250,000 shares of preferred stock have been designated as Series D Preferred Stock, 15,000 shares of preferred stock have been designated as 8% Series E Convertible Preferred Stock, 20,000 shares of preferred stock have been designated as 8% Series EE Convertible Preferred Stock. As of  November 1, 2007, (i) 247,785,447 shares of common stock have been issued and are outstanding, (ii) all shares of Series A, B, C, E and EE preferred stock have been fully converted and are no longer outstanding and (iii) 91,000 shares of Series D preferred stock remain outstanding.

Common Stock

The holder of each share of common stock:

•	is entitled to one vote on all matters submitted to a vote of the stockholders of e.Digital Corporation, including the election of directors. There is no cumulative voting for directors;

•	does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the company; and

•	is entitled to receive such dividends as the Board of Directors may from time-to-time declare out of funds legally available for payment of dividends.

No dividend may be paid on the common stock until all accumulated and unpaid dividends on the Series D preferred stock have been paid. Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution, subject to the liquidation preference of the Series D preferred stock (of $10.00 per share) and any unpaid and accumulated dividends on the Series D preferred stock.

Series D Preferred Stock

The holders of shares of Series D preferred stock:

•	have the number of votes per share equal to the number of shares of common stock into which each such share is convertible (i.e., one share of series D preferred stock equals one-hundredth of a vote);

•	are entitled to vote on all matters submitted to the vote of the stockholders of e.Digital Corporation, including the election of directors; and

•	are entitled to an annual cumulative dividend of 12% per annum, payable when, as and if declared by the Board of Directors.

As of November 1, 2007, there are 91,000 shares (stated value of $10 per preferred share) of Series D preferred stock outstanding convertible into approximately 17,930,740 shares of common stock. The Series D preferred stock is subject to automatic conversion on or about December 31, 2007.

7.5% Convertible Subordinated Term Note

On December 12, 2006 we issued a new 7.5% Convertible Subordinated Term Note issued by us in the principal amount of $970,752 due November 30, 2009 in exchange for previously outstanding 15% Unsecured Promissory Notes which were cancelled. Pursuant to the terms of the Exchange Note we have agreed to pay to Davric Corporation monthly principal and interest installments of $6,000 starting December 2006, increasing to $15,000 starting in February 2007, $30,000 starting in December 2007 and $50,000 starting in December 2008 with maturity November 30, 2009. Commencing with the February 2007 installment payment, we may, subject to certain limitations, elect to make such installment payments either in cash or in shares of common stock (“Monthly Installment Shares”). Monthly Installment Shares will be valued at the arithmetic average of the closing prices for the last five trading days of the applicable month without discount. Installment note payments must be paid in cash if the computed average price is less than $0.10 per share. Subject to certain notice periods and other limitations, the balance of the Exchange Note is convertible by Davric Corporation at $0.30 per common share beginning February 1, 2007 and we may elect to call the Exchange Note for mandatory conversion if the closing sale price of our common stock is at least $0.40 per share for ten consecutive trading days. We also may prepay the Exchange Note in full or in minimum parts of $50,000 on ten-day notice. The Exchange Note may be subordinate to certain future senior indebtedness as defined in the Exchange Note. The Company is not obligated to register the Exchange Shares, any Monthly Installment Shares or any shares issuable on conversion of the Exchange Note.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at higher than prevailing market prices.

Options

As of September 30, 2007, options to purchase a total of 11,217,078 shares of common stock were outstanding pursuant to the Company’s stock option plans. The total number of shares of common stock that may be subject to the granting of options under the 2005 Equity-Based Compensation Plan is equal to 10,000,000 shares of common stock of which 3,502,000 were available for grant at  September 30, 2007.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may also adopt, amend or repeal our bylaws by the holders of at least a majority of the voting power of all outstanding voting stock.

Special Stockholders’ Meetings. Our bylaws provide that special meetings of the stockholders may be called only by the board, the chairman of the board or the president, and shall be called at the written request of holders of shares of outstanding stock with 10% or more of the voting power of all outstanding voting stock.

Board Vacancies to be Filled by Remaining Directors and Not Stockholders. Our bylaws provide that any vacancies on our board will be filled by the affirmative vote of the majority of the remaining directors, even if such directors constitute less than a quorum, or by our stockholders.

Limitation of liability of directors. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;
•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and
•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Requirements for Advance Notification of Stockholder Proposals and Director Nominations. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the majority of members of the board of directors. These provisions may preclude stockholders from bringing matters before a stockholders’ meeting or from making nominations for directors at a stockholders’ meeting.

No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Delaware Anti-Takeover Law

We have not opted out of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder, absent certain circumstances described in Section 203.

Shares Eligible for Future Sale

As of November 1, 2007, 247,785,447 shares of common stock have been issued and are outstanding. If all of the remaining unissued shares being registered in this Prospectus are issued, we will have 259,205,731 shares issued and outstanding. Of these shares, all 22,866,666 shares registered in this offering will be freely tradable without restriction or further registration un the Securities Act of 1933, unless such shares are purchases by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. As of November 1, 2007, approximately 7,449,500 shares are eligible for sale under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144.

Rule 144.  In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of our company, who have beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding (approximately 2,476,536 shares) as of September 30, 2007; or
•	the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

No prediction can be made as to the effect, if any that market sales of the company’s common stock, or the availability of the common stock for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the company’s common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and impair our future ability to raise capital through an offering of equity securities.

Form S-8. On July 28, 2006, we filed a Registration Statement on Form S-8 to register a total of 10,000,000 shares underlying our 2005 Equity-Based Compensation Plan. On September 26, 2007, we filed an additional Registration Statement on Form S-8 to register a total of 1,750,000 shares underlying certain Special Stock Options and Inducement Stock Options. All of such shares are available for resale outside the provisions of Rule 144 (subject to our officers and directors still being subject to Rule 144 volume limitations for Form S-8 resales).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 E. 4800 South, Suite 100, Salt Lake City, Utah 84117-5126.

LEGAL MATTERS

The validity of the securities offered will be passed on for the company by McConnell, Dunning & Barwick LLP, Aliso Viejo, California.

EXPERTS

The consolidated financial statements of e.Digital Corporation and subsidiary at March 31, 2005, 2006 and 2007 appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of Singer Lewak Greenbaum & Goldstein LLP, as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. In addition, such information may be accessed electronically at the Securities and Exchange Commission’s web site on the Internet at www.sec.gov.

This Prospectus is part of a larger registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by Delaware law, our Certificate of Incorporation provides that we will indemnify our officers, directors, employees and agents against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of e.Digital Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, CA

We have audited the consolidated balance sheets of e.Digital Corporation and subsidiary (the “Company”) as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended March 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2007 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, and its total liabilities exceeds its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Santa Ana, CA
June 11, 2007

e.Digital Corporation and subsidiary
CONSOLIDATED BALANCE SHEETS
[See Note 1 - Nature of Operations and Basis of Presentation]

	As of March 31
	2007	2006
	$	$
ASSETS
Current
Cash and cash equivalents	694,757	1,058,723
Accounts receivable, trade	37,029	2,670
Inventory	309,392	-
Deposits and prepaid expenses	50,999	31,667
Total current assets	1,092,177	1,093,060
Property and equipment, net of accumulated depreciation of
$472,063 and $593,266, respectively	36,206	62,508
Prepaid transaction costs	628,584	-
Total assets	1,756,967	1,155,568
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current
Accounts payable, trade	687,132	261,196
Other accounts payable and accrued liabilities	131,107	107,145
Accrued lease liability	-	515,000
Accrued employee benefits	149,528	117,108
Dividends	464,025	402,305
Customer deposits	118,850	793,750
Current maturity of convertible term note, less $34,000 and $-0- of debt discount	138,902	-
Convertible subordinated promissory notes, less $-0- and $1,103,031 for debt discount	-	396,969
Secured promissory note	750,000	-
Unsecured promissory note	-	1,015,954
Total current liabilities	2,439,544	3,609,427
Long-term convertible term note, less $31,983 and $-0- of debt discount	748,082	-
Deferred revenue - long term	6,000	-
Total long-term liabilities	754,082	-
Total liabilities	3,193,626	3,609,427

Commitments and Contingencies

Stockholders' deficit
Preferred stock, $0.001 par value; 5,000,000 shares authorized
Series D Convertible Preferred stock 250,000 shares designated: 91,000 and 96,000 issued and outstanding, respectively. Liquidation preference of $1,347,099 and $1,334,321, respectively	910,000	960,000
Series EE Convertible and Redeemable Preferred stock 20,000 shares designated: -0- and 2,500 issued and outstanding, respectively. Liquidation preference of $-0- and $277,342 respectively	-	250,000
Common stock, $0.001 par value, authorized 300,000,000, 243,453,037 and 200,431,000 shares and outstanding, respectively	243,453	200,431
Additional paid-in capital	78,236,434	73,710,110
Dividends	(464,025)	(402,305)
Accumulated deficit	(80,362,521)	(77,172,095)
Total stockholders' deficit	(1,436,659)	(2,453,859)

Total liabilities and stockholders' deficit	1,756,967	1,155,568

See accompanying notes

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS
[See Note 1 - Nature of Operations and Basis of Presentation]

	For the year ended
	March 31
	2007	2006	2005
	$	$	$
Revenues:
Products	1,815,014	3,174,730	4,002,212
Services	-	75,761	250,175
	1,815,014	3,250,491	4,252,387

Cost of revenues:
Products	789,773	2,643,034	3,149,357
Services	-	4,875	105,795
Impairment of deposits and other	-	488,611	-
	789,773	3,136,520	3,255,152
Gross profit	1,025,241	113,971	997,235

Operating expenses:
Selling and administrative	1,618,973	1,317,859	1,517,619
Research and related expenditures	1,474,540	1,337,568	1,515,238
Total operating expenses	3,093,513	2,655,427	3,032,857

Operating loss	(2,068,272)	(2,541,456)	(2,035,622)

Other income (expense):
Interest income	12,729	9,062	3,785
Interest expense	(1,357,029)	(573,500)	(384,040)
Other	283,299	(787)	(936)
Other expense	(1,061,001)	(565,225)	(381,191)

Loss and comprehensive loss for the period	(3,129,273)	(3,106,681)	(2,416,813)
Imputed deemed dividends on Series EE Preferred Stock	-	-	(1,100,611)
Additional deemed dividends on conversion repricing of
Series D and EE Preferred Stock	-	(1,999,951)	-
Accrued dividends on the Series D and EE Preferred stock	(122,873)	(161,695)	(225,588)
Loss attributable to common stockholders	(3,252,146)	(5,268,327)	(3,743,012)
Loss per common share - basic and diluted	(0.01)	(0.03)	(0.02)

Weighted average common shares outstanding	217,130,347	177,472,037	165,525,386

See accompanying notes

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
[See Note 1 - Nature of Operations and Basis of Presentation]

	Preferred stock	Common stock Shares	Amount	Additional paid-in capital	Dividends	Accumulated deficit
Balance, March 31, 2004	2,312,050	160,527,868	160,528	64,316,408	(246,798)	(68,316,261)
Shares issued upon exercise of stock options	-	30,000	30	4,620	-	-
Shares issued to satisfy trade payable	-	-	-	11,729	-	-
Shares issued upon exercise of warrants	-	394,872	395	66,105	-	-
Value assigned to warrants in connection with equity financing	-	-	-	271,121	-	-
Deemed dividends on Series EE preferred stock	-	-	-	1,100,611	-	(1,100,611)
Issuance of Series EE preferred stock	1,850,000	-	-	-	-	-
Offering costs on Series EE preferred stock	-	-	-	(168,435)	-	-
Shares issued for conversion of Series E preferred stock	(862,050)	4,375,146	4,375	896,576	38,902	(38,902)
Shares issued for conversion of Series D preferred stock	(300,000)	1,931,871	1,932	365,119	67,051	(67,051)
Shares issued for conversion of Series EE preferred stock	(600,000)	3,233,628	3,234	611,155	14,389	(14,389)
Dividends on Series D, E & EE preferred stock	-	-	-	-	(225,588)	-
Loss and comprehensive loss	-	-	-	-	-	(2,416,813)
Balance, March 31, 2005	2,400,000	170,493,385	170,494	67,475,009	(352,044)	(71,954,029)
Shares issued for conversion of Series D preferred stock	(190,000)	2,755,976	2,756	254,649	67,406	(67,406)
Shares issued for conversion of Series EE preferred stock	(1,000,000)	6,956,639	6,956	1,037,072	44,028	(44,028)
Dividends on Series D and EE preferred stock	-	-	-	-	(161,695)	-
Shares issued upon exercise of warrants	-	1,475,000	1,475	116,525	-	-
Value assigned to reprice of subordinated debt warrants	-	-	-	120,062	-	-
Proceeds from sale of common stock at $0.08 per share	-	18,750,000	18,750	1,481,250	-	-
Value assigned to warrants and preferred convertible debt repricing in connection with common stock issuance	-	-	-	3,225,543	-	-
Value on repricing of preferred stock	-	-	-	-	-	(1,999,951)
Loss and comprehensive loss	-	-	-	-	-	(3,106,681)
Balance, March 31, 2006	1,210,000	200,431,000	200,431	73,710,110	(402,305)	(77,172,095)
Stock-based compensation				254,275
Shares issued for conversion of Series D preferred stock	(50,000)	907,123	907	71,664	22,570	(22,570)
Shares issued for conversion of Series EE preferred stock	(250,000)	3,607,289	3,607	284,976	38,583	(38,583)
Dividends on Series D and EE preferred stock	-	-	-	-	(122,873)	-
Value assigned to inducement warrants	-	-	-	230,709	-	-
Shares issued upon exercise of warrants	-	11,236,500	11,236	1,028,291	-	-
Shares issued upon conversion of notes	-	18,750,000	18,750	1,481,250	-	-
Shares issued for note refinancing	-	500,000	500	77,000	-	-
Shares issued for term debt payments	-	154,459	155	29,845	-	-
Shares issued for services	-	200,000	200	33,800	-	-
Shares issued for financing commitment	-	3,500,000	3,500	591,500	-	-
Proceeds from sale of common stock at $0.12 per share	-	4,166,666	4,167	495,833	-	-
Offering costs on sale of common stock	-	-	-	(52,819)	-	-
Loss and comprehensive loss	-	-	-	-	-	(3,129,273)
Balance, March 31, 2007	910,000	243,453,037	243,453	78,236,434	(464,025)	(80,362,521)

See accompanying notes

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS
[See Note 1 - Nature of Operations and Basis of Presentation]

	For the year ended
	March 31
	2007	2006	2005
	$	$	$
OPERATING ACTIVITIES
Loss for the period	(3,129,273)	(3,106,681)	(2,416,813)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	53,757	63,494	48,452
Accrued interest related to unsecured promissory notes	72,332	112,500	37,500
Value assigned to inducement warrants	230,709	-	-
Impairment of deposit	-	603,750	-
Amortization of interest from warrants and common stock issued in connection with promissory notes	1,114,548	300,665	174,138
Stock issued to vendor	-	-	11,729
Gain on settlement of accounts payable debt	-	(125,135)	-
Write-off of accrued lease liability	(515,000)	-	-
Interest paid in stock	12,080	-	-
Stock-based compensation	254,275	-	-
Changes in assets and liabilities:
Accounts receivable, trade	(34,359)	50,171	(16,690)
Inventory	(309,392)	-	5,009
Prepaid expenses and other	(19,332)	(130,064)	(476,268)
Accounts payable, trade	425,936	(135,016)	135,894
Other accounts payable and accrued liabilities	29,962	23,850	12,441
Customer deposits	(674,900)	86,500	707,250
Accrued employee benefits	32,420	(17,334)	(51,295)
Deferred revenue	-	(53,830)	(122,613)
Cash used in operating activities	(2,456,237)	(2,327,130)	(1,951,265)

INVESTING ACTIVITIES
Purchase of property and equipment	(27,455)	-	(15,816)
Cash used in investing activities	(27,455)	-	(15,816)

FINANCING ACTIVITIES
Payments on promissory notes	(12,337)	(21,400)	(3,270)
Proceeds from promissory notes	750,000	500,000	1,000,000
Proceeds from sale of preferred stock	-	-	1,850,000
Proceeds from sale of common stock	500,000	1,500,000	-
Payment for stock offering costs	(18,819)	-	(129,500)
Proceeds from exercise of warrants	934,466	118,000	66,500
Payment of prepaid transaction costs	(33,584)	-	-
Proceeds from exercise of stock options	-	-	4,650
Cash provided by financing activities	2,119,726	2,096,600	2,788,380
Net increase (decrease) in cash and cash equivalents	(363,966)	(230,530)	821,299
Cash and cash equivalents, beginning of period	1,058,723	1,289,253	467,954
Cash and cash equivalents, end of period	694,757	1,058,723	1,289,253

See accompanying notes

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. The Company has innovated a proprietary secure digital video/audio technology platform ("DVAP") and markets the eVU™ mobile entertainment device for the travel and recreational industries. The Company also owns a portfolio of patents related to the use of flash memory in portable devices and has commenced activities to license the portfolio.

The consolidated financial statements have been prepared, by management, in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $80,362,521 at March 31, 2007 [2006 - $77,172,095]. At March 31, 2007, the Company had a working capital deficiency of $1,347,367. Substantial portions of the losses are attributable to marketing costs of the Company’s new product and substantial expenditures on research and development of technologies. The Company’s operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. The Company’s ability to continue as a going concern is in substantial doubt and is dependent upon obtaining additional financing and achieving a profitable level of operations.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining operations for the next twelve months and beyond. These steps include (a) expanding sales and marketing to new customers and new markets; (b) executing a strategy to monetize the flash memory-related patent portfolio; (c) controlling overhead and expenses; and (c) raising additional capital and/or obtaining financing. The Company may have access to up to $8 million of additional funding pursuant to a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion”). The availability under the Fusion agreement is subject to many conditions, some of which are predicated on events that are not within the Company’s control. There can be no assurance this capital resource will be available or be sufficient.

There can be no assurance the Company will achieve a profitable level of operations and obtain additional financing pursuant to the Fusion financing agreement or otherwise. There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all.

In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

Principles of consolidation
These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, e.Digital Corporation (a company incorporated in the State of California). All significant intercompany accounts and transactions have been eliminated.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Use of estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair value of financial instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable trade, other accounts payable and accrued liabilities, preferred stock and promissory notes. Management has determined that the carrying value of cash and cash equivalent, accounts receivable, accounts payable trade and other accounts payable and accrued liabilities and accrued employee benefits approximate their fair value due to their short term nature. Management has determined that the carrying value of the preferred stock and promissory notes approximates its fair value based on discounted cash flows at market rates.

Translation of foreign currencies
Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated into U.S. dollars at the rates prevailing on the respective transaction dates. Gains and losses on foreign currency transactions, which have not been material, are reflected in the consolidated statements of operations.

Loss per share
Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted loss per share reflects the potential dilution of securities that could share in the loss of an entity. As at March 31, 2007, stock options, warrants and convertible preferred stock and notes exercisable into 36,564,110 [2006 - 64,049,961] [2005 - 28,255,962] shares of common stock were outstanding. These securities were not included in the computation of diluted loss per share because they are antidilutive, but they could potentially dilute earnings (loss) per share in future years.

The provisions of each of the Company’s series D, E and EE of preferred stock provided for a 12%, 8% and 8% per annum accretion, respectively in the conversion value (similar to a dividend). These amounts increase the net loss available to common stockholders. Net loss available to common stockholders is computed as follows:

Years ended March 31,	2007	2006	2005
Net loss	$(3,129,273)	$(3,106,681)	$(2,416,813)
Imputed deemed dividends on Series EE preferred stock	-	-	(1,100,611)
Additional deemed dividends on conversion repricing of Series D and EE preferred stock	-	(1,999,951)	-
Accretion on preferred stock:
Series D preferred stock, 12% stated rate	(112,364)	(126,944)	(156,289)
Series E preferred stock, 8% stated rate	-	-	(17,966)
Series EE preferred stock, 8% stated rate	(10,509)	(34,751)	(51,333)
Net loss available to common stockholders	$(3,252,146)	$(5,268,327)	$(3,743,012)

Guarantees and indemnifications
In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others -- an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34.” The following is a summary of the Company’s agreements that the Company has determined are within the scope of FIN No. 45:

The Company provides a one year limited warranty for most of its products. See “Warranty Liabilities.”

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Some of the Company’s product sales and services agreements include a limited indemnification provision for claims from third parties relating to the Company’s intellectual property. Such indemnification provisions are accounted for in accordance with SFAS No. 5, ‘‘Accounting for Contingencies.’’ The indemnification is generally limited to the amount paid by the customer. To date, there have been no claims under such indemnification provisions.

Revenue recognition
The Company recognizes product revenue upon shipment of a product to the customer, FOB shipping point, or upon acceptance by the customer depending on the specific contract terms, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and there are no resulting obligations. Research and development contract revenues on short-term projects or service revenue is recognized once the services or product has been delivered, the fee is fixed and determinable, collection of the resulting receivable is probable and there are no resulting obligations. If all of the service or product has been delivered and there is one element that is perfunctory to the services or product that has not been delivered, revenue will be recognized evenly over the remaining term of the undelivered element.

Revenue from separately priced extended warranty or product replacement arrangements is deferred and recognized to income on a straight-line basis over the contract period. The Company evaluates these arrangements to determine if there are excess costs greater than future revenues to be recorded as a loss.

Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue as they are earned.

Deferred revenue and deposits
Deferred revenue and deposits relates primarily to prepaid extended warranty arrangements and product sales paid but not delivered at period end.

Shipping and handling costs and sales taxes
Amounts paid by customers for shipping and handling and for sales taxes are included in product revenues. Actual shipping and handling costs and sales taxes are included in product cost of revenues.

Cash equivalents
Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the date of purchase and are recorded at cost, which approximates fair value. Cash equivalents consist principally of investments in short-term money market instruments.

Deposits and prepaid expenses
Deposits and prepaid expenses are recorded at amounts paid to suppliers or others. Amounts recorded are evaluated for impairment periodically and at March 31, 2006 a charge of $603,750 was expensed to cost of revenues to reflect impairment of deposits made to a contract manufacturer that failed to timely deliver with no assurance of future performance. During fiscal 2007 the contract manufacturer delivered the products and the impairment charge was reversed at the time of recognition of revenue to the customer.

Inventory
Inventory is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Carrying value of inventory is periodically reviewed and impairments, if any, are recognized when the expected benefit is less than carrying value.

Due to the use of a turn-key contract manufacturers for major products and accessories, the Company does not take title until receipt of finished goods and accordingly does not maintain inventories of raw materials or assemblies. See Note 14 for purchase commitments.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Property and equipment
Property and equipment are recorded at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 7 years or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term. When assets are sold or retired, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income. Maintenance and repair costs are charged to operations when incurred.

Intangible assets
Intangible assets include third party costs relating to obtaining patents, which are deferred when management is reasonably certain the patent will be granted. Such costs are amortized to operations over the life of the patent. If management determines that development of products to which patent costs relate is not reasonably certain, or that deferred patent costs exceed net recoverable value, such costs are charged to operations. Intangible assets also include website development costs incurred during the application development stage of the Company’s website which have been capitalized and are amortized over a two year period on the straight-line method. All other patent and website related costs are charged to operations when incurred.

Advertising
Advertising costs are charged to expense as incurred. The Company expensed $1,020, $104 and $420 for the years ending March 31, 2007, 2006 and 2005, respectively.

Research and development costs
Research and development costs are expensed as incurred.

Warranty liability
The Company warrants its products to be free from defects in materials and workmanship for a period ranging up to one year from the date of purchase, depending on the product. The warranty is generally a limited warranty, and in some instances imposes certain shipping costs on the customer. The Company currently provides warranty service directly and through subcontractors. Some agreements with customers require certain quantities of product be made available for use as warranty replacements. International market warranties are generally similar to the U.S. market.

The Company establishes a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. Factors affecting warranty reserve levels include the number of units sold and anticipated cost of warranty repairs and anticipated rates of warranty claims. The Company evaluates the adequacy of the provision for warranty costs each reporting period. See Note 9 for additional information regarding warranties.

Interest expense
Interest expense includes interest expense and non-cash amortization of debt discount.

Leases
Leases entered into are classified as either capital or operating leases. Leases, which substantially transfer all benefits and risks of ownership of property to the Company, are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with its related long-term obligation to reflect the purchase and financing.

Rental payments under operating leases are expensed as incurred.

Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

Stock based compensation
The Company has adopted stock plans as summarized in Note 12 below. The Company adopted SFAS No. 123 (Revised 2004), “Share Based Payment”, effective April 1, 2006 the first day of the Company’s 2007 fiscal year. SFAS 123R requires the recognition of fair value of stock compensation as an expense in the calculation of net income. The Company recognizes stock compensation expense ratably over the vesting period of individual option grants. All stock compensation recorded during the period ended March 31, 2007 has been accounted for as an equity instrument. Prior to April 1, 2006 the Company followed the Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations for stock compensation.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Options or stock awards issued to non-employees who are not directors of the Company are recorded at their estimated fair value at the measurement date in accordance with SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services,” and are periodically revalued as the options vest and are recognized as expense over the related service period on a graded vesting method. Stock options issued to consultants with performance conditions are measured and recognized when the performance is complete.

The Company elected the modified prospective transition method for adopting SFAS 123R. Under this method, the provisions of SFAS 123R apply to all stock-based awards granted or other awards granted that are subsequently reclassified into equity. The fair values of options issued in prior periods are not revised for comparative purposes and the financial statements of prior interim and fiscal periods do not reflect any restated amounts. The unrecognized expense of awards not yet vested as of April 1, 2006, the date of SFAS 123R adoption, is now being recognized as an expense in the calculation of net loss using the same valuation method (Black-Scholes) and assumptions disclosed in the Company’s previous filings.

In November, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. SFAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards”. The Company is considering whether to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

The Company’s stock options have various restrictions that reduce option value, including vesting provisions and restrictions on transfer, among others, and are often exercised prior to their contractual maturity. The Company plans to issue shares on each option exercise and has no plans to repurchase option shares.

The Company recorded $254,187 of stock compensation expense for the year ended March 31, 2007. A total of $187,354 was included in selling and administrative costs and $66,833 was included in research and related expenditures. A total of $207,956 of this expense relates to prior year awards vesting after April 1, 2006. A total of $46,133 relates to options granted after the adoption of SFAS 123R to consultants. The weighted-average estimated fair value of options granted during the year ended March 31, 2007 was $0.11 per share, using the Black-Scholes option pricing model with the following weighted average assumptions (annualized percentages):

Year Ended March 31, 2007
Volatility	82% - 91.0%
Risk-free interest rate	4.4% - 4.7%
Forfeiture rate	0.0% - 5.0%
Dividend yield	0.0%
Expected life in years	4

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the common stock over the period commensurate with the expected life of the options. The expected life is based on observed and expected time to post-vesting exercise. The expected forfeiture rate is zero for consultant options and five percent for employee options.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Since the Company has a net operating loss carryforward as of March 31, 2007, no excess tax benefit for the tax deductions related to stock-based awards was recognized for the year ended March 31, 2007. Additionally, no incremental tax benefits were recognized from stock options exercised during the year ended March 31, 2007 that would have resulted in a reclassification to reduce net cash provided by operating activities with an offsetting increase in net cash provided by financing activities.

As of March 31, 2007 total estimated compensation cost of options granted but not yet vested was approximately $147,000 and is expected to be recognized over the weighted average period of 1.2 years.

SFAS 123R requires the Company to present pro forma information for the comparative period prior to the adoption as if the Company had accounted for all employee stock options under the fair value method of the original SFAS 123. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation to the prior-year periods.

	Year Ended	Year Ended
	March 31, 2006	March 31, 2005
Net loss attributable to common stockholders	$(5,268,327)	$(3,743,012)
Plus: Stock-based employee compensation expense included in reported net loss	-	-
Less: Total stock-based employee compensation expense determined using fair value based method	(147,050)	(132,220)
Pro forma net loss attributable to common stockholders	$(5,415,377)	$(3,875,232)
Net loss per common share - basic and diluted - pro forma	$(0.03)	$(0.02)
Net loss per common share - basic and diluted - as reported	$(0.03)	$(0.02)

The Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2006 and 2005: dividend yield of zero percent for each period; expected volatility of 72 to 87 percent; risk-free interest rates of 2.86 percent to 4.95 percent; and expected life of 2.5 years.

The amortization of stock compensation under SFAS 123R for the period after its adoption, and under APB 25 or SFAS 123 (pro forma disclosure) for the period prior to the adoption of SFAS 123R was done in accordance with FASB Interpretation (“FIN”) No. 28.

Comprehensive loss
Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. For the years ended March 31, 2007, 2006 and 2005, there were no material differences between comprehensive loss and net loss for the year.

Software development costs
The Company accounts for software development costs in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Development costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to research and related expenditures in the accompanying consolidated statements of operations.

Impairment of long-lived assets
Long-lived assets and identifiable intangibles held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset’s fair value.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Segment information
The Company identifies its operating segments based on how management internally evaluates separate financial information (if available), business activities and management responsibility. The Company believes it operates in a single business segment, the development, manufacture and marketing of electronic technology and products for portable digital devices.

Common stock issued for services
The Company records compensation expense for common stock issued for services based on the estimated fair market value. Estimated fair market value is determined based on the quoted closing-bid stock price on the day of issuance.

Derivative instruments
The Company values derivative instruments in accordance with the interpretative guidance of FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and associated pronouncements related to the classification and measurement of warrants and instruments with embedded conversion features. The Company makes certain assumptions and estimates to value its derivative liabilities. Factors affecting these liabilities and values include changes in the stock price and other assumptions.

Reclassifications
Certain amounts included in the prior year financial statements have been reclassified to conform to the current year’s presentation. These reclassifications have no affect on the reported net income.

Recent accounting pronouncements
On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for the Company’s fiscal 2007. The Company is not yet in a position to determine what, if any, effects SAB No. 108 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that the adoption of FIN 48 will have a significant impact on its consolidated financial position, results of operations and cash flows. However the Company is evaluating the impact that FIN 48 will have on the amount, reporting and disclosures of fully reserved deferred net tax assets resulting primarily from tax loss carryforwards.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159.permits entities to choose to measure certain financial instruments and certain other items at fair value for those financial assets and liabilities not currently required to be measured at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact of adopting SFAS 159 on our consolidated financial statements.

3. CREDIT RISK

Financial instruments totaling $655,798 [2006 - $888,762] [2005 - $1,131,525] which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, certificate of deposit and accounts receivable. The Company maintains cash and cash equivalents with three financial institutions. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations.

Amounts owing from one customer comprise approximately 86% of accounts receivable at March 31, 2007 [2006 - one customer comprised 100%].

4. MAJOR CUSTOMERS AND SUPPLIERS

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to two customers comprised approximately 53% and 39% of revenues respectively in fiscal 2007 [2006 - one customer comprised 94%] [2005 - one customer comprised 94%]. The Company purchases its primary component from one distributor accounting for 73% of total purchases for fiscal 2007. Purchases from two distributors accounting for 74% ad 13% of total purchases for fiscal 2006. Purchases from one distributor accounted for 92% of total purchases for fiscal 2005. The provision for doubtful accounts receivable at March 31, 2007 and 2006 was $-0-.

5. STATEMENT OF CASH FLOWS

The Company had non-cash operating and financing activities and made cash payments as follows:

	2007 $	2006 $	2005 $
Non-cash financing activities:
Common stock issued on conversion of preferred stock	361,154	5,742,416	1,882,391
Shares issued on conversion of debt	1,500,000	—	—
Shares issued for term debt payments	17,920	—	—
Shares issued for financing commitment	595,000	—	—
Shares issued for note refinancing	77,500	—	—
Note principal applied to exercise of warrants	105,062	—	—
Value assigned to 370,000 warrants granted in connection with the issuance of Series EE preferred stock		—	271,121
Value assigned to common shares issued for placement costs	34,000	—	—
Accrued dividends on preferred stock	122,873	161,695	225,588
Value assigned to inducement warrants for early exercise of warrants	230,709	—	—
Beneficial conversion feature on the issuance of Series EE preferred stock		—	1,100,611
Deemed dividends on preferred repricing		1,999,951	—
Amortization of warrants		300,665	—
Impairment of deposit		603,750	—
Cash payments for interest were as follows:
Interest	153,063	272,835	384,040

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

6. PROPERTY AND EQUIPMENT

	Cost	Accumulated depreciation and amortization	Net book value
	$	$	$
2007
Computer hardware and software	91,927	80,832	11,095
Furniture and equipment	26,499	26,499	—
Machinery and equipment	82,912	77,521	5,391
Tooling	224,372	204,652	19,720
	425,710	389,504	36,206
2006
Computer hardware and software	84,192	74,561	9,631
Furniture and equipment	26,499	26,499	—
Machinery and equipment	82,912	71,474	11,438
Leasehold improvements	174,960	174,960	—
Tooling	204,652	163,213	41,439
	573,215	510,707	62,508

7. INTANGIBLE ASSETS

	Cost	Accumulated amortization	Net book value
	$	$	$
2007
Website development costs	43,150	43,150	—
Patents and licenses	39,409	39,409	—
	82,559	82,559	—
2006
Website development costs	43,150	43,150	—
Patents and licenses	39,409	39,409	—
	82,559	82,559	—

8. PROMISSORY NOTES

	March 31, 2007	March 31, 2006
7.5% Convertible Subordinated Term Note	$952,967	$-
Less unamortized debt discount	(65,983)	-
Less long-term portion	(748,082)	-
Short term portion	138,902	-
18% Secured Promissory Note	750,000	-
15% Unsecured Promissory Notes and accrued interest	-	1,015,954
12% Convertible Subordinated Promissory Notes	-	1,500,000
Less unamortized debt discount	-	(1,103,031)
Short-term portion of promissory notes	$888,902	$1,412,923

7.5% Convertible Subordinated Term Note
On December 12, 2006 the Company issued a new 7.5% Convertible Subordinated Term Note in the principal amount of $970,752 due November 30, 2009 in exchange for the 15% Unsecured Promissory Notes described below. The note provided for monthly principal and interest installments of $6,000 starting December 2006, increased to $15,000 in February 2007, increasing to $30,000 starting in December 2007 and $50,000 in December 2008 with maturity November 30, 2009. Commencing with the February 2007 installment payment, the Company has the option, subject to certain limitations, elect to make such installment payments either in cash or in shares of common stock (“Monthly Installment Shares”). Monthly Installment Shares are valued at the arithmetic average of the closing prices for the last five trading days of the applicable month without discount. Installment note payments must be paid in cash if the computed average price is less than $0.10 per share. Subject to certain notice periods and other limitations, the balance of the note is convertible by the holder at $0.30 per common share and the Company may elect to call the note for mandatory conversion if the closing sale price of the Company’s common stock is at least $0.40 per share for ten consecutive trading days. The Company may also prepay the note in full or in minimum parts of $50,000 on ten-day notice. The note may be subordinate to certain future senior indebtedness.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

15% Unsecured Promissory Note
On December 11, 2002, the Company issued a 15% Unsecured Promissory Note for cash proceeds of $750,000. On January 31, 2005, the 15% Unsecured Promissory Note was amended to extend the maturity date to September 30, 2006. On January 31, 2005, the Company paid cash interest of $8,500 and issued to the noteholder a secondary 15% Unsecured Promissory Note for accrued interest of $150,000. The secondary 15% Unsecured Promissory Note also was due on September 30, 2006. Principal and interest on the secondary 15% Unsecured Promissory Note was payable in monthly installments of $3,500 with the balance due at maturity. Effective June 30, 2006 the maturity date of both notes was extended to December 31, 2006.

On December 12, 2006 the Company exchanged the balance of the two short-term 15% Unsecured Promissory Notes due December 31, 2006 for (i) a new 7.5% Convertible Subordinated Term Note, with principal and interest payable monthly, in the principal amount of $970,752 due November 30, 2009 and (ii) 500,000 shares of common stock representing consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes due December 31, 2006 were cancelled.

The Company evaluated the note exchange under FASB No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings” and determined that no gain or loss should be recorded as a result of the exchange. The fair value of the 500,000 shares issued of $77,500 is a debt discount being amortized over the term of the note using the interest method.

The following table summarized activity for the period from April 1, 2006 to the December 12, 2006 note exchange:

Balance at April 1, 2006	$1,015,954
Principal exchanged in August 2006 as exercise price of warrants	(105,062)
Principal payments	(12,337)
Accrued, unpaid interest	72,198
Balance exchanged for new three year term note (1)	(970,752)
$-

12% Convertible Subordinated Promissory Notes and Related Royalty Obligation
In June and July 2004, the Company sold $1,000,000 of unsecured 12% Subordinated Promissory Notes due July 1, 2005. The purchasers were also granted warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.25 per share, exercisable until December 31, 2007. The estimated fair market value of the warrants at issuance was $232,186 and was recorded as a deferred financing charge. The deferred financing charge was amortized as a debt discount over the original term of the 12% Subordinated Promissory Notes. On June 30, 2005, the 12% Subordinated Promissory Notes and warrants were modified by extending the maturity date from July 1, 2005 to December 31, 2005 and by reducing the purchase price of each warrant share from $0.25 to $0.19. Due to this modification, the Company recorded additional debt discount of $120,062 on the 12% Subordinated Promissory Notes.

In October 2005, the 12% Subordinated Promissory Notes were further modified by extending the maturity date to December 31, 2006 and to increase the maximum allowable note amount from $1,000,000 to $1,500,000 with all $500,000 of additional notes being sold (one officer/director purchased $50,000 of the additional notes). Noteholders acquiring the additional $500,000 of 12% Subordinated Promissory Notes (the “Additional Notes”) are entitled to receive a royalty equal to (i) the principal of the Additional Notes purchased divided by (ii) $500,000 multiplied by (iii) Twenty Dollars ($20.00) for each entertainment device sold during the calendar years of 2006, 2007 and 2008. The outstanding 12% Subordinated Promissory Notes were also amended such that the principal amount was convertible at $0.19 per common share, subject to anti-dilution adjustments for certain future issuances of stock at a lower price. On February 24, 2006, the conversion price on the $1,500,000 of 12% Subordinated Promissory Notes was adjusted from $0.19 per share to $0.08 per share pursuant to an antidilution adjustment. The exercise price of the 2,000,000 warrants was also adjusted from $0.19 per share to $0.08. An additional debt discount of $1,225,590 was recorded to reflect the value of the reduced conversion price of the debt and the value of the warrants due to the new warrant exercise price and this amount was amortized over the term of the notes and accelerated on any note conversions.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

During the period September through December 2006, the $1,500,000 balance of notes was converted into 18,750,000 common shares and all debt discount was charged as non-cash interest expense.

The Company recorded in other income and expenses royalty expense related to the $500,000 of notes as described above of $15,280 for the year ended March 31, 2007.

18% Secured Promissory Note
In March 2007 the Company obtained $750,000 in short-term purchase order financing from a commercial lender pursuant to an 18% secured promissory note with interest payable monthly for any full or partial month the principal is outstanding subject to a security agreement providing a security interest in substantially all of the Company’s assets. The note is due the earlier of September 23, 2007 or within two business days of receipt by the Company of final payments from certain purchase orders, contains no prepayment fee and provides customary late payment penalties and default provisions. Subsequent to March 31, 2007 the Company paid an associated $15,000 finance charge by issuing 73,385 restricted shares of common stock with no registration rights.

9. WARRANTY RESERVE

Details of the estimated warranty liability are as follows:

	Year Ended March 31,
	2007	2006
	$	$
Beginning balance	15,789	15,789
Warranty provision	24,283	-
Warranty deductions	-	-
Ending balance	40,072	15,789

10. INCOME TAXES

There is no net provision for income taxes in 2007, 2006 and 2005 as the Company incurred losses in each year. Income taxes consist of the following:

	2007	2006	2005
Deferred (benefit):
Federal	$(628,000)	$(914,000)	$(845,000)
State	(103,000)	(154,000)	(63,000)
	(731,000)	(1,068,000)	(908,000)
Change in valuation allowance	731,000	1,068,000	908,000
	$—	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial statement purposes, a change in valuation allowance of $(1,050,000) [2006 - $2,570,000] has been recognized to offset certain nets deferred tax assets for which realization is uncertain. Significant components of the Company’s deferred tax liabilities and assets as of March 31(substantially all liabilities and assets being long-term) are as follows:

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

	2007	2006
	$	$
Deferred tax liabilities
State Taxes	540,000	570,000
Tax over book depreciation	30,000	60,000
Total deferred tax liabilities	580,000	630,000
Deferred tax assets
Net operating loss carryforwards	21,610,000	22,460,000
Allowances and other	210,000	460,000
Total deferred tax assets	21,820,000	22,920,000
Valuation allowance for deferred tax assets	(21,240,000)	(22,290,000)
Net deferred tax assets	580,000	630,000
Net deferred tax balance	—	—

A reconciliation between federal statutory income tax rates and the effective tax rate of the Company at March 31 is as follows:

	Liability method
	2007%	2006%	2005%
U.S. federal statutory rate	35.0	35.0	35.0
U.S. federal net operating loss rate	(35.0)	(35.0)	(35.0)
Effective rate on operating loss	—	—	—

The Company has U.S. federal net operating loss carryforwards available at March 31, 2007 of approximately $57,400,000 [2006 - $55,250,000] which will begin to expire in 2007. The Company has state net operating loss carryforwards of $17,240,000 [2006 - $17,600,000] which will begin to expire in 2010. The difference between federal and state net operating loss carryforwards is due to certain percentage limitations of California loss carryforwards and to expired California carryforwards. The utilization of the net operating loss carry-forwards could be substantially limited due to restrictions imposed under federal and state laws upon a change of ownership. The amount of the limitation, if any, has not been determined at this time.

11. CAPITAL STOCK

Authorized capital
The authorized capital of the Company consists of 300,000,000 common shares with a par value of $.001 per share and 5,000,000 preferred shares with a par value of $10.00 per share.

Common stock
The issued common stock of the Company consisted of 243,453,037, 200,431,000 and 170,493,385 common shares as of March 31, 2007, 2006 and 2005, respectively.

Fusion Capital Equity Purchase Agreement
On January 2, 2007, the Company entered into an agreement with Fusion Capital Fund II, LLC (“Fusion”) pursuant to which the Company (a) sold 4,166,666 common shares for $500,000 cash at $0.12 per share, and (b) has the right, subject to certain conditions and limitations, to sell to Fusion up to $8.0 million worth of additional common stock, at the Company’s election, over a two year period at prices determined based upon the market price of the Company’s common stock at the time of each sale, without any fixed discount to the market price as defined in the agreement. Common stock may be sold in $80,000 increments every fourth business day, with additional $100,000 increments available every third business day if the market price of the common stock is $0.10 or higher. This $100,000 increment may be further increased at graduated levels up to $1.0 million if the market price increases from $0.10 to $0.80. If the price of the stock is below $0.08 per share, no sales shall be made under the agreement.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Under the terms of the agreement, the Company issued 3,500,000 shares of common stock to Fusion for no consideration as a commitment fee and 200,000 shares of common stock as an expense reimbursement fee. The fair value of the 3,700,000 shares was $629,000 and recorded as offering costs along with legal and related direct costs of $52,403. A total of $52,819 of these costs were associated with the January 2007 sale of common stock and the balance of $628,584 are prepaid transaction costs to be discounted against future stock sales under the agreement or charged to expense if the arrangement is terminated or management determines it will not issue sufficient shares to offset the offering costs.

Under a related registration rights agreement, before Fusion was obligated to purchase shares, the Company was required to file a registration statement covering the sale of the common shares described above. The Form S-1 registration statement was declared effective on February 9, 2007. A total of 15,000,000 shares were registered for future sale, accordingly the Company is currently limited to selling the lesser of 15,000,000 shares or $8 million. The Company is required to maintain effectiveness of the registration statement until the earlier of the date that Fusion may sell the shares without restriction pursuant to Rule 144(k) or the date that Fusion has sold all registered shares and no available unpurchased shares remain under the agreement. Upon occurrence of certain events of default as defined, including lapse of effectiveness of the registration statement for 10 or more consecutive business days or for 30 or more business days within a 365-day period, suspension of trading for 3 consecutive business days, delisting of the shares from the principal market on which they are traded, failure by the stock transfer agent to issue shares within 5 business days, or other material breaches, Fusion may terminate the stock purchase agreement. The Company may terminate the agreement at any time.

Subsequent to March 31, 2007 during the period to June 28, 2007, the Company sold 1,735,796 common shares to Fusion under the agreement for cash of $320,000.

Stock options
The Company has stock options outstanding under two stock option plans. The 1994 Stock Option Plan entitled certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covered a maximum aggregate of 14,000,000 shares, as amended and expired on August 18, 2004. At March 31, 2007 there were options outstanding on 3,636,666 common shares pursuant to the 1994 Plan.

The 2005 Equity-Based Compensation Plan was approved by the stockholders on August 5, 2005 and covers a maximum of 10,000,000 common shares. The Company may grant incentive options, nonstatutory options, stock appreciation rights or restricted stock awards to employees, directors or consultants. At March 31, 2007 there were options outstanding on 5,648,000 common shares pursuant to the 2005 Plan with options on 4,352,000 shares available for future grant under the 2005 Plan.

The Company has granted options outside the above plans as inducements to new employees and for the continued service of key employees. At March 31, 2007 there were options outstanding on 1,750,000 common shares from grants outside the stock option plans.

During 2007, 973,000 [2006 - 7,190,000] options were granted at exercise prices ranging from $0.145 to $0.23 [2006 - $0.09 to $0.145] per share. The following table summarizes stock option transactions:

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

	Shares	Weighted average exercise price
	#	$
Outstanding March 31, 2004	4,141,665	0.80
Fiscal 2005
Granted	3,380,000	0.22
Canceled/expired	(835,000)	1.87
Exercised	(30,000)	0.16
Outstanding March 31, 2005	6,656,665	0.37
Exercisable at March 31, 2005	3,608,506	0.50
Fiscal 2006
Granted	7,190,000	0.37
Canceled/expired	(2,774,999)	0.49
Outstanding March 31, 2006	11,071,666	0.19
Exercisable at March 31, 2006	5,405,199	0.23
Fiscal 2007
Granted	973,000	0.16
Canceled/expired	(1,010,000)	0.31
Outstanding March 31, 2007	11,034,666	0.17
Exercisable at March 31, 2007	8,015,835	0.18
Weighted average fair value of options granted during the year		0.11

The following table summarizes the number of options exercisable at March 31, 2007 and the weighted average exercise prices and remaining contractual lives of the options.

Range of exercise prices $	Number outstanding at March 31, 2007 #	Number exercisable at March 31, 2007 #	Weighted Average exercise price $	Weighted average remaining contractual life Years	Weighted average Exercise price of options exercisable at March 31, 2007 $
$0.09	1,500,000	1,125,000	0.09	3.6	0.09
$0.145-$0.16	7,044,166	4,842,495	0.15	2.7	0.15
$0.20-$0.28	1,763,000	1,320,840	0.22	2.3	0.22
$0.42-$0.55	727,500	727,500	0.50	0.4	0.50

The options generally vest over a period of two to three years. Options on 500,000 shares are subject to and vest based on future performance conditions.

Subsequent to March 31, 2007 on May 15, 2007 the Company granted stock options with a contract life of four years to two employees on an aggregate of 100,000 shares of common stock vesting over a two year term exercisable at $0.185 per share and on June 6, 2007 the Company granted stock options with a contract life of four years to three directors on an aggregate of 750,000 shares of common stock vesting over a three year term exercisable at $0.18 per share.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Share warrants
A summary of warrant activity during the years ended March 31, 2005, 2006 and 2007 is presented below:

	Number	Average Purchase Price Per Share $
Shares purchasable under outstanding warrants at March 31, 2004	3,164,688	0.68
Stock purchase warrants issued	6,070,000	0.42
Stock purchase warrants exercised	(437,500)	0.19
Stock purchase warrants expired	(1,712,333)	0.60
Shares purchasable under outstanding warrants at March 31, 2005	7,084,855	0.48
Stock purchase warrants issued	9,375,000	0.10
Stock purchase warrants exercised	(1,475,000)	0.08
Stock purchase warrants expired	(902,355)	1.00
Shares purchasable under outstanding warrants at March 31, 2006	14,082,500	0.09
Stock purchase warrants issued	2,331,572	0.15
Stock purchase warrants exercised	(11,236,500)	0.09
Shares purchasable under outstanding warrants at March 31, 2007	5,177,572	0.11

In February 2006, the Company issued 4,687,500 of A warrants exercisable at $0.10 per common share and 4,687,500 of B warrants exercisable at $0.09 per common share in connection with a restricted common stock sale of 18,750,000 shares for gross proceeds of $1,500,000.

In August and September 2006, as an inducement for early warrant exercise, the Company offered to holders of outstanding “A” and “B” Warrants (issued in connection with a common stock offering in February 2006) a new warrant exercisable for 25% of the shares issued exercisable at $.15 per share through August 31, 2009 (“New Warrant”). A total of 9,218,750 warrants were exercised for cash proceeds of $786,719 and debt reduction of $89,062 and the Company issued 2,304,692 New Warrants. Two officers exercised 500,000 warrants for cash of $47,500 and were granted 125,000 New Warrants on the same terms as other investors.

In August and September 2006, as an inducement for early warrant exercise of Series EE Warrants, the Company offered holders a New Warrant equal to 12% of the shares issued upon exercise. A total of 224,000 warrants were exercised for cash proceeds of $17,920 and the Company issued 26,880 New Warrants.

The Company recorded a non-cash other expense in the statement of operations for $230,709 representing the fair value of the 2,331,572 New Warrants issued as an inducement for early exercise. Fair value was determine using the Black-Scholes option pricing model assuming no expected dividends, 120% volatility, expected life of 3 years and a risk-free interest rate of 4.85%.

During the year ended March 31, 2007 a total of 1,793,750 other warrants were exercised for cash proceeds of $129,844 and debt reduction of $16,000. No inducement was granted in connection with these warrant exercises.

The Company has the following outstanding share warrants as of March 31, 2007, granted in connection with Series EE preferred stock and as an inducement for early exercise of warrants, respectively, entitling the holders to purchase one common share for each warrant held (subject to certain future antidilution price protection):

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

Number of Description	Common Shares	Exercise Price Per Share $	Expiration Date
Warrant	2,846,000	0.08	November 30, 2007
Warrant	2,331,572	0.15	August 31, 2009
Total	5,177,572

12. REDEEMABLE AND NON-REDEEMABLE PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series from time to time by action of the Board of Directors.
The following is a summary of the terms of the preferred stock series outstanding during the fiscal years ended March 31, 2007 and 2006, respectively.

Preferred Series	Issuance Date	Aggregate Purchase Price	Number of Shares Authorized/Issued	Terms

12% Convertible Non-redeemable Series D stated value of $10 per share	December 2002	$2,050,000	205,000/205,000
Purchase price plus 12% accretion. Convertible at $0.08 per share subject to certain adjustments if the company issues shares less then $0.08 per share. Subject to automatic conversion on December 31, 2007.

8% Convertible Redeemable Series EE issued at $100 per share	November 2004	$1,850,000	20,000/18,500
Purchase price plus 8% accretion. Convertible at $0.25 for the first 90 days following original issuance date then lower of $0.25 and 85% of market, with a floor of $0.08 per share, as adjusted. Automatic conversion in November 2006.

On December 30, 2002, the Company issued 205,000 shares of 12% Series D non-redeemable convertible preferred stock (the "Series D Stock") with a stated value of $10 per share. The Series D stock was issued pursuant to a conversion agreement with respect to $2,050,000 of notes payable. The conversion price was reduced to $0.19 pursuant to anti-dilution protection given to the preferred stockholders triggered by the sale of $129,000 of shares of Common Stock in January 2003 and to $0.08 per share by the sale of $1,500,000 of common stock in February 2006. In connection with the repricing to $0.08, the Company recorded an additional deemed dividend of $1,522,400 to reflect the new beneficial conversion price. During the fiscal year ended March 31, 2007 a total of 5,000 shares of Series D Stock were converted into 907,123 shares of common stock. At March 31, 2007 a total of 91,000 shares of Series D Stock were outstanding convertible, subject to certain limitations, into 17,175,315 shares of common stock.

On November 30, 2004, the Company issued 18,500 shares of 8% Series EE Convertible Preferred Stock (the "Series EE Stock") at a per share price of $100 for an aggregate amount of $1,850,000. The Company also issued to the Investors, warrants to purchase 3,700,000 shares of common stock at $0.50 per share until November 30, 2007. The Company utilized the Black Scholes Method in valuing the warrants, and calculated the relative fair value of the Series EE Stock and warrants. The effective conversion price of the Series EE Stock was then determined by the Company based on the relative fair value of the stock. The beneficial conversion feature was calculated, based on EITF 98-5 as modified by EITF 00-27, as a “convertible instrument containing fixed terms that change”. Utilizing the calculated intrinsic value of the Series EE Stock, the Company calculated a beneficial conversion charge in the amount of $1,100,611, which was recorded in the loss attributed to common stockholders in the accompanying financial statements. As a result of a reset of the conversion price of the Series EE Stock in February 2006 to $0.08 per common share, the Company recorded an additional deemed dividend of $477,551 to reflect the new beneficial conversion price.

The Series EE Stock was subject to automatic conversion in November 2006 and no shares were outstanding at March 31, 2007. During the fiscal year ended March 31, 2007 a total of 2,500 shares of Series EE Stock were converted into 3,607,289 shares of common stock.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

The following table summarizes values assigned as deemed dividends during the last three fiscal years for the value of warrants and the beneficial conversion feature on each series of preferred stock:

Preferred Series	Issuance Date	Number of Warrants	Warrant Exercise Price	Warrant Expiration Date	Value Assigned to Warrants	Value of Beneficial Conversion Discount
8% Series EE	November 2004	3,700,000	$0.50	November 2007	$389,364	$1,100,611
8% Series EE(1)	November 2004					$477,551
12% Series D(1)	December 2002					$1,522,400

(1) Additional values for deemed dividends associated with a reset of the conversion price from $0.19 per common share to $0.08 per common share.

13. LITIGATION

In May 2006, the Company announced that a complaint had been filed against the Company and certain of its officers and employees by digEcor, Inc. in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleged breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor sought, among other things, an injunction to prevent the company from selling or licensing certain digital rights management technology and “from engaging in any competition with digEcor until after 2009.” digEcor also sought “actual damages” of $793,750 and “consequential damages...not less than an additional $1,000,000.” This action was related to a purchase order the Company placed for this customer in the normal course of business on November 11, 2005 for 1,250 digEplayers™ with a contract manufacturer, Maycom Co., Ltd. Maycom was paid in full for the order by both e.Digital and digEcor by March 2006, but Maycom failed to timely deliver the order. The Company recorded an impairment charge of $603,750 in March 2006 for deposits paid to Maycom due to the uncertainty of obtaining future delivery. In October 2006 the Company received delivery from Maycom of the delayed 1,250-unit digEplayer order and delivered the order to digEcor. The Company recognized $713,750 of revenue from this order and reversed an impairment charge of $603,750 in its third fiscal 2007 quarter.

The Company has answered the complaint. The case is currently in the discovery phase. In January 2007, the Court ruled on certain motions of the parties. In its ruling, the Court dismissed digEcor’s unjust enrichment, fraud, negligent misrepresentation, tortuous interference and punitive damage claims. The Court further acknowledged the delivery of the 1,250-unit order and a partial settlement between the parties reducing digEcor’s claim for purchase-price or actual damages from $793,750 to $94,846 with such amount still being disputed by e.Digital. digEcor’s contract and damages claims remain in dispute, and the Court provided some interpretation of the contracts at issue in its ruling. The foregoing and other findings of the Court may be subject to appeal by either party. digEcor has since amended its Complaint to assert an alternative breach of contract claim, and claims for federal, state and common law unfair competition, and digEcor seeks an injunction prohibiting the Company “from engaging in any competition with digEcor until after 2013.” In April 2007 digEcor filed a motion for summary judgment seeking enforcement of an alleged noncompete provision and an injunction prohibiting the Company from competing with digEcor, to which the Company responded in June 2007. The Company believes it has substantive and multiple defenses and intends to vigorously challenge the pending summary judgment motion and all remaining matters. Due to the uncertainties inherent in any litigation, however, there can be no assurance whether the Company will or will not prevail in its defense against digEcor’s remaining claims. The Company is also unable to determine at this time the impact this complaint and matter may have on its financial position or results of operations. The Company has an accrual of $80,000 as an estimate of a deposit obligation related to the remaining general damage claim and the Company intends to seek restitution from Maycom for any damages it may incur but recovery from Maycom is not assured. Maycom is not involved in the design, tooling or production of the Company’s proprietary eVU mobile product. Moreover, the Company does not presently plan or expect to produce or sell digEplayer models to digEcor or other customers in the future.

In April 2007 the Company filed a second amended counterclaim in the United States District Court of Utah seeking a declaratory judgment confirming the status of prior agreements between the parties, alleging breach of e.Digital’s confidential information and trade secrets by digEcor, seeking an injunction against digEcor’s manufacture and sale of a portable product based on the Company’s technology, alleging breach of duty to negotiate regarding revenue sharing dollars the Company believes it has the right to receive and tortious interference by digEcor in the Company’s contracts with third parties. The Company intends to vigorously prosecute these counterclaims. There can be no assurance, however, that the Company will prevail on any of its counterclaims.

e.Digital Corporation
Notes to Consolidated Financial Statements
March 31, 2007

14. COMMITMENTS AND CONTINGENCIES

Commitment Related to Legal Services
On March 23, 2007 the Company entered into an agreement for legal services and a contingent fee arrangement with Duane Morris LLP. The agreement provides that Duane Morris will be the Company’s exclusive legal counsel in connection with the assertion of the Company’s flash memory related patents against infringers (“Patent Enforcement Matters’).

Duane Morris has agreed to handle the Company’s Patent Enforcement Matters and certain related appeals on a contingent fee basis. Duane Morris also has agreed to advance certain costs and expenses including travel expenses, court costs and expert fees. The Company has agreed to pay Duane Morris a fee equal to 40% of any license or litigation recovery related to Patent Enforcement Matters, after recovery of expenses, and 50% of recovery if appeal is necessary.

In the event the Company is acquired or sold or elects to sell the covered patents or upon certain other corporate events or in the event the Company terminates the agreement for any reason, then Duane Morris shall be entitled to collect accrued costs and a fee equal to three times overall time and expenses accrued in connection with the agreement and a fee of 15% of a good faith estimate of the overall value of the covered patents. The Company has provided Duane Morris a lien and a security interest in the covered patents to secure its obligations under the agreement.

Contract Manufacturers and Suppliers
The Company depends on contract manufacturers and suppliers to (i) allocate sufficient capacity to its manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, the Company's business, financial condition and operating results may be materially and adversely affected. Any failure in performance by either of these manufacturers for any reason could have a material adverse affect on the Company's business. Production and pricing by such manufacturers is subject to the risk of price fluctuations and periodic shortages of components. The Company does not have supply agreements with component suppliers and, accordingly, it is dependent on the future ability of its manufacturers to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect the Company's ability to deliver products on a timely and competitive basis in the future.

At March 31, 2007 the Company had outstanding unfilled purchase orders and was committed to a contract manufacturers and component suppliers for approximately $1.1 million of future deliveries.

Facility Lease
In March 2006 the Company entered into a sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month. Office rent expense recorded by the Company for the year ended March 31, 2007 was $91,932 [2006 - $102,194] and [2005 - $111,480].

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, CA

Our audits of the consolidated financial statements referred to in our report dated June 11, 2007 (included elsewhere in this Annual Report on Form 10-K) also included the financial statement schedules of e.Digital Corporation (the “Company”), listed in Item 15(a) of this Form 10-K. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Our report covering the basic consolidated financial statements indicates that there is substantial doubt as to the Company's ability to continue as a going concern, the outcome of which cannot presently be determined and that the financial statements do not include any adjustments, that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 11, 2007

e.Digital Corporation
Schedule II - Valuation and Qualifying Accounts

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2007	—	—	—	—
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$174,255	—	174,255	—

RESERVE FOR OBSOLESCENCE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2007	—	—	—	—
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$4,600	—	4,600	—

WARRANTY RESERVE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2007	$15,789	$24,283	—	$40,072
Year ended March 31, 2006	$15,789	—	—	$15,789
Year ended March 31, 2005	$15,789	—	—	$15,789

INDEX TO INTERIM UNAUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 2007 and March 31, 2007	F-28

Consolidated Statements of Operations for six months ended September 30, 2007 and 2006	F-29

Consolidated Statements of Cash Flows for the six months ended September 30, 2007 and 20065	F-30

Notes to Interim Consolidated Financial Statements	F-31

e.Digital Corporation and subsidiary

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	March 31, 2007
	(Unaudited)
	$	$
ASSETS
Current
Cash and cash equivalents	429,855	694,757
Accounts receivable, trade	918,036	37,029
Inventory	363,107	309,392
Deposits and prepaid expenses	51,949	50,999
Total current assets	1,762,947	1,092,177
Property and equipment, net of accumulated depreciation of $480,671 and $472,063, respectively	29,455	36,206
Prepaid transaction costs	-	628,584
Total assets	1,792,402	1,756,967

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current
Accounts payable, trade	1,221,215	687,132
Other accounts payable and accrued liabilities	236,168	131,107
Accrued employee benefits	161,861	149,528
Customer deposits	80,000	118,850
Deferred revenue	48,000	-
Dividends	518,775	464,025
Current maturity of convertible term note, less $31,204 and $34,000 of debt discount	239,701	138,902
Secured promissory note, less $6,500 and $-0- of note discount	643,500	750,000
Total current liabilities	3,149,220	2,439,544

Long-term convertible term note, less $17,498 and $31,983 of debt discount	609,445	748,082
Deferred revenue-long term	78,000	6,000
Total long-term liabilities	687,445	754,082
Total liabilities	3,836,665	3,193,626

Commitments and Contingencies

Stockholders' deficit
Preferred stock, $0.001 par value; 5,000,000 shares authorized
Series D Convertible Preferred stock 250,000 shares designated: 91,000 issued and outstanding, each period. Liquidation preference of $1,428,775 and $1,347,099, respectively	910,000	910,000
Common stock, $0.001 par value, authorized 300,000,000, 247,653,625 and 243,453,037 shares and outstanding, respectively	247,653	243,453
Additional paid-in capital	78,430,526	78,236,434
Dividends	(518,775)	(464,025)
Accumulated deficit	(81,113,667)	(80,362,521)
Total stockholders' deficit	(2,044,263)	(1,436,659)

Total liabilities and stockholders' deficit	1,792,402	1,756,967

See notes to interim consolidated financial statements.

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the six months ended
	September 30,
	2007	2006
	$	$
Revenues:
Products	3,401,712	34,122
Services	322,703	-
	3,724,415	34,122

Cost of revenues:
Products	2,810,529	29,210
Services	70,373	-
	2,880,902	29,210
Gross profit	843,513	4,912

Operating expenses:
Selling and administrative	943,092	813,054
Research and related expenditures	496,247	754,249
Total operating expenses	1,439,339	1,567,303

Operating loss	(595,826)	(1,562,391)

Other income (expense):
Interest and other income	26,099	10,497
Interest expense	(131,668)	(945,965)
Other expense	(49,751)	(231,179)
Other expense	(155,320)	(1,166,647)

Loss and comprehensive loss for the period	(751,146)	(2,729,038)
Accrued dividends on preferred stock	(54,750)	(66,634)
Loss attributable to common stockholders	(805,896)	(2,795,672)
Loss per common share - basic and diluted	(0.00)	(0.01)

Weighted average common shares outstanding	245,391,392	203,379,113

See notes to interim consolidated financial statements.

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the six months ended
	September 30
	2007	2006
	$	$
OPERATING ACTIVITIES
Loss for the period	(751,146)	(2,729,038)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	8,608	27,812
Accrued interest and accretion of discount relating to promissory notes	15,000	56,250
Interest paid with common stock	52,162	-
Value assigned to inducement warrants	-	230,709
Amortization of interest from warrants and common stock issued with promissory notes	-	784,378
Warranty provision	125,764	-
Stock-based compensation	72,172	104,968
Changes in assets and liabilities:
Accounts receivable, trade	(881,007)	2,414
Inventories	(53,715)	(46,565)
Prepaid expenses and other	(950)	(27,340)
Accounts payable	534,083	256,742
Other accounts payable and accrued liabilities	733	(61,372)
Customer deposits	(38,850)	76,185
Accrued employee benefits	12,333	3,289
Deferred revenue	120,000	-
Warranty reserve	(27,936)	-
Cash used in operating activities	(812,749)	(1,321,568)
INVESTING ACTIVITIES
Purchase of property and equipment	(1,857)	-
Cash used in investing activities	(1,857)	-
FINANCING ACTIVITIES
Sale of common stock	640,000	-
Proceeds from exercise of stock options	9,704	-
Proceeds from exercise of warrants	-	903,638
Payment on secured promissory note	(100,000)	-
Payments on unsecured promissory notes	-	(9,580)
Cash provided by financing activities	549,704	894,058
Net decrease in cash and cash equivalents	(264,902)	(427,510)
Cash and cash equivalents, beginning of period	694,757	1,058,723
Cash and cash equivalents, end of period	429,855	631,213

Supplemental disclosures of cash flow information:
Cash paid for interest	64,506	105,337
Supplemental schedule of noncash investing and financing activities:
Deemed dividends on preferred stock	54,750	66,634
Common stock issued on conversion of preferred stock	-	143,305
Term note payments paid in common stock	90,000	-
Financing fee paid in common stock	15,000	-
Stock-based compensation expense	72,172	104,968
Value assigned to inducement warrants	-	230,709

See notes to interim consolidated financial statements.

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. The Company has innovated a proprietary secure digital video/audio technology platform ("DVAP") and markets the eVU™ mobile entertainment device for the travel and recreational industries. The Company also owns its Flash-R™ portfolio of patents related to the use of flash memory in portable devices and has commenced activities to license the portfolio.

These unaudited consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. These interim consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments considered necessary for a fair statement of the Company's financial position at September 30, 2007, and the results of operations and cash flows for the periods presented, consisting only of normal and recurring adjustments. All significant intercompany transactions have been eliminated in consolidation. Operating results for the six months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2008. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the year ended March 31, 2007 filed on Form 10-K. Certain amounts reported in prior periods have been reclassified to be consistent with the current period presentation.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $81 million at September 30, 2007. At September 30, 2007, the Company had a working capital deficiency of $1,386,273. Substantial portions of the losses are attributable to marketing costs for new technology and substantial expenditures on research and development of technologies. The Company's operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining operations for the next twelve months and beyond. These steps include (a) expanding sales and marketing to new customers and new markets; (b) executing a strategy to monetize the flash memory-related patent portfolio; (c) controlling overhead and expenses; and (c) raising additional capital and/or obtaining financing. The Company may have access to up to $7.36 million of additional funding pursuant to a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion”). The Company obtained $640,000 of equity proceeds pursuant to this agreement during the six months ended September 30, 2007. Future availability under the Fusion agreement is subject to many conditions, some of which are predicated on events that are not within the Company’s control. There can be no assurance this capital resource will be available or be sufficient.

There can be no assurance the Company will achieve a profitable level of operations and obtain additional financing pursuant to the Fusion financing agreement or otherwise. There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all.

In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated interim financial statements.

2. RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits entities to choose to measure certain financial instruments and certain other items at fair value for those financial assets and liabilities not currently required to be measured at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 159 on its consolidated financial statements.

3. LOSS PER SHARE

Stock options, warrants, convertible debt and convertible preferred stock exercisable into 37,301,163 shares of common stock were outstanding as at September 30, 2007. These securities were not included in the computation of diluted loss per share because they are antidilutive, but they could potentially dilute earnings per share in future periods.

The loss attributable to common stockholders was increased during the six months ended September 30, 2007 and 2006 by accrued dividends of $54,750 and $66,634, respectively.

4. INVENTORIES

Inventories are stated at the lower of cost, which approximates actual costs on a first in, first out cost basis, or market.
Inventories consisted of the following:

	September 30,	March 31,
	2007	2007
	$	$
Raw materials	105,400	-
Finished goods	257,707	309,392
Ending balance	363,107	309,392

5. STOCK -BASED COMPENSATION COSTS

The Company accounts for stock-based compensation under the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123R). SFAS 123R requires measurement of all employee stock-based awards using a fair-value method and recording of related compensation expense in the consolidated financial statements over the requisite service period. Further, as required under SFAS 123R, we estimate forfeitures for share based awards that are not expected to vest. The Company recorded stock-based compensation in its consolidated statements of operations for the relevant periods as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
	$	$	$	$
Cost of revenues	9,132	-	9,132	-
Research and development	1,124	13,943	15,067	38,947
Selling and administrative	27,063	34,588	47,973	66,021
Total stock-based compensation expense	37,319	48,531	72,172	104,968

As of September 30, 2007 total estimated compensation cost of options granted but not yet vested was approximately $128,000 and is expected to be recognized over the weighted average period of 1.2 years.

The following table sets forth the weighted-average key assumptions and fair value results for stock options granted during the three- and six-month periods ended September 30, 2007 and 2006 (annualized percentages):

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Volatility	(1)	93%	77%	93%
Risk-free interest rate		5.1%	4.6%-5.2%	5.1%
Forfeiture rate		5.0%	5.0%	5.0%
Dividend yield		0.0%	0.0%	0.0%
Expected life in years		3	4	3
Weighted-average fair value of options granted		$0.08	$0.11	$0.08

(1)	No options were granted during the period.

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the common stock over the period commensurate with the expected life of the options. The expected life is based on observed and expected time to post-vesting exercise. The expected forfeiture rate is estimated based on historical experience. Additional expense will be recorded if the actual forfeiture rates are lower than estimated and a recovery of prior expense will be recorded if the actual forfeitures are higher than estimated.

See Note 8 for further information on outstanding stock options.

6. WARRANTY RESERVE

Details of the estimated warranty liability are as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
	$	$	$	$
Beginning balance	80,253	15,789	40,072	15,789
Warranty provision	80,871	-	125,764	-
Warranty deductions	(23,224)	-	(27,936)	-
Ending balance	137,900	15,789	137,900	15,789

7. NOTES

7.5% Convertible Subordinated Term Note
On December 12, 2006 the Company issued a 7.5% Convertible Subordinated Term Note in the principal amount of $970,752 due November 30, 2009 in exchange for prior notes. The note provides for monthly principal and interest installments of $15,000, increasing to $30,000 starting in December 2007 and $50,000 starting in December 2008 with maturity November 30, 2009. The Company may, subject to certain limitations, elect to make such installment payments either in cash or in shares of common stock (“Monthly Installment Shares”). Monthly Installment Shares are valued at the arithmetic average of the closing prices for the last five trading days of the applicable month without discount. Installment note payments must be paid in cash if the computed average price is less than $0.10 per share. Subject to certain notice periods and other limitations, the balance of the note is convertible by the holder at $0.30 per common share and the Company may elect to call the note for mandatory conversion if the closing sale price of the Company’s common stock is at least $0.40 per share for ten consecutive trading days. The Company may also prepay the note in full or in minimum parts of $50,000 on ten-day notice. The note may be subordinate to certain future senior indebtedness.

18% Secured Promissory Note
In March 2007 the Company obtained $750,000 in short-term purchase order financing from a commercial lender pursuant to an 18% secured promissory note with interest payable monthly for any full or partial month the principal is outstanding subject to a security agreement providing a security interest in substantially all of the Company’s assets. The note was due on September 23, 2007 and effective September 28, 2007, along with a principal reduction of $100,000, the due date was amended and extended to December 23, 2007. The note contains no prepayment fee and provides customary late payment penalties and default provisions. On April 2, 2007 the Company paid a $15,000 finance charge by issuing 73,385 restricted shares of common stock with such finance charge being amortized over the original note term. On September 28, 2007 the Company became obligated for an additional $6,500 finance charge that was paid on October 9, 2007 by issuing 34,537 restricted shares of common stock.

8. STOCKHOLDERS’ EQUITY

The following table summarizes stockholders’ equity transactions during the six-month period ended September 30, 2007:

	Preferred stock		Common stock		Additional		Accumulated
	Shares	Amounts	Shares	Amounts	Paid-in Capital	Dividends	Deficit
Balance, March 31, 2007	91,000	$910,000	243,453,037	$243,453	$78,236,434	$(464,025)	$(80,362,521)
Accrued dividends on preferred stock	-	-	-	-	-	(54,750)	-
Stock options exercised for cash	-	-	65,088	65	9,639	-	-
Stock -based compensation	-	-	-	-	72,172	-	-
Shares issued for cash (1)	-	-	3,579,716	3,580	7,836	-	-
Shares issued for term debt payments	-	-	482,399	482	89,518	-	-
Shares issued for debt financing fee	-	-	73,385	73	14,927	-	-
Loss for the period	-	-	-	-	-	-	(751,146)
Balance, September 30, 2007	91,000	$910,000	247,653,625	$247,653	$78,430,526	$(518,775)	$(81,113,667)
(1) Sales of shares to Fusion at an average price of $0.179 per common share, net of prepaid transaction costs of $628,584.

Fusion Capital Equity Purchase Agreement
On January 2, 2007, the Company entered into an agreement with Fusion Capital Fund II, LLC (“Fusion”) pursuant to which the Company has the right, subject to certain conditions and limitations, to sell to Fusion up to $8.0 million worth of additional common stock, at the Company’s election, over a two year period at prices determined based upon the market price of the Company’s common stock at the time of each sale, without any fixed discount to the market price as defined in the agreement. Common stock may be sold in $80,000 increments every fourth business day, with additional $100,000 increments available every third business day if the market price of the common stock is $0.10 or higher. This $100,000 increment may be further increased at graduated levels up to $1.0 million if the market price increases from $0.10 to $0.80. If the price of the stock is below $0.08 per share, no sales shall be made under the agreement. During the six months ended September 30, 2007, the Company sold 3,579,716 common shares to Fusion under the agreement for cash of $640,000. Assuming a purchase price of $0.184 per share (the closing sale price of the common stock on September 28, 2007) the maximum remaining under the common stock purchase agreement was an additional $2.1 million. Upon occurrence of certain events of default as defined, Fusion may terminate the stock purchase agreement. The Company may terminate the agreement at any time.

Options
The Company has stock options outstanding under two stock option plans. The 1994 Stock Option Plan entitled certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covered a maximum aggregate of 14,000,000 shares, as amended and expired on August 18, 2004. At September 30, 2007 there were options outstanding on 3,007,500 common shares pursuant to the 1994 Plan.

The 2005 Equity-Based Compensation Plan was approved by the stockholders on August 5, 2005 and covers a maximum of 10,000,000 common shares. The Company may grant incentive options, nonstatutory options, stock appreciation rights or restricted stock awards to employees, directors or consultants. At September 30, 2007 there were options outstanding on 6,459,578 common shares pursuant to the 2005 Plan with options on 3,502,000 shares available for future grant under the 2005 Plan.

The Company has granted options outside the above plans as inducements to new employees and for the continued service of key employees. At September 30, 2007 there were options outstanding on 1,750,000 common shares from grants outside the stock option plans.

The following table summarizes stock option activity for the period:

		Weighted average	Weighted	Aggregate
	Shares	exercise price	average life	intrinsic value
	#	$	(years)	$
Outstanding March 31, 2007	11,034,666	0.17
Granted	850,000	0.18
Canceled/expired	(602,500)	0.51
Exercised	(65,088)	0.15
Outstanding September 30, 2007 (1)	11,217,078	0.16	2.4	393,009
Exercisable at September 30, 2007	8,269,655	0.16	2.2	301,797

(1)	Options outstanding are exercisable at prices ranging from $0.09 to $0.44 and expire over the period from 2007 to 2011.
(2)	Aggregate intrinsic value is based on the closing price of our common stock on September 28, 2007 of $0.184 and excludes the impact of options that were not in-the-money.

Cash received from the exercise of stock options was $9,704 and $-0- for the six-month periods ended September 30, 2007 and 2006, respectively. The Company did not realize any actual tax benefit from the tax deductions for stock option exercises during the six-month periods due to the full valuation allowance on the Company’s U.S. deferred tax assets.

Share warrants
There were no warrants issued, exercised, cancelled or that expired during the six months ended September 30, 2007. The Company has outstanding share warrants as of September 30, 2007, as follows (exercise prices subject to certain antidilution price protection):

	Number of	Exercise Price
Description	Common Shares	Per Share $	Expiration Date
Warrant	2,846,000	0.08	November 30, 2007
Warrant	2,331,572	0.15	August 31, 2009
Total	5,177,572

9. PREFERRED STOCK

On December 30, 2002, the Company issued 205,000 shares of 12% Series D non-redeemable convertible preferred stock (the "Series D Stock") with a stated value of $10 per share. Dividends of 12% per annum are payable, with certain exceptions, either in cash or in shares of common stock at the Company's election. The conversion price for each share of Series D Stock is $0.08 subject to certain adjustments if the Company issues shares at prices lower than $0.08. As of September 30, 2007 the 91,000 shares of the Series D Stock would have been convertible into 17,859,685 shares common stock. The Series D stock is subject to automatic conversion on December 31, 2007.

10. LITIGATION

In May 2006, the Company announced that a complaint had been filed against the Company and certain of its officers and employees by digEcor, Inc. in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleged breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor sought, among other things, an injunction to prevent the company from selling or licensing certain digital rights management technology and “from engaging in any competition with digEcor until after 2009.” digEcor also sought “actual damages” of $793,750 and “consequential damages...not less than an additional $1,000,000.” This action was related to a purchase order the Company placed for this customer in the normal course of business on November 11, 2005 for 1,250 digEplayers™ with a contract manufacturer, Maycom Co., Ltd. Maycom was paid in full for the order by both e.Digital and digEcor by March 2006, but Maycom failed to timely deliver the order. The Company recorded an impairment charge of $603,750 in March 2006 for deposits paid to Maycom due to the uncertainty of obtaining future delivery. In October 2006 the Company received delivery from Maycom of the delayed 1,250-unit digEplayer order and delivered the order to digEcor. The Company recognized $713,750 of revenue from this order and reversed an impairment charge of $603,750 in its third fiscal 2007 quarter.

The Company has answered the complaint. The case is currently in the discovery phase. In January 2007, the Court ruled on certain motions of the parties. In its ruling, the Court dismissed digEcor’s unjust enrichment, fraud, negligent misrepresentation, tortuous interference and punitive damage claims. The Court further acknowledged the delivery of the 1,250-unit order and a partial settlement between the parties reducing digEcor’s claim for purchase-price or actual damages from $793,750 to $94,846 with such amount still being disputed by e.Digital. digEcor’s contract and damages claims remain in dispute, and the Court provided some interpretation of the contracts at issue in its ruling. digEcor subsequently amended its Complaint to assert an alternative breach of contract claim, and claims for federal, state and common law unfair competition, and sought an injunction prohibiting the Company “from engaging in any competition with digEcor until after 2013.” In April 2007 digEcor filed a motion for summary judgment seeking enforcement of an alleged noncompete provision and an injunction prohibiting the Company from competing with digEcor. In October 2007 the Court denied, without prejudice, digEcor’s motion for partial summary judgment and a request for injunction. The foregoing and other findings of the Court may be subject to appeal by either party.

The Company believes it has substantive and multiple defenses and intends to vigorously challenge this matter. Due to the uncertainties inherent in any litigation, however, there can be no assurance whether the Company will or will not prevail in its defense against digEcor’s remaining claims. The Company is also unable to determine at this time the impact this complaint and matter may have on its financial position or results of operations. The Company has an accrual of $80,000 as an estimate of a deposit obligation related to the remaining general damage claim and the Company intends to seek restitution from Maycom for any damages it may incur but recovery from Maycom is not assured. Maycom is not involved in the design, tooling or production of the Company’s proprietary eVU mobile product. Moreover, the Company does not presently plan or expect to produce or sell digEplayer models to digEcor or other customers in the future.

In May 2007 the Company filed a second amended counterclaim in the United States District Court of Utah seeking a declaratory judgment confirming the status of prior agreements between the parties, alleging breach of e.Digital’s confidential information and trade secrets by digEcor, seeking an injunction against digEcor’s manufacture and sale of a portable product based on the Company’s technology, alleging breach of duty to negotiate regarding revenue sharing dollars the Company believes it has the right to receive and tortious interference by digEcor in the Company’s contracts with third parties. The Company intends to vigorously prosecute these counterclaims. There can be no assurance, however, that the Company will prevail on any of its counterclaims.

11. COMMITMENTS AND CONTINGENCIES

Commitment Related to Legal Services
On March 23, 2007 the Company entered into an agreement for legal services and a contingent fee arrangement with Duane Morris LLP. The agreement provides that Duane Morris will be the Company’s exclusive legal counsel in connection with the assertion of the Company’s flash memory related patents against infringers (“Patent Enforcement Matters’).

Duane Morris has agreed to handle the Company’s Patent Enforcement Matters and certain related appeals on a contingent fee basis. Duane Morris also has agreed to advance certain costs and expenses including travel expenses, court costs and expert fees. The Company has agreed to pay Duane Morris a fee equal to 40% of any license or litigation recovery related to Patent Enforcement Matters, after recovery of expenses, and 50% of recovery if appeal is necessary.

In the event the Company is acquired or sold or elects to sell the covered patents or upon certain other corporate events or in the event the Company terminates the agreement for any reason, then Duane Morris shall be entitled to collect accrued costs and a fee equal to three times overall time and expenses accrued in connection with the agreement and a fee of 15% of a good faith estimate of the overall value of the covered patents. The Company has provided Duane Morris a lien and a security interest in the covered patents to secure its obligations under the agreement.

Contract Manufacturers and Suppliers
The Company depends on contract manufacturers and suppliers to (i) allocate sufficient capacity to its manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, the Company's business, financial condition and operating results may be materially and adversely affected. Any failure in performance by either of these manufacturers for any reason could have a material adverse affect on the Company's business. Production and pricing by such manufacturers is subject to the risk of price fluctuations and periodic shortages of components. The Company does not have supply agreements with component suppliers and, accordingly, it is dependent on the future ability of its manufacturers to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect the Company's ability to deliver products on a timely and competitive basis in the future.

At September 30, 2007 the Company had outstanding unfilled purchase orders and was committed to a contract manufacturers and component suppliers for approximately $1.6 million of future deliveries. Purchase commitments for product and components are generally subject to modifications as to timing, quantities and scheduling and in certain instances may be cancelable without penalty.

Facility Lease
In March 2006 the Company entered into a sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet with an aggregate payment of $5,805 per month excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month. Future lease commitments aggregated $288,244 at September 30, 2007.

Royalties

In connection with a prior note financing, the Company is obligated to pay a royalty of $20.00 for each entertainment device sold through December 31, 2008. During the three and six months ended September 30, 2007 the Company incurred royalties of $18,780 and $47,980, respectively.

12. MAJOR CUSTOMERS

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to three customer comprised 33%, 32% and 22% of revenue for the six months ended September 30, 2007. Sales to two customers comprised 76% and 16% of revenue for the six months ended September 30, 2006.

13. INCOME TAX

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, the tax benefit from uncertain tax positions may be recognized only if it is more likely than not that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of all relevant information. After initial adoption of FIN 48, deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities along with net operating loss and tax credit carryovers are recognized only for tax positions that meet the more likely than not recognition criteria. Additionally, recognition and derecognition of tax benefits from uncertain tax positions are recorded as discrete tax adjustments in the first interim period that the more likely than not threshold is met.

The adoption of FIN 48 did not impact our financial condition, results of operations or cash flows. The Company recognizes interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. Since a full valuation allowance was recorded against the Company’s net deferred tax assets and the unrecognized tax benefits determined under FIN 48 would not result in a tax liability, the Company has not accrued for any interest and penalties relating to these unrecognized tax benefits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

Registration Fee	$422
Blue Sky Fees and Expenses	$2,000
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$10,000
Miscellaneous Expenses	$2,000

Total	$29,422

Item 14. Indemnification of Directors and Officers.

Article TENTH of the Certificate of Incorporation of the company provides:

“TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice.”

Our Bylaws provide that an officer, director, employee or agent is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We have directors and officers liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of our company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

If Delaware law and California law are in conflict with regard to our power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.

Item 15. Recent Sales of Unregistered Securities.

During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by e.Digital Corporation without registration under the Securities Act of 1933.

Private Placements.

In June and July 2004, we sold $1,000,000 of unsecured 12% Subordinated Promissory Notes due July 1, 2005 to a group of 12 accredited investors. The Company also issued to the purchasers of the 12% Subordinated Promissory Notes warrants to purchase 2,000,000 shares of common stock at $0.25 per share, exercisable until June 30, 2007. An additional $500,000 of 12% Subordinated Promissory Notes were sold in October 2005 through February 2006. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

On or about November 30, 2004, we entered into a Convertible Preferred Stock Purchase Agreement dated as of November 30, 2004 with a group of institutional and accredited investors for the sale by our company to the Series EE investors of 18,500 shares of Series EE convertible preferred stock at a per share price of $100 for an aggregate amount of $1,850,000. The transaction was completed on November 30, 2004. Dividends of 8% per annum are payable, with certain exceptions, either in cash or in shares of common stock at our election. The Company also issued to the Series EE investors, warrants to purchase 3,700,000 shares of common stock at $0.50 per share until November 30, 2007. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

On February 24, 2006, we entered into a Restricted Common Stock Purchase Agreement with a group of twenty-seven accredited investors pursuant to which we issued and sold 18,750,000 shares of our common stock at a purchase price of $0.08 per share, for an aggregate amount of $1,500,000. In connection with such financing, we also issued “A” warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.10 per share, that are exercisable until February 28, 2009, and “B” warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.09 per share, that are exercisable until six months after this registration statement becomes effective. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

In August and September 2006, as an inducement for early warrant exercise of certain previously issued common stock purchase warrants, we offered existing warrant holders a new warrant exercisable for a stated percentage of the shares issued exercisable at $.15 per share through August 31, 2009. There was no modification to the terms or conditions of the outstanding warrant agreements. In connection with the above warrant exercises, the Company has issued new warrants for the purchase of an aggregate of 2,331,572 shares of common stock. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

At September 30, 2006 we had $1,300,000 of convertible 12% Subordinated Promissory Notes due December 31, 2006, as amended outstanding. Since September 30, 2006 we have issued 16,250,000 shares of common stock upon the voluntary conversion by nine holders of an aggregate of $1,300,000 principal amount of Subordinated Notes. One director converted $50,000 of the Subordinated Notes into 625,000 shares. At December 29, 2006 all convertible 12% Subordinated Promissory Notes due December 31, 2006 had been converted and are no longer an obligation of the Company. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D. A legend was placed on each of the stock certificates that were issued except for shares meeting the requirements of SEC Rule 144(k).

On December 12, 2006 our company and Davric Corporation completed an exchange of the 15% Unsecured Promissory Notes for (i) a new 7.5% Convertible Subordinated Term Note issued by us in the principal amount of $970,752 due November 30, 2009 and (ii) 500,000 shares of common stock. As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes were cancelled. The Exchange Shares were issued as consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Pursuant to the Purchase Agreement, we have sold to Fusion Capital $500,000 of our common stock at a purchase price of $0.12 per share. We issued to Fusion Capital 200,000 shares of our common stock as an expense reimbursement and 3,500,000 shares of our common stock as a commitment fee for entering into the Purchase Agreement. The issuance of the 4,166,666 shares of common stock for the cash of $500,000, the issuance of the 200,000 expense reimbursement shares and the 3,500,000 commitment shares were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

On October 10, 2007, the Company completed an amendment dated as of September 23, 2007 of a short-term purchase order and working capital financing arrangement originally funded and dated on March 23, 2007. The Company made a payment to reduce the principal amount from $750,000 to $650,000 and the lender, ASI Capital Corporation, a Nevada based mortgage broker/banker agreed to extend the due date of the balance of the note to December 23, 2007. The Company paid a $6,500 finance charge by issuing 34,537 restricted shares of the Company’s common stock with no registration rights. No finders fees or other commissions or fees were incurred in connection with the financing amendment. The Company offered and sold the shares without registration under the Securities Act of 1933 to one accredited investor in reliance upon the exemption provided by Section 4(2).

Stock Options.

On or about August 4, 2005, we adopted the e.Digital Corporation 2005 Equity-Based Compensation Plan, pursuant to which we may award stock-based compensation grants to our employees, directors and consultants. On November 14, 2005 we granted options to purchase a total 1,500,000 shares at an exercise price equal to $0.09 per share. On March 30, 2006 we granted options to purchase a total 5,665,000 shares at an exercise price equal to $0.145 per share. The foregoing securities were issued to employees and directors, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

Item 16(a). Exhibits.

The exhibits are listed in the Exhibit Index.

Item 16(b). Financial Statement Schedules.

Schedule II - Valuation and Qualifying Accounts

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2007	—	—	—	—
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$174,255	—	174,255	—

RESERVE FOR OBSOLESCENCE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2007	—	—	—	—
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$4,600	—	4,600	—

WARRANTY RESERVE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2007	$15,789	$24,283	—	$40,072
Year ended March 31, 2006	$15,789	—	—	$15,789
Year ended March 31, 2005	$15,789	—	—	$15,789

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on November 14, 2007.

e.Digital Corporation

By:	/s/ William Blakeley
William Blakeley,
President, Chief Technical Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Alex Diaz*	Chairman of the Board and Director	November 14, 2007
Alex Diaz

/s/ William Blakeley	President, Chief Technical Officer	November 14, 2007
William Blakeley	(Principal Executive Officer)

/s/ Robert Putnam	Interim Chief Accounting Officer, Senior	November 14, 2007
Robert Putnam	Vice President and Director (Principal
Financial and Accounting Officer)
/s/Allen Cocumelli*	Director	November 14, 2007
Allen Cocumelli

/s/ Renee Warden*	Director	November 14, 2007
Renee Warden

*By:	/s/ Robert Putnam
Robert Putnam, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Sequential Description

2.1
Share Exchange Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.1.1
Amendment of Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.2
Plan and Agreement of Reorganization among the Company, American Surface Mounted Devices, Inc. and ASMD, Inc., dated August 11, 1989 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.3
Plan and Agreement of Reorganization among the Company, Sage Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.4
Plan and Agreement of Reorganization among the Company, C.A.D. Co. Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.5
Plan and Agreement of Reorganization between American Surface Mounted Devices, Inc. and Comp General Corporation, Inc., dated March 31 1995 and filed previously as an Exhibit to Registration Statement No. 33-92978.

2.6	Plan of Reorganization and Agreement of Merger, dated July 1996 and filed as Exhibit A to the Company’s July 3, 1996 Proxy Statement.

3.1	Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company’s July 3, 1996 Proxy Statement.

3.1.1
Certificate of Amendment of Certificate of Incorporation of Norris Communications, Inc. filed with the State of Delaware on January 14, 1998 and filed as Exhibit 3.1.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

3.1.2
Certificate of Amendment of Certificate of Incorporation of Norris Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

3.2	Bylaws of the Company, filed as Exhibit C to the Company’s July 3, 1996 Proxy Statement.

3.3
Certificate of Designation of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock filed with the State of Delaware on September 19, 1997 and filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K dated October 3, 1997.

3.4
Certificate of Designation of Preferences, Rights and Limitations of Series B Redeemable Convertible Preferred Stock filed with the State of Delaware on June 24, 1999, and filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-KSB dated March 31, 1999.

3.5
Certificate of Designation of Preferences, Rights and Limitations of Series C Redeemable Convertible Preferred Stock filed with the State of Delaware on October 4, 2000 and filed as Exhibit 3.5 to the Company’s Registration Statement on Form S-3 dated November 3, 2000.

3.6
Certificate of Designation of Preferences, Rights and Limitations of Series D preferred stock filed with the State of Delaware on December 23, 2002 and filed as Exhibit 3.6 to the Company’s Current Report on Form 8-K dated December 30, 2002.

3.7
Certificate of Designation of Preferences, Rights and Limitations of Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 21, 2003.

3.8
Certificate of Designation of Preferences, Rights and Limitations of Series EE preferred stock filed with the State of Delaware on November 19, 2004 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 19, 2004.

4.1	Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company’s July 3, 1996 Proxy Statement.

4.1.1
Certificate of Amendment of Certificate of Incorporation of Norris Communications, Inc. filed with the State of Delaware on January 14, 1998 and filed as Exhibit 3.1.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

4.1.2
Certificate of Amendment of Certificate of Incorporation of Norris Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

4.1.3
Certificate of Designation of Preferences, Rights and Limitations of Series D preferred stock filed with the State of Delaware on December 23, 2002 and filed as Exhibit 3.6 to the Company’s Current Report on Form 8-K dated December 30, 2002.

4.1.4
Certificate of Designation of Preferences, Rights and Limitations of Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 21, 2003.

4.1.5
Certificate of Designation of Preferences, Rights and Limitations of Series EE preferred stock filed with the State of Delaware on November 19, 2004 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 19, 2004.

4.2	Bylaws of the Company, filed as Exhibit C to the Company’s July 3, 1996 Proxy Statement.

5.1	Opinion of McConnell, Dunning & Barwick LLP.**

10.1
Lease Agreement between the Company and LBA Industrial Fund - Holding Co. II, Inc. and Innsbruck Holdings, L.P. dated March 3, 2006 and filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

10.2
Common Stock Purchase Agreement between the Company and Fusion Capital Fund II, LLC dated as of January 2, 2007 and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 8, 2007.

10.3
Registration Rights Agreement between the Company and Fusion Capital Fund II, LLC dated as of January 2, 2007 and filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 8, 2007.

21.1	List of subsidiaries, filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

23.1	Consent of McConnell, Dunning & Barwick LLP, included in Exhibit 5.1.**

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm.*

24.1	Power of Attorney, included on signature page.**

* Except as otherwise indicated above, each exhibit marked with an asterisk is filed concurrently herewith. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above

** Previously filed as an exhibit to this Registration Statement on Form S-1.